UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BWC Financial Corp.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Not applicable

(2)	Aggregate number of securities to which transaction applies: Not applicable

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): Not applicable

(4)	Proposed maximum aggregate value of transaction: $170,862,330

(5)	Total fee paid: $18,282.27

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(4)	Date Filed:

Subject to Completion, dated                     , 2006

BWC FINANCIAL CORP

1400 CIVIC DRIVE

WALNUT CREEK, CALIFORNIA 94596

                    , 2006

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of BWC Financial Corp (the “Company” or “BWC Financial”) at [4:00] p.m. on [Tuesday, September 26, 2006]. At the meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger dated as of May 20, 2006, as amended on August [    ], 2006 (the “Merger Agreement”), by and among First Republic Bank (“First Republic”), BWC Financial Corp (“BWC Financial”) and Bank of Walnut Creek (the “Bank”), pursuant to which BWC Financial Corp and Bank of Walnut Creek would be merged with and into First Republic (the “Merger”).

If the Merger is approved and completed, you will receive 0.97 shares of First Republic common stock for each share of BWC Financial common stock that you own at the closing date. This exchange ratio will not be adjusted for any changes in the market price of First Republic common stock. Notwithstanding any of the above, if you are a Participant (“ESOP Participant”) in BWC Financial’s Employee Stock Ownership and Savings Plan (the “ESOP”), you will have the right to elect (for each share of BWC Financial held in your ESOP account (each such share, an “ESOP Share”)) to receive a cash payment in lieu of the 0.97 shares of First Republic common stock.

First Republic common stock is traded on the New York Stock Exchange under the symbol “FRC.” On August 10, 2006, First Republic common stock closed at $41.29 per share. Based on that closing price, a BWC Financial shareholder would receive First Republic common stock with a value of $40.05 for each share of BWC Financial common stock.

We cannot complete the Merger unless holders of a majority of the outstanding shares of BWC Financial common stock vote to approve it. Whether or not you plan to be present at the meeting, please sign and return your proxy as soon as possible in the enclosed self-addressed envelope so that your vote will be recorded. Your vote is very important.

We encourage you to read the accompanying proxy statement carefully because it explains the proposed Merger, the documents related to the Merger and other related matters. You can also obtain other information about First Republic from documents that they have filed with the Federal Deposit Insurance Corporation. COMPLETION OF THE PROPOSED MERGER INVOLVES CERTAIN RISKS AND UNCERTAINTIES DESCRIBED IN THE “RISK FACTORS” SECTION OF THIS DOCUMENT ON PAGE     .

The BWC Financial board of directors has determined that the Merger is advisable, fair to and in the best interests of BWC Financial and its shareholders. ACCORDINGLY, THE BWC FINANCIAL BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT YOU VOTE TO APPROVE IT AS WELL.

Very truly yours,

James L. Ryan

Chairman

NEITHER THIS TRANSACTION NOR THE SECURITIES OF FIRST REPUBLIC HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OF FIRST REPUBLIC COMMON STOCK TO BE RECEIVED IF THE MERGER IS APPROVED AND COMPLETED ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF FIRST REPUBLIC OR BWC FINANCIAL OR ANY SUBSIDIARY OF ANY OF THE PARTIES AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, AND ARE SUBJECT TO INVESTMENT RISK, INCLUDING POSSIBLE LOSS OF PRINCIPAL.

THE DATE OF THIS DOCUMENT IS [AUGUST 28], 2006, AND IT IS FIRST BEING MAILED TO SHAREHOLDERS OF BWC FINANCIAL ON OR ABOUT [AUGUST 30], 2006.

THE FIRST REPUBLIC COMMON STOCK IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND, IF THE MERGER IS APPROVED AND COMPLETED, WILL BE ISSUED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SECTION 3(A)(2) OF THE SECURITIES ACT. NONE OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, THE COMMISSIONER OF FINANCIAL INSTITUTIONS OF NEVADA’S DEPARTMENT OF BUSINESS AND INDUSTRY OR THE FEDERAL DEPOSIT INSURANCE CORPORATION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

ADDITIONAL INFORMATION

This proxy statement incorporates important business and financial information about BWC Financial and First Republic from other documents that are not included in or delivered with this proxy statement. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this proxy statement, without charge, by requesting them in writing or by telephone from the appropriate company at one of the following addresses:

BWC Financial Corp	First Republic Bank

Chief Financial Officer Bank of Walnut Creek 1400 Civic Drive Walnut Creek, CA 94596 (925) 932-5353	Chief Financial Officer First Republic Bank 111 Pine Street San Francisco, CA 94111 (415) 392-1400

If you would like to request any documents, please do so by [September 13], 2006 in order to receive them before the special meeting of BWC Financial shareholders.

See “Where You Can Find Additional Information” on page 60.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held [Tuesday, September 26], 2006

TO THE SHAREHOLDERS OF BWC FINANCIAL CORP

NOTICE IS HEREBY GIVEN that the special meeting of Shareholders of BWC Financial Corp (“BWC Financial”), will be held at [4:00] p.m. on [Tuesday, September 26], 2006 at [                    ] for the following purposes:

1. to vote upon a proposal to approve an Agreement and Plan of Merger dated as of May 20, 2006, as amended on August 10, 2006 (“Merger Agreement”) by and among First Republic Bank (“First Republic”), BWC Financial and Bank of Walnut Creek (the “Bank”), pursuant to which BWC Financial and Bank of Walnut Creek would be merged with and into First Republic; and

2. to transact such other business as may properly come before the meeting or any adjournment of the meeting.

Pursuant to the Bylaws, the Board of Directors has fixed the close of business on [August 15], 2006 as the record date for the determination of shareholders entitled to receive notice of and to vote at the special meeting.

Holders of a majority of the outstanding shares of BWC Financial’s common stock must be present either in person or by proxy in order for the special meeting to be held and it is important that your shares be represented regardless of the number of shares that you hold.

The list of the shareholders entitled to vote at the special meeting will be available during ordinary business hours, at BWC Financial’s principal business offices, located at 1400 Civic Drive, Walnut Creek, California 94596, beginning on [August 30,] 2006. The shareholder list will also be available at the special meeting.

The above matters are described in detail in the accompanying proxy statement.

By Order of the Board of Directors

James L. Ryan, Chairman

Walnut Creek, California

[August 28], 2006

PLEASE VOTE PROMPTLY BY MAIL, [TELEPHONE OR INTERNET] REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF VOTING BY MAIL, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE (WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES). IF YOU DO ATTEND THE SPECIAL MEETING AND DESIRE TO WITHDRAW YOUR PROXY AND VOTE IN PERSON, YOU MAY DO SO.

Page(s)

PROXY STATEMENT OF BWC FINANCIAL CORP	1

QUESTIONS AND ANSWERS ABOUT VOTING ON THE MERGER	1

SUMMARY	3

THE COMPANIES: INFORMATION REGARDING FIRST REPUBLIC AND BWC FINANCIAL (PAGES AND )	3

STRUCTURE OF THE MERGER: BWC FINANCIAL SHAREHOLDERS WILL RECEIVE 0.97 SHARES OF FIRST REPUBLIC COMMON STOCK IN THE MERGER (PAGE )	3

BWC FINANCIAL’S REASONS FOR THE MERGER (PAGE )	3

CONDITIONS THAT MUST BE SATISFIED FOR THE MERGER TO OCCUR (PAGE )	4

BOARD RECOMMENDATION: BWC FINANCIAL BOARD RECOMMENDS SHAREHOLDER APPROVAL (PAGE )	4

OPINION OF FINANCIAL ADVISOR: FINANCIAL ADVISOR GIVES OPINION THAT THE EXCHANGE RATIO IS FAIR TO BWC FINANCIAL SHAREHOLDERS (PAGE )	4

RECORD DATE AND REQUIRED VOTE FOR APPROVAL OF MERGER (PAGE )	4

TERMINATION OF THE MERGER AGREEMENT (PAGE )	5

MERGER EXPENSES; LIQUIDATED DAMAGES IF THE MERGER IS NOT COMPLETED (PAGE )	5

INTERESTS OF CERTAIN OFFICERS AND DIRECTORS IN THE MERGER (PAGE )	6

TAX CONSEQUENCES: THE MERGER IS INTENDED TO BE A TAX-FREE TRANSACTION IN WHICH BWC FINANCIAL SHAREHOLDERS WILL NOT RECOGNIZE GAIN OR LOSS (PAGE )	6

REGULATORY APPROVALS WE MUST OBTAIN FOR THE MERGER TO OCCUR (PAGE )	7

DISSENTERS' RIGHTS OF APPRAISAL (PAGE AND APPENDIX D)	7

COMPARATIVE MARKET PRICE DATA (PAGE )	7

SELECTED FINANCIAL INFORMATION ABOUT FIRST REPUBLIC	8

SELECTED FINANCIAL INFORMATION ABOUT BWC FINANCIAL	10

SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA	12

COMPARATIVE PER COMMON SHARE DATA	14

RISK FACTORS	15

BECAUSE THE MARKET PRICE OF FIRST REPUBLIC COMMON STOCK WILL FLUCTUATE, BWC FINANCIAL SHAREHOLDERS CANNOT BE SURE OF THE VALUE OF THE MERGER CONSIDERATION THEY WILL RECEIVE.	15

THE MARKET PRICE OF FIRST REPUBLIC COMMON STOCK AFTER THE MERGER MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE CURRENTLY AFFECTING THE SHARES OF FIRST REPUBLIC OR BWC FINANCIAL.	15

BWC FINANCIAL WILL BE SUBJECT TO BUSINESS UNCERTAINTIES AND CONTRACTUAL RESTRICTIONS WHILE THE MERGER IS PENDING.	15

THE COMBINED LOAN PORTFOLIOS MAY NOT PERFORM AS EXPECTED.	16

i

Page(s)
THERE MAY BE DIFFICULTIES INTEGRATING BANK OF WALNUT CREEK INTO FIRST REPUBLIC AND IN ACHIEVING ANY COST SAVINGS.	16

FLUCTUATIONS IN INTEREST RATES MAY NEGATIVELY IMPACT THE BANKING BUSINESS.	16

ADDITIONAL SHARES OF FIRST REPUBLIC COMMON STOCK COULD BE ISSUED THAT COULD RESULT IN A DECLINE IN THE MARKET PRICE OF THE STOCK.	16

CHANGES IN GOVERNMENT REGULATION AND MONETARY POLICY MAY UNFAVORABLY IMPACT FIRST REPUBLIC.	17

SOME OF THE DIRECTORS AND OFFICERS OF BWC FINANCIAL MAY HAVE INTERESTS AND ARRANGEMENTS THAT MAY HAVE INFLUENCED THEIR DECISIONS TO SUPPORT OR RECOMMEND THAT YOU APPROVE THE MERGER.	17

THERE IS INTENSE COMPETITION FOR LOANS AND DEPOSITS.	17

FIRST REPUBLIC MAY ENGAGE IN FURTHER EXPANSION THROUGH NEW BRANCH OPENINGS OR ACQUISITIONS, WHICH COULD ADVERSELY AFFECT NET INCOME.	18

INFORMATION REGARDING FORWARD LOOKING STATEMENTS	19

BWC FINANCIAL SHAREHOLDER SPECIAL MEETING	19

GENERAL: DATE, TIME AND PLACE OF MEETING	19

PURPOSE OF THE MEETING	19

THE BOARD OF DIRECTORS OF BWC FINANCIAL, BY UNANIMOUS VOTE, APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT.	20

RECORD DATE AND VOTING RIGHTS	20

VOTE REQUIRED	20

VOTING BY PROXY	20

REVOCABILITY OF PROXY	20

ADJOURNMENTS	21

SOLICITATION OF PROXIES	21

THE MERGER	21

GENERAL	21

BACKGROUND OF THE MERGER	22

BWC FINANCIAL’S REASONS FOR THE MERGER	22

FIRST REPUBLIC’S REASONS FOR THE MERGER	24

OPINION OF BWC FINANCIAL’S FINANCIAL ADVISOR	24

REGULATORY APPROVALS REQUIRED	33

NEW YORK STOCK EXCHANGE LISTING	34

INTERESTS OF CERTAIN OFFICERS AND DIRECTORS IN THE MERGER	34

EMPLOYMENT AGREEMENTS WITH MR. MANTOR AND MS. HEAD	34

EFFECT ON BWC FINANCIAL’S EMPLOYEE BENEFIT PLANS	35

ACCOUNTING AND TAX TREATMENT	35

CERTAIN FEDERAL INCOME TAX CONSEQUENCES	35

DISSENTERS’ RIGHTS OF APPRAISAL	36

RESALES OF FIRST REPUBLIC COMMON STOCK	38

PROXY STATEMENT OF BWC FINANCIAL CORP

This proxy statement is being furnished to shareholders in connection with the solicitation of proxies by the board of directors of BWC Financial to be voted at the special meeting to be held at [                    ], on [September 26], 2006 at [4:00] P.M., local time. This proxy statement and the accompanying notice of special meeting and proxy card are first being mailed to shareholders on or about [August 30], 2006.

QUESTIONS AND ANSWERS ABOUT VOTING ON THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting for the proposed Merger with First Republic pursuant to the Merger Agreement. These questions and answers may not address all questions that may be important to you as a BWC Financial shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to in this proxy statement.

Q:	WHAT VOTE IS REQUIRED FOR THE SHAREHOLDERS TO APPROVE THE MERGER?

A:	In order for the Merger to be approved, holders of a majority of the outstanding shares of BWC Financial common stock must vote FOR the Merger.

BECAUSE THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF BWC FINANCIAL COMMON STOCK ENTITLED TO VOTE AT THE SPECIAL MEETING IS NEEDED TO APPROVE THE MERGER, THE FAILURE TO VOTE BY PROXY OR IN PERSON OR AN ABSTENTION WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

Q:	HOW DO I VOTE?

A:	Simply indicate on your proxy card how you want to vote and then sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A:	Your broker will not vote your shares for you unless you provide instructions to your broker on how to vote. It is important, therefore, that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you fail to instruct your broker how to vote your shares, the effect will be the same as a vote against the Merger Agreement.

Q:	CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. If your shares are held in your name you may do this in one of three ways. First, you may send a written notice stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to BWC Financial, 1400 Civic Drive, Walnut Creek, CA 94596, Attn: Leland Wines in time so that the Company receives it before the vote at the special meeting. Third, you may attend the meeting and vote in person if you tell the Secretary that you want to cancel your proxy and vote in person. Simply attending the special meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at the meeting.

Q:	WHY IS THE BWC FINANCIAL BOARD OF DIRECTORS RECOMMENDING THE MERGER?

A:	Our board believes that the Merger is fair to and in the best interests of BWC Financial and its shareholders. To review our board’s reasons for recommending the Merger, see pages through .

Q:	SHOULD I SEND IN MY CERTIFICATES NOW?

A:	No. After the Merger is completed, we will send BWC Financial shareholders written instructions for exchanging your stock certificates.

Q:	WHEN DO YOU EXPECT THIS MERGER TO BE COMPLETED?

A:	We are working toward completing the Merger as quickly as possible. We currently expect to complete the Merger in the fourth quarter of 2006.

Q:	WHO CAN HELP ANSWER MY QUESTIONS?

A:	If you have questions about the special meeting or the Merger after reading this proxy statement, you should call Leland Wines at (925) 932-5353.

SUMMARY

This summary, together with the “Questions and Answers” on the preceding pages, highlights selected important information from this proxy statement. To understand the Merger fully and for a more complete description of the legal terms of the Merger, you should carefully read this entire document and the other information available to you. See “Where You Can Find Additional Information” on page     . The page references in parentheses direct you to more complete descriptions of the topics presented in this summary.

THE COMPANIES: INFORMATION REGARDING FIRST REPUBLIC AND BWC FINANCIAL (PAGES      AND     )

First Republic Bank

111 Pine Street

San Francisco, CA 94111

www.firstrepublic.com

(415) 392-1400

First Republic began operation in 1985 and currently has 38 office locations in California, Nevada, New York, Massachusetts, Connecticut, Hawaii, Oregon and Washington. At June 30, 2006 on a consolidated basis, First Republic had total assets of $10.4 billion, deposits of $7.6 billion and total stockholders’ equity of $618.3 million. First Republic common stock trades on the New York Stock Exchange under the symbol “FRC”.

BWC Financial

Bank of Walnut Creek

1400 Civic Drive

Walnut Creek, CA 94596

www.bowc.com

(925) 932-5353

BWC Financial is a California corporation incorporated in 1981. It is a registered bank holding company. Its wholly owned subsidiary Bank of Walnut Creek is a state banking corporation licensed by the California Department of Financial Institutions as a commercial bank. Bank of Walnut Creek was established in 1979 and conducts a general commercial banking business through its main office and six other full service branches. At June 30, 2006, on a consolidated basis, BWC Financial had assets of $570.0 million, deposits of $422.0 million, and shareholders’ equity of $54.8 million. BWC Financial common stock trades on the Nasdaq National Exchange under the symbol “BWCF”.

STRUCTURE OF THE MERGER: BWC FINANCIAL SHAREHOLDERS WILL RECEIVE 0.97 SHARES OF FIRST REPUBLIC COMMON STOCK IN THE MERGER (PAGE     )

If the Merger is approved and completed, you will receive 0.97 shares of First Republic common stock for each share of BWC Financial common stock that you hold, subject to certain possible adjustments. No fractional shares will be issued. For example, if you hold 1,150 shares of BWC Financial common stock, you will have the right to receive 1,115 shares of First Republic common stock in the Merger. Because no fractional shares will be issued, in this example you would also receive a check in an amount equal to 0.50 of a share multiplied by the average of the closing prices of the First Republic common stock for the ten trading days ending on the “closing date,” the date on which the transactions relating to the Merger are completed.

BWC FINANCIAL’S REASONS FOR THE MERGER (PAGE     )

BWC Financial has entered into the Merger Agreement because its board of directors believes that the combined company will have several advantages over its existing independent operations (such as potential economies of scale) and that its shareholders will benefit from such advantages. These considerations include, but are not limited to, the complementary geographic distribution of First Republic’s and BWC Financial’s offices, the ability of a combined, larger institution to compete in the banking environment and to leverage overhead costs, the increased ability to serve the communities served by BWC Financial and First Republic through a larger network of related bank offices, and the value of the consideration offered by First Republic and the prospects for enhanced value of the combined entity in the future. The BWC Financial board of directors believes its shareholders will also benefit from the relatively greater market liquidity of First Republic common stock.

CONDITIONS THAT MUST BE SATISFIED FOR THE MERGER TO OCCUR (PAGE     )

Before the Merger can be completed, a number of conditions must be satisfied. These include:

•	approval of the Merger Agreement by the BWC Financial shareholders,

•	receipt of all required regulatory approvals, (See Regulatory Approvals Required page. )

•	absence of material adverse changes in the parties, and

•	absence of any orders suspending the listing application to the New York Stock Exchange for the shares to be issued to the BWC Financial shareholders.

BOARD RECOMMENDATION: BWC FINANCIAL BOARD RECOMMENDS SHAREHOLDER APPROVAL (PAGE     )

BWC Financial’s board of directors believes that the Merger is in the best interests of the Company and its shareholders. The directors have unanimously approved the Merger Agreement and recommend that the shareholders vote “FOR” approval of the Merger Agreement.

OPINION OF FINANCIAL ADVISOR: FINANCIAL ADVISOR GIVES OPINION THAT THE EXCHANGE RATIO IS FAIR TO BWC FINANCIAL SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW (PAGE     )

In deciding to approve the Merger, the BWC Financial board of directors considered the opinion of its financial advisor, Sandler O’Neill & Partners L.P. (“Sandler O’Neill”), dated as of May 19, 2006, about the fairness of the exchange ratio to BWC Financial shareholders from a financial point of view. This opinion is attached as Appendix A to this document. We encourage you to read it carefully. Under an agreement with BWC Financial, Sandler O’Neill will receive a fee of approximately $1,768,000 if the Merger closes. Sandler O’Neill provided its opinion for the information and assistance of BWC Financial’s board of directors in connection with their consideration of the Merger. The opinion is not intended to be, and does not constitute, a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger Agreement.

RECORD DATE AND REQUIRED VOTE FOR APPROVAL OF MERGER (PAGE     )

If you owned shares of BWC Financial common stock at the close of business on [August 15, 2006], the “record date” for the special meeting, you are entitled to vote at the BWC Financial special meeting. You have one vote for each share of BWC Financial common stock owned on the record date. There are 4,152,446 shares of BWC Financial common stock entitled to be voted.

Approval of the Merger requires the affirmative vote of the majority of the outstanding shares of BWC Financial common stock.

TERMINATION OF THE MERGER AGREEMENT (PAGE     )

Either First Republic or BWC Financial may terminate the Merger Agreement without completing it, even after the shareholders of BWC Financial have approved the Merger, under specified circumstances, including:

•	by mutual consent of both parties;

•	if a final decree is issued by a Governmental Entity enjoining or prohibiting the transaction;

•	if the BWC Financial shareholders fail to approve the adoption of the Merger Agreement by the required vote;

•	if a party breaches any representation, warranty covenant or agreement that gives rise to the failure of certain conditions precedent and fails to cure the breach within the agreed time;

•	after January 1, 2007, if the Merger has not been consummated by then, unless the failure to consummate the Merger was due to the failure of the party requesting termination to perform an obligation under the Agreement; or

•	under specified circumstances, in connection with the acceptance of a superior acquisition proposal by the board of directors of BWC Financial.

First Republic may terminate the Merger Agreement if

•	BWC Financial’s board of directors fails to recommend the Merger, changes or plans to change its positive recommendation of the Merger, approves or recommends an acquisition proposal other than the Merger, enters or plans to enter into agreements for another acquisition proposal, or recommends that BWC Financial shareholders tender their shares in connection with an offer that is not made by First Republic;

•	BWC Financial breaches its obligations under the Merger Agreement with respect to the solicitation and consideration of offers other than the Merger.

BWC Financial may terminate the Merger Agreement if BWC Financial’s board of directors authorizes BWC Financial, subject to complying with the terms of the Merger Agreement, to enter into a written agreement with respect to a superior acquisition proposal by a third party provided that:

•	BWC Financial’s board of directors complies with the provisions of the Merger Agreement relating to the non-solicitation of competing acquisition proposals and in responding to unsolicited acquisition proposals;

•	Before taking any action BWC Financial promptly gives First Republic notice of its decision to take such action, the notice specifies the material terms and conditions of the superior acquisition proposal and identifies the person making such superior acquisition proposal, and BWC Financial gives First Republic at least five business days to propose revisions to the Merger Agreement in response to the superior acquisition proposal and BWC Financial negotiates in good faith with First Republic with respect to such proposed revisions;

•	BWC Financial board of directors reasonably determines in good faith that it is necessary to terminate the Merger Agreement in order to comply with its fiduciary duties under applicable law; and

•	BWC Financial pays a termination fee to First Republic as described below.

MERGER EXPENSES; TERMINATION FEE IF THE MERGER IS NOT COMPLETED (PAGE     )

Generally, each party has agreed to bear its own expenses in this transaction. BWC Financial will bear the cost of distributing these proxy materials and of conducting the meeting of its shareholders.

First Republic will pay the fees and costs related to the listing of the shares of First Republic common stock for trading on the New York Stock Exchange.

BWC Financial is required to pay First Republic a termination fee of $7.0 million plus expenses of First Republic related to the Merger under the following circumstances:

•	if First Republic terminates the Merger Agreement because BWC Financial’s board of directors fails to recommend the Merger, adversely alters or modifies its favorable recommendation, approves or recommends an acquisition proposal other than the Merger, enters or plans to enter into agreements for another acquisition proposal, or recommends that BWC Financial shareholders tender their shares in connection with an offer that is not made by First Republic;

•	if First Republic terminates the Merger Agreement because BWC Financial breaches its obligations under the Merger Agreement with respect to the solicitation and consideration of offers other than the Merger;

•	if BWC Financial terminates the Merger Agreement in connection with the acceptance of a superior acquisition proposal by the BWC Financial’s board of directors that is deemed necessary to fulfill its fiduciary duties as discussed above;

•	if there is a publicly known acquisition proposal other than the Merger, and the Merger Agreement is later terminated because of BWC Financial shareholders’ failure to approve the Merger or because the Merger is not consummated in time because of BWC Financial’s actions, and BWC Financial enters into or completes an acquisition proposal within 12 months after termination of the Merger Agreement.

INTERESTS OF CERTAIN OFFICERS AND DIRECTORS IN THE MERGER (PAGE     )

When considering the recommendation of the board of directors of BWC Financial to approve the Merger Agreement, you should be aware that certain officers and directors of BWC Financial have certain interests in, and will receive benefits as a consequence of, the Merger that are different from, or in addition to, their benefits as BWC Financial shareholders generally. These interests include:

•	Certain officers and directors of BWC Financial will be appointed to an advisory board of First Republic for a period of at least one year. The purpose of the advisory board is to assist First Republic with business development in the Bank of Walnut Creek business area. Persons on the advisory Board will be paid for the meetings they attend.

•	James L. Ryan, Leland Wines, Tom Mantor and Andrea Head, each an executive officer of Bank of Walnut Creek, are parties to existing agreements that would result in substantial payments to them in case the Merger is completed and their employment with BWC Financial is terminated. The parties anticipate that James Ryan and Leland Wines will not be hired by First Republic beyond an initial consulting period to assist in the transition and therefore will receive the severance payments described in their agreements (see page. ). It is anticipated that Tom Mantor and Andrea Head will enter into new employment agreements with First Republic that will supersede their existing agreements with BWC Financial and eliminate the right to such substantial payments regarding this Merger, but there can be no assurance that this will occur.

TAX CONSEQUENCES: THE MERGER IS INTENDED TO BE A TAX-FREE TRANSACTION IN WHICH BWC FINANCIAL SHAREHOLDERS WILL NOT RECOGNIZE GAIN OR LOSS (PAGE     )

The Merger is intended to be a tax-free reorganization so that neither First Republic nor BWC Financial nor their respective shareholders will recognize any gain or loss for federal income tax purposes, except for the cash that BWC Financial shareholders will receive instead of fractional shares, the cash received in place of unexercised stock options held by BWC Financial employees and directors, or the cash received in exchange for ESOP Shares. YOU SHOULD CONSULT YOUR TAX ADVISER ON HOW SPECIFIC TAX CONSEQUENCES OF THE MERGER APPLY TO YOU.

REGULATORY APPROVALS WE MUST OBTAIN FOR THE MERGER TO OCCUR (PAGE     )

The Merger requires the prior approval of the Federal Deposit Insurance Corporation, the California Department of Financial Institutions and the Commissioner of the Financial Institutions Division of the Nevada Department of Business and Industry.

DISSENTERS’ RIGHTS OF APPRAISAL (PAGE      AND APPENDIX D)

If you hold BWC Financial common stock you may be entitled to cash equal to the fair value of your BWC Financial shares before announcement of the Merger if you perfect your dissenters’ rights. You will be entitled to dissenters’ rights only if you vote against the Merger, you submit an appropriate demand before the meeting is held, and holders of at least 5% of the outstanding shares of BWC Financial common stock have perfected their dissenters’ rights in accordance with Chapter 13 of the California General Corporation Law.

COMPARATIVE MARKET PRICE DATA (PAGE     )

The following table sets forth historical per share market price for First Republic common stock and BWC Financial common stock and the equivalent pro forma market values (i) on May 19, 2006, the last trading day prior to public announcement of the Merger, and (ii) on May 22, 2006, the day of the public announcement of the Merger. The market price represents the last sale prices on or before the dates indicated. The equivalent pro forma market price per share of BWC Financial common stock reflects an exchange ratio of 0.97 and assumes a closing price equivalent to the market price for First Republic common stock shown in the table.

	HISTORICAL MARKET PRICE		BWC FINANCIAL EQUIVALENT PRO FORMA MARKET VALUE
	FIRST REPUBLIC	BWC FINANCIAL
May 19, 2006	$43.25	$38.00	$41.95
May 22, 2006	$42.52	$40.35	$41.24

There can be no assurance that the price of First Republic common stock will be the same or greater than the prices shown in the table at the time of the Merger, or at any time after the completion of the Merger. If the Merger is approved and completed, there will be no further public market for BWC Financial common stock. First Republic common stock will continue to be traded on the New York Stock Exchange under the symbol “FRC”.

SELECTED FINANCIAL INFORMATION ABOUT FIRST REPUBLIC

The table below presents selected historical financial information for First Republic as of and for the six months ended June 30, 2006 and 2005, and for each of the years in the five-year period ended December 31, 2005. The financial information as of June 30, 2006 and for the six months ended June 30, 2006 and 2005 were derived from the unaudited consolidated financial statements of First Republic included as part of First Republic’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006, incorporated by reference into this proxy statement. In the opinion of management of First Republic, the financial statements presented in the Form 10-Q for the quarterly period ended June 30, 2006 reflect all adjustments, consisting of normal recurring adjustments, considered necessary for the fair presentation of the consolidated financial position and results of operations for the periods presented. Results for the six months ended June 30, 2006 should not be considered indicative of the results to be expected for the year ending December 31, 2006. Annual historical financial information as of December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and 2003 were derived from the audited consolidated financial statements of First Republic, which are incorporated by reference to First Republic Annual Report on Form 10-K for the fiscal year ended December 31, 2005. The historical financial information as of December 31, 2003, 2002 and 2001 and for the years ended December 31, 2002 and 2001 were derived from audited consolidated financial statements. The annual historical financial information presented below should be read together with the consolidated audited financial statements of First Republic and the notes thereto, included as part of First Republic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 incorporated by reference into this proxy statement. See “Where You Can Find Additional Information” on page     .

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)	AT AND FOR SIX MONTHS ENDED JUNE 30,		AT AND FOR YEAR ENDED DECEMBER 31,
	2006	2005	2005	2004	2003	2002	2001
INCOME STATEMENT DATA:
Interest income	$271,844	$186,980	$423,423	$289,812	$249,983	$244,840	$281,031
Interest expense	129,124	67,068	169,773	87,758	85,210	102,471	155,978

Net interest income	142,720	119,912	253,650	202,054	164,773	142,369	125,053
Provision for loan losses	—	2,000	4,000	5,000	7,000	6,500	1,400

Net interest income after provision for loan losses	142,720	117,912	249,650	197,054	157,773	135,869	123,653
Noninterest income	38,431	36,031	72,913	61,944	64,176	45,300	27,000
Noninterest expense	126,129	103,527	216,616	172,914	148,999	131,448	101,470

Income before minority interest in subsidiaries and income taxes	55,022	50,416	105,947	86,084	72,950	49,721	49,183
Minority interest in subsidiaries	6,541	6,541	13,082	13,087	11,178	8,575	6,246

Income before income taxes	48,481	43,875	92,865	72,997	61,772	41,146	42,937
Provision for income taxes	14,000	15,466	32,038	26,498	24,722	14,745	17,875

Net income	34,481	28,409	60,827	46,499	37,050	26,401	25,062
Dividends on preferred stock	3,740	3,071	6,812	3,956	—	—	—

Net income available to common stockholders	$30,741	$25,338	$54,015	$42,543	$37,050	$26,401	$25,062

PER SHARE DATA:
Basic earnings per common share(1)	$1.20	$1.05	$2.21	$1.83	$1.70	$1.23	$1.24
Diluted earnings per common share(2)	$1.15	$0.99	$2.08	$1.72	$1.61	$1.13	$1.16
Book value(3)	$18.63	$16.39	$17.80	$15.73	$14.21	$12.98	$11.29
Weighted average number of shares outstanding—basic	25,514	24,057	24,436	23,240	21,758	21,430	20,207
Weighted average number of shares outstanding—diluted	26,880	25,654	26,029	24,841	23,221	23,519	21,675
Shares outstanding at period end	27,018	25,494	26,359	24,675	23,346	21,812	20,538

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)	AT AND FOR SIX MONTHS ENDED JUNE 30,		AT AND FOR YEAR ENDED DECEMBER 31,
	2006	2005	2005	2004	2003	2002	2001
BALANCE SHEET DATA:
Cash and investment securities	$2,183,345	$1,510,415	$1,791,496	$954,967	$807,535	$822,135	$581,354
Loans, net	7,385,181	5,969,342	6,620,968	5,430,099	4,453,785	3,682,592	3,191,289
Total assets	10,380,347	8,441,586	9,319,910	7,422,997	6,002,943	4,854,695	4,197,626
Total deposits	7,632,975	6,213,701	7,019,048	5,604,582	4,582,896	3,626,149	3,238,108
Federal Home Loan Bank advances	1,752,500	1,413,000	1,429,500	1,068,000	829,000	740,500	574,500
Other liabilities	164,262	69,582	74,882	84,961	46,838	45,630	34,415
Subordinated debentures and notes	63,770	63,770	63,770	63,770	63,770	70,237	70,252
Minority interest in subsidiaries	148,590	148,590	148,590	148,590	148,740	89,000	48,500
Total stockholders’ equity	$618,250	$532,943	$584,120	$453,094	$331,699	$283,179	$231,851

SELECTED PERFORMANCE RATIOS:
Return on average assets(4)	0.72%	0.73%	0.73%	0.69%	0.68%	0.58%	0.63%
Return on average equity(4)	12.63%	12.53%	12.63%	11.81%	12.07%	10.01%	11.53%
Net interest margin	3.25%	3.35%	3.33%	3.24%	3.21%	3.25%	3.25%
Average net loans as a percentage of average deposits	88.87%	94.43%	94.14%	99.64%	102.64%	98.80%	113.00%
Average total stockholders’ equity as a percentage of average total assets	6.26%	6.44%	6.39%	6.23%	5.65%	5.79%	5.48%

SELECTED ASSET QUALITY RATIOS:
Net loan recoveries (charge-offs) as a percentage of average total loans(4)	0.05%	0.003%	0.02%	-0.01%	-0.10%	-0.01%	-0.02%
Allowance for loan losses to total loans	0.59%	0.63%	0.60%	0.65%	0.70%	0.77%	0.71%

CAPITAL RATIOS:(5)
Tier 1 risk-based	10.01%	11.35%	11.06%	10.19%	9.18%	9.59%	9.33%
Total risk-based	11.61%	13.27%	12.83%	12.71%	13.21%	13.45%	12.79%
Leverage	6.94%	7.56%	7.17%	6.90%	6.11%	5.98%	5.90%

NOTES:

(1)	Represents net income available to common stockholders divided by the weighted average number of common stock shares outstanding for the respective period.
(2)	Represents net income available to common stockholders, adjusted for the dividends on convertible preferred stock issued by First Republic’s subsidiary, divided by the average number of shares of common stock and common stock-equivalents outstanding for the respective period.
(3)	Represents common stockholders’ equity divided by the number of common stock shares outstanding at the end of the period indicated.
(4)	Six months’ data is annualized.
(5)	Risk-based and leverage capital ratios are defined in “Capital Standards” on page .

SELECTED FINANCIAL INFORMATION ABOUT BWC FINANCIAL

The table below presents selected historical financial information for BWC Financial as of and for the six months ended June 30, 2006 and 2005, and for each of the years in the five-year period ended December 31, 2005. The financial information has been recast to reflect the financial position and results of operations of BWC Mortgage Services as discontinued operations. The financial information as of June 30, 2006 and for the six months ended June 30, 2006 and 2005 were derived from the unaudited consolidated financial statements of BWC Financial included as part of BWC Financial’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006, incorporated by reference in this proxy statement. In the opinion of management of BWC Financial, the financial statements presented in the Form 10-Q for the quarterly period ended June 30, 2006 reflect all adjustments, consisting of normal recurring adjustments, considered necessary for the fair presentation of the consolidated financial position and results of operations for the periods presented. Results for the six months ended June 30, 2006 should not be considered indicative of the results to be expected for the year ending December 31, 2006. Annual historical financial information as of December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and 2003 were derived from the audited consolidated financial statements of BWC Financial which are incorporated by reference to BWC Financial Annual Report on Form 10-K for the fiscal year ended December 31, 2005. The historical financial information as of December 31, 2003, 2002 and 2001 and for the years ended December 31, 2002 and 2001 were derived from the audited consolidated financial statements. The annual historical financial information presented below should be read together with the consolidated audited financial statements of BWC Financial, and the notes thereto included as part of BWC Financial’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 incorporated by reference into this Proxy Statement. See “Where You Can Find Additional Information” on page     .

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)	AT AND FOR SIX MONTHS ENDED JUNE 30,		AT AND FOR YEAR ENDED DECEMBER 31,
	2006	2005	2005	2004	2003	2002	2001
INCOME STATEMENT DATA:
Interest income	$20,258	$15,904	$34,199	$27,470	$25,716	$25,418	$30,886
Interest expense	5,332	3,092	7,161	4,376	3,916	5,007	8,597

Net interest income	14,926	12,812	27,038	23,094	21,800	20,411	22,289
Provision for loan losses	—	—	—	975	1,500	1,200	1,600

Net interest income after provision for loan losses	14,926	12,812	27,038	22,119	20,300	19,211	20,689
Noninterest income	1,154	1,170	2,403	2,554	2,615	2,420	2,175
Noninterest expense	9,402	8,300	16,595	16,529	16,449	15,412	14,898

Income from continuing operations before income taxes	6,678	5,682	12,846	8,144	6,466	6,219	7,966
Provision for income taxes	2,514	2,231	4,956	3,059	2,393	2,233	2,933

Income from continuing operations	4,164	3,451	7,890	5,085	4,073	3,986	5,033
Income from operations of discontinued subsidiary, net of taxes	50	211	756	628	726	602	431

Net income	$4,214	$3,662	$8,646	$5,713	$4,799	$4,588	$5,464

PER SHARE DATA:
Basic EPS—continuing operations(1)	$1.01	$0.82	$1.89	$1.19	$0.94	$0.95	$1.21
Diluted EPS—continuing operations(2)	$1.00	$0.81	$1.86	$1.18	$0.94	$0.91	$1.10
Book value(3)	$13.21	$11.63	$12.37	$11.18	$10.42	$9.59	$9.29
Weighted average number of shares outstanding—basic	4,133	4,213	4,183	4,281	4,316	4,182	4,154
Weighted average number of shares outstanding—diluted	4,181	4,270	4,243	4,316	4,337	4,373	4,559
Shares outstanding at period end	4,152	4,171	4,129	4,228	4,300	4,380	4,116

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)	AT AND FOR SIX MONTHS ENDED JUNE 30,		AT AND FOR YEAR ENDED DECEMBER 31,
	2006	2005	2005	2004	2003	2002	2001
BALANCE SHEET DATA:
Cash and investment securities	$118,883	$121,354	$123,358	$99,054	$108,155	$94,134	$107,758
Loans, net	435,206	384,928	395,479	373,012	330,427	303,583	276,064
Total assets	569,966	551,688	541,797	501,358	457,156	409,466	395,057
Total deposits	422,038	415,478	421,176	392,939	370,165	340,953	340,469
Federal Home Loan Bank borrowings	63,293	53,998	56,307	43,313	33,352	23,622	12,955
Short-term borrowed funds	27,412	30,107	8,710	14,511	5,071	—	—
Other liabilities	2,387	3,606	4,516	3,314	3,745	2,892	3,381
Total shareholders’ equity	$54,836	$48,499	$51,088	$47,281	$44,823	$41,999	$38,252

SELECTED PERFORMANCE RATIOS:
Return on average assets(4)	1.52%	1.45%	1.61%	1.15%	1.09%	1.13%	1.45%
Return on average equity(4)	15.96%	15.30%	17.69%	12.39%	11.14%	11.59%	14.97%
Net interest margin	5.74%	5.49%	5.49%	5.07%	5.28%	5.44%	6.39%
Average net loans as a percentage of average deposits	98.15%	93.96%	91.23%	89.37%	88.39%	79.02%	79.18%
Average total shareholders’ equity as a percentage of average total assets	9.54%	9.49%	9.12%	9.27%	9.76%	9.78%	9.70%

SELECTED ASSET QUALITY RATIOS:
Net loan charge-offs as a percentage of average total loans	0.02%	0.05%	0.05%	—%	0.24%	0.22%	0.46%

Allowance for loan losses to total loans	1.68%	1.90%	1.86%	2.01%	1.98%	1.93%	1.92%

CAPITAL RATIOS: (5)
Tier 1 risk-based	10.94%	10.34%	10.83%	10.42%	11.18%	11.45%	11.65%
Total risk-based	12.19%	11.56%	12.07%	11.65%	12.42%	12.70%	12.90%
Leverage	9.87%	9.48%	9.23%	9.22%	9.63%	10.04%	9.22%

NOTES:

(1)	Represents net income from continuing operations divided by the average number of shares of common stock outstanding for the respective period.
(2)	Represents net income from continuing operations divided by the average number of shares of common stock and common stock-equivalents outstanding for the respective period.
(3)	Represents shareholders’ equity divided by the number of shares of common stock outstanding at the end of the period indicated.
(4)	Six months’ data is annualized.
(5)	The risk-based and leverage capital ratios are defined in “Capital Standards” on page .

SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

The following selected unaudited pro forma combined condensed financial data gives effect to the Merger of First Republic and BWC Financial based on the historical financial statements of the parties. The unaudited pro forma combined condensed financial data assumes the Merger was effective as of June 30, 2006 for balance sheet data and as of January 1, 2005 for the statement of income data. Share information was calculated using the actual shares of First Republic and applying a pro forma exchange ratio of 0.97 to the shares of BWC Financial.

This selected unaudited pro forma combined condensed financial data should be read in conjunction with the historical financial statements and the related notes of First Republic and BWC Financial [included or incorporated by reference in this document] and the unaudited pro forma combined condensed financial statements of First Republic and BWC Financial beginning on page 44. The unaudited pro forma combined condensed financial statements are being presented for illustrative purposes only. The unaudited pro forma income statement data is not necessarily indicative of operating results which would have been achieved had the Merger been consummated as of the beginning of the first period presented and should not be construed as representative of future operations.

See “Where You Can Find Additional Information” on page     .

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)	AT AND FOR SIX MONTHS ENDED JUNE 30, 2006	AT AND FOR YEAR ENDED DECEMBER 31, 2005
INCOME STATEMENT DATA:
Interest income	$291,807	$457,064
Interest expense	134,508	177,374

Net interest income	157,299	279,690
Provision for loan losses	—	4,000

Net interest income after provision for loan losses	157,299	275,690
Noninterest income	39,585	75,316
Noninterest expense	136,431	235,011

Income before minority interest in subsidiaries and income taxes	60,453	115,995
Minority interest in subsidiaries	6,541	13,082

Income from continuing operations before provision for income taxes	53,912	102,913
Provision for income taxes	15,990	35,819

Income from continuing operations	37,922	67,094
Dividends on preferred stock	3,740	6,812

Net income from continuing operations available to common stockholders	$34,182	$60,282

PER SHARE DATA:
Basic EPS—continuing operations(1)	$1.16	$2.12
Diluted EPS—continuing operations(2)	$1.11	$2.00
Weighted average number of shares outstanding—basic(3)	29,523	28,493
Weighted average number of shares outstanding—diluted(3)	30,936	30,145
Book value(4)	$22.07
Shares outstanding at period end(3)	31,174

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)	AT AND FOR SIX MONTHS ENDED JUNE 30, 2006
BALANCE SHEET DATA:
Cash and investment securities	$2,304,657
Loans, net	7,822,725
Total assets	11,081,505
Total deposits	8,054,657
Federal Home Loan Bank advances and other borrowings	1,842,488
Accrued interest payable and other liabilities	168,949
Subordinated notes	63,770
Minority interest in subsidiaries	148,590
Total shareholders’ equity	$803,051

(1)	Represents net income from continuing operations divided by the average number of shares of common stock outstanding for the respective period.
(2)	Represents net income from continuing operations divided by the average number of shares of common stock and common stock-equivalents outstanding for the respective period.
(3)	All share figures reflect all stock dividends and stock splits.
(4)	Represents shareholders’ equity divided by the number of shares of common stock outstanding at the end of the period indicated.

COMPARATIVE PER COMMON SHARE DATA

The following table sets forth for First Republic and BWC Financial certain historical, pro forma and pro forma per equivalent share financial information. The pro forma and pro forma per equivalent share information give effect to the Merger as if the Merger had been effective as of June 30, 2006 in the case of book value data, and as if the Merger had been effective as of January 1, 2005 in the case of the earnings per share and cash dividends data. The pro forma data in the table assumes that the Merger is accounted for using the purchase method of accounting and represents a current estimate based on available information of the combined company’s historical results of operations. The per equivalent share information is presented based on the exchange ratio of 0.97 shares of First Republic common stock for each share of BWC Financial common stock. The pro forma financial adjustments record the assets and liabilities of BWC Financial at their estimated fair values and are subject to adjustment as additional information becomes available and as additional analyses are performed. The information in the following table is based on, and should be read together with, the historical financial information presented in our prior filings of BWC Financial with the Securities and Exchange Commission and the prior filing’s of First Republic with the Federal Deposit Insurance Corporation as well as the pro forma financial information that appears elsewhere in this proxy statement. See “Additional Information for Shareholders” on page      and “Unaudited Pro Forma Combined Condensed Financial Information” beginning on page     .

The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of possible revenue enhancements, expense efficiencies, asset dispositions, and other factors, that may result as a consequence of the Merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect the historical results of the combined company that actually would have occurred had the Merger been in effect for the periods indicated. Upon completion of the Merger, the operating results of BWC Financial will be reflected in the consolidated financial statements of First Republic on a prospective basis.

	Historical		Pro Forma Combined	Per Equivalent BWC Financial Share
	First Republic	BWC Financial
Net income from continuing operations per common share for the six months ended June 30, 2006:
Basic	$1.20	$1.01	$1.16	$1.04
Diluted	1.15	1.00	1.11	1.03
Net income from continuing operations per common share for the year ended December 31, 2005:
Basic	2.21	1.89	2.12	1.94
Diluted	2.08	1.86	2.00	1.92
Common cash dividends declared
For the six months ended June 30, 2006	0.275	0.20	0.275	0.21
For the year ended December 31, 2005	0.475	0.34	0.475	0.35
Book value per common share
As of June 30, 2006	18.63	13.21	22.07	13.61
As of December 31, 2005	$17.80	$12.37	$—	$—

RISK FACTORS

When deciding whether to vote in favor of the Merger, shareholders of BWC Financial should consider the factors set forth below, as well as the risk and uncertainties relating to the business of First Republic and BWC Financial as set forth in BWC Financial’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006 and First Republic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006, respectively, each of which is incorporated by reference into this proxy statement. The risk factors and uncertainties described below and incorporated herein by reference are not the only ones facing the                 . See “Where You Can Find Additional Information” on page     .

BECAUSE THE MARKET PRICE OF FIRST REPUBLIC COMMON STOCK WILL FLUCTUATE, BWC FINANCIAL SHAREHOLDERS CANNOT BE SURE OF THE VALUE OF THE MERGER CONSIDERATION THEY WILL RECEIVE.

Upon completion of the Merger, each share of BWC Financial common stock will be converted into merger consideration consisting of shares of First Republic common stock pursuant to the terms of the Merger Agreement. The value of the merger consideration to be received by BWC Financial shareholders, therefore, will vary from the closing price of First Republic’s common stock on the date we announced the Merger, the date that this proxy statement is being mailed to BWC Financial shareholders, and the date of the special meeting of BWC Financial shareholders. Any change in the market price of First Republic’s common stock prior to completion of the Merger will affect the value of the merger consideration that BWC Financial shareholders will receive upon completion. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of any party.

Accordingly, at the time of the special meeting, BWC Financial shareholders will not know or be able to calculate the monetary value of consideration they would receive upon completion of the Merger.

THE MARKET PRICE OF FIRST REPUBLIC COMMON STOCK AFTER THE MERGER MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE CURRENTLY AFFECTING THE SHARES OF FIRST REPUBLIC OR BWC FINANCIAL.

First Republic’s current businesses and geographic markets are different from those of BWC Financial, and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations and market price of each of First Republic and BWC Financial. For a discussion of the businesses of First Republic and BWC Financial and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement and referred to under “Where You Can Find Additional Information” on page     .

BWC FINANCIAL WILL BE SUBJECT TO BUSINESS UNCERTAINTIES AND CONTRACTUAL RESTRICTIONS WHILE THE MERGER IS PENDING.

Uncertainty about the effect of the Merger on employees and customers may have an adverse effect on BWC Financial and consequently on First Republic. These uncertainties may impair BWC Financial’s ability to attract, retain and motivate key personnel until the Merger is consummated, and could cause customers and others that deal with BWC to seek to change existing business relationships with BWC Financial. Retention of certain employees may be challenging during the pendency of the Merger, as certain employees may experience uncertainty about their future roles with First Republic. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with First Republic, First Republic’s business following the Merger could be harmed.

THE COMBINED LOAN PORTFOLIOS MAY NOT PERFORM AS EXPECTED.

First Republic’s performance and prospects after the Merger will be dependent to a significant extent on the performance of the combined loan portfolios of First Republic and BWC Financial, and, ultimately, on the financial condition of their respective borrowers and other customers. The existing loan portfolios of the two banks differ to some extent in the types of borrowers, industries and credits represented. In addition, there are differences in the documentation, classifications, credit ratings and management of the portfolios. As a result, First Republic’s overall loan portfolio after the Merger will have a different risk profile than the loan portfolio of either BWC Financial or First Republic before the Merger. The performance of the two loan portfolios will be adversely affected if any of such factors is worse than currently anticipated. In addition, to the extent that present customers of BWC Financial are not retained by First Republic or additional expenses are incurred in retaining them, there could be adverse effects on future consolidated results of operations of First Republic following the Merger. Realization of improvement in profitability is dependent, in part, on the extent to which the revenues of BWC Financial are maintained and enhanced.

THERE MAY BE DIFFICULTIES INTEGRATING BANK OF WALNUT CREEK INTO FIRST REPUBLIC AND IN ACHIEVING ANY COST SAVINGS.

First Republic believes that it will be able to achieve certain savings after the Merger through consolidation of certain operations. However, achieving savings will depend on successfully integrating information systems and personnel while preserving the benefit of Bank of Walnut Creek’s goodwill in the community. There can be no assurance that the combined companies will be able to accomplish the integration in a timely manner or in a manner that will result in any significant savings, or that the integration will not cause some disruption to the relationships with the Bank of Walnut Creek’s customers.

FLUCTUATIONS IN INTEREST RATES MAY NEGATIVELY IMPACT THE BANKING BUSINESS.

Fluctuations in interest rates may negatively impact the banking business. One of First Republic’s primary source of income from operations is net interest income, which is equal to the difference between the interest income received on interest-earning assets (primarily loans and investment securities) and the interest expense incurred in connection with interest-bearing liabilities (primarily deposits and borrowings). Market rates of interest are sensitive to many factors beyond First Republic’s control, including general economic conditions, both domestic and foreign, and the monetary and fiscal policies of various governmental and regulatory authorities. Net interest income can be affected significantly by changes in market interest rates. Over the past approximately 6 months, the yield curve has been flat or inverted, which occurs when short-term market rates rise faster than long-term rates. A flat or inverted yield curve may adversely affect a bank’s earnings.

Some of First Republic’s liquid assets are either fixed-rate, in an intermediate fixed-rate period, have indices that lag market rates or may be at contractual floors. If shorter term market rates rise faster than longer term market rates, the cost of liquid deposits and short term borrowings, which generally move with changes in shorter term market rates, may rise faster than the loan and investment yields causing interest spread compression and negatively impacting net interest income. Notwithstanding First Republic’s underwriting standards that qualify borrowers at rates higher than presently exist, an increase in interest rates could also have a negative impact on First Republic’s results of operation by reducing the ability of borrowers to repay their current loan obligations. These circumstances could result in increased loan defaults, foreclosures and write-offs, as well as further increases to the allowance for loan losses. In addition, fluctuations in interest rates may result in disintermediation, which is the flow of funds out of depository accounts into direct investments that pay a higher rate of return. Disintermediation may necessitate the use of higher cost, alternative funding sources thereby causing further interest spread compression.

ADDITIONAL SHARES OF FIRST REPUBLIC COMMON STOCK COULD BE ISSUED THAT COULD RESULT IN A DECLINE IN THE MARKET PRICE OF THE STOCK.

Shares of First Republic common stock eligible for future sale could have a dilutive effect on the market for First Republic common stock and could adversely affect the market price. As of June 30, 2006, First Republic had granted options to purchase 1,886,774 additional shares of common stock and 846,922 shares were unissued and available for grant under restricted stock plans and 341,636 shares were issuable under deferred compensation plans. The Merger Agreement does not restrict First Republic’s ability to grant additional restricted shares under First Republic’s restricted stock plans, although any additional authorized shares in restricted stock plans would be subject to approval by First Republic stockholders. In addition, First Republic expects to issue approximately 4,027,872 shares in connection with the Merger (assuming no exercise of BWC Financial options before closing and no holders of ESOP Shares elect the cash option), all of which will be immediately eligible for resale in the market. Sales of substantial amounts of First Republic common stock in the public market following the Merger could adversely affect the market price of First Republic common stock. There are no restrictions in the Merger Agreement preventing First Republic from issuing additional shares of First Republic common stock after the Merger. There can be no assurance that the market value of First Republic common stock will not decline after the Merger.

CHANGES IN GOVERNMENT REGULATION AND MONETARY POLICY MAY UNFAVORABLY IMPACT FIRST REPUBLIC.

The banking industry is subject to extensive federal and state supervision and regulation. Such regulation limits the manner in which First Republic conducts its business, undertakes new investments and activities and obtains financing. This regulation is designed primarily for the protection of the deposit insurance funds and consumers, and not to benefit holders of First Republic’s or BWC Financial’s common stock. Financial institution regulation has been the subject of significant legislation in recent years and may be the subject of further significant legislation in the future, none of which is in the control of First Republic or BWC Financial. Significant new laws or changes in existing laws may cause First Republic’s consolidated results to differ materially. Further, federal monetary policy, particularly as implemented through the Federal Reserve System, significantly affects credit conditions for financial institutions, primarily through open market operations in United States government securities, the discount rate for bank borrowings and bank reserve requirements. Any material change in these conditions would be likely to have a material impact on First Republic’s consolidated results of operations.

SOME OF THE DIRECTORS AND OFFICERS OF BWC FINANCIAL MAY HAVE INTERESTS AND ARRANGEMENTS THAT MAY HAVE INFLUENCED THEIR DECISIONS TO SUPPORT OR RECOMMEND THAT YOU APPROVE THE MERGER.

The interests of some of the directors and officers of BWC Financial may be different from those of BWC Financial shareholders. Certain directors and officers of BWC Financial may be participants in arrangements that are different from, or in addition to, those of BWC Financial shareholders. These interests are described in more detail in the section of this proxy statement entitled “Interests of Certain Officers and Directors in the Merger” beginning on page     .

THERE IS INTENSE COMPETITION FOR LOANS AND DEPOSITS.

The banking and financial services business in the market areas that will be served by the combined bank is highly competitive. Competitive pressure is increasing as a result of changes in regulation, changes in technology and product delivery systems and the accelerating pace of consolidation among financial services providers. First Republic and BWC Financial compete for loans, deposits and customers with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions and other nonbank financial service providers. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader array of financial services than First Republic or BWC Financial. There can be no assurance that First Republic will be able to compete effectively in its markets, and the consolidated results of operations of First Republic could be adversely affected if circumstances affecting the nature or level of competition change.

FIRST REPUBLIC MAY ENGAGE IN FURTHER EXPANSION THROUGH NEW BRANCH OPENINGS OR ACQUISITIONS, WHICH COULD ADVERSELY AFFECT NET INCOME.

First Republic may engage in further expansion. There are risks associated with expansion and, in particular, expansion through acquisitions. These risks include, among others, incorrectly assessing the asset quality of a bank acquired in a particular acquisition, encountering greater than anticipated costs of opening new branches or incorporating acquired businesses, facing resistance from customers or employees, and being unable to profitably deploy assets acquired through expansion or in acquisitions. To the extent First Republic issues capital stock in connection with additional acquisitions, these acquisitions and related stock issuances may have a dilutive effect on earnings per share and share ownership.

INFORMATION REGARDING FORWARD LOOKING STATEMENTS

This proxy statement contains forward-looking statements with respect to the financial condition, results of operations and business of First Republic and BWC Financial. These include statements relating to the cost savings expected to result from the Merger, the expected impact of the Merger on First Republic’s financial performance and the market value of First Republic common stock in the future. These forward-looking statements involve risks, uncertainties, and other factors that could cause actual results to differ materially from those contemplated. These risks and uncertainties include, but are not limited to, the following possibilities:

•	expected cost savings from the Merger cannot be fully realized;

•	deposit attrition, customer loss or revenue loss following the Merger is greater than expected;

•	competitive pressure in the banking industry increases significantly;

•	costs or difficulties related to the integration of the business of First Republic and BWC Financial are greater than expected;

•	pending or threatened litigation has unexpectedly adverse results;

•	changes in the interest rate environment could result in fewer low cost deposits and directly lead to lower net interest margins;

•	general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality;

•	changes in the regulatory environment;

•	changes in business conditions and inflation; and

•	changes in the securities markets.

Other factors and assumptions not identified above could also cause actual results to differ materially from those set forth in the forward-looking statements. No party undertakes any obligation to update the forward-looking statements contained or incorporated in this proxy statement to reflect actual results, changes in assumptions, or changes in other factors affecting these forward-looking statements.

BWC FINANCIAL SHAREHOLDER SPECIAL MEETING

GENERAL: DATE, TIME AND PLACE OF MEETING

This proxy statement is being furnished to BWC Financial shareholders as part of the solicitation of proxies by the BWC Financial board of directors for use at the special meeting of shareholders of BWC Financial to be held on [September 26], 2006, at [4:00 p.m.] local time at [meeting place], Walnut Creek, California.

PURPOSE OF THE MEETING

At the meeting, the shareholders of BWC Financial will be asked to consider and vote on the Merger. There is no requirement for the stockholders of First Republic to vote on the Merger, and First Republic does not intend to hold a meeting of its stockholders in connection with the Merger. The Agreement and Plan of Merger is attached as Appendix B to this document and the Amendment of Agreement and Plan of Merger is attached as Appendix C to this document and each are incorporated in this document by reference. Under the Merger Agreement, upon approval by BWC Financial shareholders and satisfaction of the other conditions precedent:

•	BWC Financial and the Bank of Walnut Creek will merge with and into First Republic; and

•	each share of BWC Financial common stock will be converted into the right to receive 0.97 shares of common stock of First Republic. There will be no adjustment in the exchange ratio as a result of increases or decreases in the market price of First Republic shares as of the Closing.

THE BOARD OF DIRECTORS OF BWC FINANCIAL, BY UNANIMOUS VOTE, APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

RECORD DATE AND VOTING RIGHTS

Only holders of record of BWC Financial common stock at the close of business on [August 15], 2006, are entitled to notice of, and to vote at, the meeting.

On the record date, BWC Financial had approximately 965 shareholders of record and 4,152,446 shares of common stock outstanding and entitled to vote. Directors and executive officers of BWC Financial and their affiliates beneficially owned an aggregate of 1,772,386 shares of BWC Financial common stock (excluding exercisable stock options), or approximately 43% of the outstanding BWC Financial common stock on the record date. BWC Financial directors holding 1,526,084 shares, or approximately 37% of outstanding BWC Financial common stock, have agreed to vote their shares in favor of the Merger.

Each shareholder is entitled to one vote for each share of common stock he or she owns.

VOTE REQUIRED

In order for your shares of BWC Financial common stock to be included in the vote, you must vote your shares by returning the enclosed proxy or by voting in person at the special meeting. If you hold your shares through a broker or other nominee, you may receive separate voting instructions with the proxy statement. Your broker or nominee may provide voting through the Internet or by telephone. Please contact your broker or review the instructions from your broker to determine how to vote.

Approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares (or 2,076,224 shares) of BWC Financial common stock. BECAUSE THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF BWC FINANCIAL COMMON STOCK ENTITLED TO VOTE AT THE SPECIAL MEETING IS NEEDED TO APPROVE THE MERGER AGREEMENT, THE FAILURE TO VOTE BY PROXY OR IN PERSON WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT AS WILL ABSTENTIONS AND BROKER NON-VOTES. ACCORDINGLY, THE BWC FINANCIAL BOARD OF DIRECTORS URGES SHAREHOLDERS TO COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD OR, IF AVAILABLE THROUGH YOUR BROKER OR NOMINEE TO VOTE BY THE INTERNET OR TELEPHONE.

VOTING BY PROXY

Shareholders may use the enclosed proxy if they are unable to attend the meeting in person or wish to have their shares voted by proxy even if they attend the meeting. All proxies that are properly executed and returned, unless revoked, will be voted at the meeting in accordance with the instructions indicated or, if no instruction is indicated, in favor of the Merger. The execution of a proxy will not affect the right of a shareholder to attend the meeting and vote in person.

REVOCABILITY OF PROXY

A person who has given a proxy may revoke it any time before the vote is taken at the meeting. If you have not voted through your broker, you may revoke your proxy by:

•	submitting written notice of revocation to the Secretary of BWC Financial prior to the voting of the proxy, which is dated a later date than the proxy;

•	submitting a properly executed later-dated proxy; or

•	voting in person at the annual meeting; however, attendance at the meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to: Leland E. Wines, BWC Financial Corp, 1400 Civic Drive, Walnut Creek, CA 94596.

If your shares are held in street name, you should follow the instructions of your broker or nominee regarding the revocation of proxies. If your broker or nominee allows you to vote by telephone or the Internet, you may be able to change your vote by voting again by the telephone or the Internet.

ADJOURNMENTS

The meeting may be adjourned, even if a quorum is not present, by the vote of the holders of a majority of the shares represented at the meeting in person or by proxy. In the absence of a quorum at the meeting, no other business may be transacted at the meeting.

Notice of the adjournment of a meeting need not be given if the time and place thereof are announced at the meeting at which the adjournment is taken, provided that if the adjournment is for more than 45 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting. At an adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

SOLICITATION OF PROXIES

The BWC Financial board of directors is soliciting proxies for the BWC Financial meeting. BWC Financial will bear the cost of printing and distributing the proxy material relating to the meeting. Copies of this material will be furnished to brokerage houses, fiduciaries and custodians holding in their names shares of BWC Financial common stock beneficially owned by others to forward to such beneficial owners. BWC Financial may reimburse such persons representing beneficial owners of its shares for their expenses in forwarding solicitation material to beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of BWC Financial, who will not receive any additional compensation for such efforts.

THE MERGER

GENERAL

BWC Financial is seeking the approval of its shareholders for the Merger Agreement that provides for the merger of BWC Financial and the Bank of Walnut Creek with and into First Republic. The board of directors of BWC Financial has unanimously approved this agreement. This section of the document describes certain aspects of the Merger, including the background of the Merger and the parties’ reasons for the Merger.

In the Merger, each outstanding share of BWC Financial common stock, other than shares as to which dissenters’ rights have been perfected, will be converted into the right to receive 0.97 shares of First Republic common stock. BWC Financial has no present plan to issue additional shares or grant additional options, except to new employees in the ordinary course of business consistent with past practice. Notwithstanding the above, ESOP Participants will have the right to elect to receive a cash payment in lieu of the 0.97 shares of First Republic common stock for each ESOP Share held in their account. Therefore, ESOP Participants are urged to carefully read and consider Section 3.8 of the Merger Agreement, as amended, which details the exchange procedures for ESOP Shares. (See Amendment to Merger Agreement—Appendix C).

Based on the number of shares of BWC Financial common stock outstanding on the record date, First Republic will issue approximately 4,027,737 shares of First Republic common stock in the Merger (assuming no exercise of BWC Financial options before closing), representing approximately 13% of the number of shares of First Republic common stock that will be outstanding immediately after the Merger.

BACKGROUND OF THE MERGER

In the later half of 2005, BWC Financial, with the assistance of its financial advisor, commenced a review of various strategic alternatives, including but not limited to potentially pursuing a partnership or merger with another financial institution. BWC, with the assistance of its financial advisor, contacted several interested parties, including First Republic, between November 2005 and March 2006 and discussions and due diligence review were conducted between BWC Financial and several of the interested parties through April 2006.

First Republic and BWC Financial, through its subsidiary Bank of Walnut Creek, conduct general banking operations in the Bay Area of California in Santa Clara, San Francisco, San Mateo, Contra Costa and Alameda counties. First Republic and BWC Financial have complementary business strategies, serving small businesses, mid-market corporations, professionals and individuals. Additionally, each has historically focused on a community-based approach to banking. Management of First Republic and BWC Financial have been cognizant of the rapidly changing marketplace in the geographic area that each serves and the impact of rapid consolidation of other independent banks within the region. Both First Republic and BWC Financial have experienced increasing market share and steady earnings growth.

In order to compete effectively with the larger financial institutions that have resulted from the various consolidations and mergers in the banking industry locally, First Republic management saw a need to expand prudently and recognized the opportunity to build a larger regional, independent financial institution with operations in the Contra Costa and Alameda County markets. Accordingly, as a part of its effort to achieve long-term stable profitability, First Republic pursued a potential acquisition of BWC Financial because of the location of its branches, its reputation and its complementary culture and business practices.

Starting in March 2006 and continuing through May 19, 2006, the management of First Republic and BWC Financial, together with their respective outside counsel, negotiated the terms of the Merger Agreement. On May 19, 2006, at a meeting of the BWC Financial board of directors, Sandler O’Neill & Partners L.P. delivered its oral opinion that the exchange ratio to be received was fair to BWC Financial shareholders from a financial perspective. Sandler O’Neill subsequently confirmed its oral opinion in writing. At that meeting, the BWC Financial board of directors approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement based on its determination that the Merger is in the best interests of BWC Financial and its shareholders. The BWC Financial board of directors also authorized the management of BWC Financial to finalize the terms of the Merger Agreement.

On May 20, 2006, representatives of the management of each of BWC Financial and First Republic together with their respective counsel finalized the terms of and executed the Merger Agreement. Prior to the opening of the market on May 22, 2006, First Republic and BWC Financial sent out a joint press release publicly announcing the Merger.

BWC FINANCIAL’S REASONS FOR THE MERGER

The BWC Financial board of directors believes that the terms of the Merger are fair and in the best interests of BWC Financial and its shareholders. It therefore recommends that the shareholders of BWC Financial vote FOR approval of the Merger.

In reaching its conclusions, the BWC Financial board of directors considered information provided at its meetings during the first half of 2006 including, among other things, the following material factors:

•	information concerning the financial performance and condition, business operations, capital levels, asset quality, loan portfolio breakdown, and prospects of First Republic;

•	the structure of the transaction, including the fact that the BWC Financial shareholders would receive approximately 0.97 shares of First Republic common stock for each share of BWC Financial;

•	the terms of the Merger Agreement and other documents to be executed in connection with the Merger, including the substantial premium over book value and the substantial multiple of earnings of BWC Financial which First Republic will pay to BWC Financial shareholders;

•	the presentation of Sandler O’Neill and the opinion of Sandler O’Neill that the exchange ratio is fair to the shareholders of BWC Financial from a financial point of view (See “Opinion of BWC Financial’s Financial Advisor”);

•	the BWC Financial board of director’s review with its legal and financial advisors of alternatives to the Merger, the range of possible values to BWC Financial shareholders obtainable through implementation of alternatives and the timing and likelihood of the same;

•	the current and prospective economic environment and increasing regulatory and competitive burdens and constraints facing community banks;

•	the pro forma financial statements of the combined companies and the capitalization of the combined companies;

•	the geographic distribution of First Republic offices in relation to the Bank’s offices;

•	the advantages of being part of a larger entity, including the potential for operating efficiencies, and the effect of a higher lending limit on the Bank’s clients and prospective clients;

•	the business strategies and the strength and depth of management of the combined entity;

•	the ability to continue operations with many of the same officers, which was perceived to be a significant advantage to the shareholders, employees and customers of BWC Financial;

•	the anticipated positive effect of the Merger on existing shareholders, employees, officers and customers of BWC Financial;

•	the ability of a larger institution to compete in the banking environment and to leverage overhead costs;

•	the anticipated impact on the communities served by BWC Financial and First Republic in the Merger, and the increased ability to serve the communities through the larger network of related bank offices;

•	the unprecedented consolidation currently underway in the banking industry and increased competition from larger independent banks in California;

•	the value of the consideration offered by First Republic and the prospects for enhanced value of the combined entity in the future;

•	the tax-free nature of the First Republic offer;

•	the liquidity of First Republic common stock in trading on the New York Stock Exchange; and

•	the prospects for BWC Financial on a stand alone basis and on the basis of alternative stand alone strategies.

The foregoing discussion addresses the material information and factors considered by the BWC Financial board of directors in its consideration of the Merger. In view of the variety of factors and the amount of information considered, the BWC Financial board of directors did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. The determination was made after consideration of all of the factors as a whole. In addition, individual members of the BWC Financial board of directors may have given different weights to different factors.

For the reasons stated above, the BWC Financial board of directors unanimously approved the Merger Agreement as in the best interests of BWC Financial and its shareholders and unanimously recommends that the BWC Financial shareholders approve the Merger.

FIRST REPUBLIC BANK’S REASONS FOR THE MERGER

First Republic believes that the Merger provides an attractive opportunity for First Republic to further its growth. First Republic believes the Merger will enhance its current growth prospects and strengthen its business because of the complementary geographic distribution of the First Republic and the BWC Financial offices and the similarity in business strategy. Further, the strength and depth of management of the combined entity and the increased ability to serve the communities served by BWC Financial and First Republic through a larger network of related bank offices will be attractive to current and prospective customers of First Republic and BWC Financial.

OPINION OF BWC FINANCIAL’S FINANCIAL ADVISOR

By letter dated September 30, 2005, BWC Financial retained Sandler O’Neill to act as its financial advisor in connection with a possible business combination with another financial institution. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to BWC Financial in connection with the proposed Merger and participated in certain of the negotiations leading to the Merger Agreement. At the May 19, 2006 meeting at which BWC Financial’s board of directors considered and approved the Merger Agreement, Sandler O’Neill delivered to the board its oral opinion, subsequently confirmed in writing, that, as of such date, the exchange ratio was fair to BWC Financial’s shareholders from a financial point of view. Sandler O’Neill has confirmed its May 19, 2006 opinion by delivering to the BWC Financial board of directors a written opinion dated the date of this proxy statement. In rendering its updated opinion, Sandler O’Neill confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion by reviewing the assumptions upon which its analyses were based, performing procedures to update certain of its analyses and reviewing the other factors considered in rendering its opinion. The full text of Sandler O’Neill’s updated opinion is attached as Appendix A. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion and BWC Financial shareholders are urged to read the entire Sandler O’Neill opinion.

Sandler O’Neill’s opinion speaks only as of the date of this proxy statement. The opinion was directed to the BWC Financial board of directors and is directed only to the fairness of the exchange ratio to BWC Financial shareholders from a financial point of view. It does not address the underlying business decision of BWC Financial to engage in the Merger or any other aspect of the Merger and is not a recommendation to any BWC Financial shareholder as to how such shareholder should vote at the special meeting with respect to the Merger or any other matter.

In connection with rendering its opinion, Sandler O’Neill reviewed and considered, among other things:

(1) the Merger Agreement;

(2) certain publicly available financial statements and other historical financial information of BWC Financial and its subsidiary, the Bank of Walnut Creek, that they deemed relevant;

(3) certain publicly available financial statements and other historical financial information of First Republic that they deemed relevant;

(4) internal financial projections for BWC Financial for the years ending December 31, 2006 through 2008 and asset and earnings per share growth rates for the year ending December 31, 2009 as provided by, and reviewed with, senior management of BWC Financial;

(5) consensus earnings per share estimates for First Republic for the years ending December 31, 2006 and 2007 as published by I/B/E/S and reviewed with senior management of First Republic and consensus long-term earnings per share growth rates for the years ending December 31, 2008 and 2009 as published by I/B/E/S and reviewed with senior management of First Republic;

(6) the pro forma financial impact of the Merger on First Republic, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of First Republic and reviewed with senior management of BWC Financial;

(7) the publicly reported historical price and trading activity for BWC’s and First Republic’s common stock, including a comparison of certain financial and stock market information for BWC and First Republic and similar publicly available information for certain other companies the securities of which are publicly traded;

(8) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

(9) the current market environment generally and the banking environment in particular; and

(10) such other information, financial studies, analyses and investigations and financial, economic and market criteria as they considered relevant.

Sandler O’Neill also discussed with certain members of senior management of BWC Financial the business, financial condition, results of operations and prospects of BWC Financial and held similar discussions with certain members of senior management of First Republic regarding the business, financial condition, results of operations and prospects of First Republic.

In performing its reviews and analyses and in rendering its opinions, Sandler O’Neill relied upon the accuracy and completeness of all the financial and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of senior management of BWC Financial and First Republic that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Sandler O’Neill was not asked to and did not independently verify the accuracy or completeness of any of such information and they did not assume any responsibility or liability for its accuracy or completeness. Sandler O’Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of BWC Financial or First Republic or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of BWC Financial or First Republic, nor did it review any individual credit files relating to BWC Financial or First Republic. With BWC Financial’s consent, Sandler O’Neill assumed that the respective allowances for loan losses for both BWC Financial and First Republic were adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Sandler O’Neill did not conduct any physical inspection of the properties or facilities of BWC Financial or First Republic.

Sandler O’Neill’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the opinion. Sandler O’Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Merger Agreement are not waived. Sandler O’Neill also assumed, with BWC Financial’s consent, that there had been no material change in BWC Financial’s and First Republic’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that BWC Financial and First Republic will remain as going concerns for all periods relevant to its analyses, and that the Merger will qualify as a tax-free reorganization for federal income tax purposes. With BWC Financial’s consent, Sandler O’Neill relied upon the advice BWC Financial received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Merger Agreement.

The earnings projections used and relied upon by Sandler O’Neill in its analyses were based upon projections received from and discussed with management of BWC Financial. With respect to First Republic, Sandler O’Neill used and relied on those earnings projections as published by I/B/E/S and discussed with senior management of First Republic. These earnings estimates and all projections of transaction costs, purchase accounting adjustments and expected cost savings relating to the merger were reviewed with and confirmed by the senior managements of First Republic and BWC Financial, and Sandler O’Neill assumed for purposes of its analyses that they reflected the best currently available estimates and judgments of such managements of the future financial performance of BWC Financial and First Republic, respectively, and that such performances would be achieved. Sandler O’Neill expressed no opinion as to such financial projections or the assumptions on which they were based. These projections, as well as the other estimates used by Sandler O’Neill in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

With respect to the Merger Agreement, Sandler O’Neill assumed that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under the Merger Agreement, that the conditions precedent in the Merger Agreement are not waived and that the Merger will be a tax-free reorganization for federal income tax purposes. Finally, with BWC Financial’s consent, Sandler O’Neill relied upon the advice received from BWC Financial’s legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger Agreement and the other transactions contemplated by the Merger Agreement.

In rendering its May 19, 2006 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to BWC Financial or First Republic and no transaction is identical to the Merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of BWC Financial or First Republic and the companies to which they are being compared.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of BWC Financial, First Republic and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the BWC Financial board at the board’s May 19, 2006 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of BWC Financial’s common stock or First Republic’s common stock or the prices at which BWC Financial’s or First Republic’s common stock may be sold at any time.

Summary of Proposal. Sandler O’Neill reviewed the financial terms of the proposed transaction. Based upon the closing price of First Republic’s common stock on May 18, 2006 of $43.14 and the exchange ratio of 0.97, Sandler O’Neill calculated an implied transaction value of $41.85 per share. Based upon financial information for BWC Financial for the twelve months ended March 31, 2006, Sandler O’Neill calculated the following ratios:

Transaction Ratios

Transaction value/Last 12 months’ adjusted earnings per share	21.2	x
Transaction value/Last 12 months’ earnings per share[1]	19.5	x
Transaction value/Tangible book value per share	328.0%
Transaction value/Stated book value per share	328.0%
Tangible book premium/Core deposits[2]	30.0%
Premium to Market Price[3]	11.7%

[1]	Assumes adjusted last twelve months earnings per share of $1.97 which excludes earnings from BWC Real Estate
[2]	Assumes BWC Financial’s total core deposits are $412.6 million
[3]	Based on BWC Financial’s closing price of $37.45 as of 5/18/06

For purposes of Sandler O’Neill’s analyses, earnings per share were based on fully diluted earnings per share. The aggregate transaction value was approximately $177.0 million, based upon 4,129,029 shares of BWC Financial common stock outstanding and including the intrinsic value of options to purchase an aggregate of 156,067 shares with a weighted average strike price of $18.96.

Stock Trading History. Sandler O’Neill reviewed the history of the reported trading prices and volume of BWC Financial’s common stock and the relationship between the movements in the prices of BWC Financial’s common stock to movements in certain stock indices, including the Standard & Poor’s 500 Index, the NASDAQ Bank Index, the Standard & Poor’s Bank Index and the performance of a composite peer group of publicly traded commercial banks selected by Sandler O’Neill. During the one-year period ended May 18, 2006, BWC Financial’s common stock outperformed each of the indices to which it was compared. During the three-year period ended May 18, 2006, BWC Financial’s common stock outperformed each of the indices to which it was compared.

BWC Financial’s One-Year Stock Performance

	Beginning Index Value May 17, 2005	Ending Index Value May 18, 2006
BWC Financial	100.0%	144.6%
BWC Financial Peer Group	100.0	112.3
S&P 500 Index	100.0	107.5
NASDAQ Bank Index	100.0	106.0
S&P Bank Index	100.0	105.3

BWC Financial’s Three-Year Stock Performance

	Beginning Index Value May 16, 2003	Ending Index Value May 18, 2006
BWC Financial	100.0%	232.4%
BWC Financial Peer Group	100.0	199.7
S&P Bank Index	100.0	134.4
S&P 500 Index	100.0	133.6
NASDAQ Bank Index	100.0	133.0

Sandler O’Neill reviewed the history of the reported trading prices and volume of First Republic’s common stock and the relationship between the movements in the prices of First Republic’s common stock to movements in certain stock indices, including the Standard & Poor’s 500 Index, the NASDAQ Bank Index, the Standard & Poor’s Bank Index and the performance of a composite peer group of publicly traded commercial banks selected by Sandler O’Neill. During the one-year period ended May 18, 2006, First Republic’s common stock outperformed each of the indices to which it was compared. During the three-year period ended May 18, 2006, First Republic’s common stock outperformed each of the indices to which it was compared.

First Republic’s One-Year Stock Performance

	Beginning Index Value May 17, 2005	Ending Index Value May 18, 2006
First Republic	100.0%	134.2%
First Republic Peer Group	100.0	122.2
S&P 500 Index	100.0	107.5
NASDAQ Bank Index	100.0	106.0
S&P Bank Index	100.0	105.3

First Republic’s Three-Year Stock Performance

	Beginning Index Value May 16, 2003	Ending Index Value May 18, 2006
First Republic	100.0%	166.3%
First Republic Peer Group	100.0	150.2
S&P Bank Index	100.0	134.4
S&P 500 Index	100.0	133.6
NASDAQ Bank Index	100.0	133.0

Comparable Company Analysis. Sandler O’Neill used publicly available information to compare selected financial and market trading information for BWC Financial and a group of financial institutions headquartered in California selected by Sandler O’Neill (the “BWC Financial Peer Group”). The BWC Financial Peer Group consisted of the following publicly traded commercial banks with total assets between $278 million and $1,922 million:

Placer Sierra Bancshares	Heritage Commerce Corp
Exchange Bank of Santa Rosa	Bank of Marin
Farmers & Merchants Bancorp	Northern Empire Bancshares
RCB Corporation	First Northern Community Bancorp
American River Bankshares	North Bay Bancorp
FNB Bancorp	Bridge Capital Holdings
Epic Bancorp	Pacific State Bancorp
Greater Sacramento Bancorp

The analysis compared publicly available financial information for BWC Financial as of and for the twelve months ended March 31, 2006 with that of the BWC Financial peer group as of and for the twelve month period ended March 31, 2006, if available, otherwise as of and for the twelve month period ended December 31, 2005. The table below sets forth the comparative data as of and for the twelve months ending March 31, 2006, with pricing data as of May 18, 2006:

	BWC Financial	BWC Financial Peer Group Median
Total assets ($ in millions)	$564	$662
Tangible equity/tangible assets	9.33%	8.6%
Return on average assets	1.67%	1.45%
Return on average equity	18.22%	16.2%
Price/tangible book value per share	293.6%	241.4%
Price/last 12 months’ earnings per share	17.4x	15.9x
Price/analysts’ estimated 2006 earnings per share	NA	14.9x
Price/analysts’ estimated 2007 earnings per share	NA	12.8x
Market capitalization ($ in millions)	$155	$153

Sandler O’Neill used publicly available information to compare selected financial and market trading information for First Republic and a group of commercial banks with a wealth management focus selected by Sandler O’Neill (the “First Republic Peer Group”). The First Republic Peer Group consisted of the following publicly traded commercial banks with total assets between $709 million and $50.2 billion:

Northern Trust Corporation	Mellon Financial Corporation
City National Corporation	Wilmington Trust Corporation
Boston Private Financial Holdings, Inc	Signature Bank
PrivateBancorp Inc.	Bryn Mawr Bank Corporation

The analysis compared financial information for First Republic and the median data for the commercial banks in the First Republic Peer Group as of and for the twelve months ending March 31, 2006. The table below sets forth the comparative data as of and for the twelve months ending March 31, 2006, with pricing data as of May 18, 2006:

	First Republic	First Republic Peer Group Median
Total assets ($ in millions)	$9,579	$7,748
Tangible equity/tangible assets	5.51%	6.55%
Return on average assets	0.7%	1.5%
Return on average equity	11.4%	16.1%
Price/tangible book value per share	281.4%	405.4%
Price/last 12 months’ earnings per share	20.1x	20.2x
Price/analysts’ estimated 2006 earnings per share	18.0x	17.7x
Price/analysts’ estimated 2007 earnings per share	15.9x	15.9x
PEG Ratio	1.5	1.5
Market capitalization ($ in millions)	$1,148	$1,961

Analysis of Selected Merger Transactions. Sandler O’Neill reviewed 88 merger transactions announced nationwide from January 1, 2003 through May 18, 2006 involving commercial banks as acquired institutions with transaction values between $100 and $500 million. Sandler O’Neill also reviewed 14 merger transactions announced during the same period involving commercial banks in California with transaction values between $100 and $500 million. Sandler O’Neill reviewed the multiples of transaction price at announcement to last twelve months’ earnings per share, transaction price to book value per share, transaction price to tangible book value per share, tangible book premium to core deposits and premium to market price and computed high, low, mean and median multiples and premiums for the transactions. The median multiples were applied to BWC Financial’s financial information as of and for the twelve months ended December 31, 2005. As illustrated in the following table, Sandler O’Neill derived an imputed range of values per share of BWC Financial’s common stock of $36.85 to $50.25 based upon the median multiples for nationwide commercial bank transactions and $33.44 to $44.81 based upon the median multiples for California commercial bank transactions. The implied transaction value of the merger as calculated by Sandler O’Neill was $41.85 per share.

Nationwide & California Transaction Multiples

	Nationwide			California
	Median Multiple		Implied Value	Median Multiple		Implied Value
Transaction price/Last 12 months’ earnings per share	23.44	x	$50.25	19.74	x	$42.32
Transaction price/Book value	293.11%		$37.39	262.16%		$33.44
Transaction price/Tangible book value	316.53%		$40.38	311.01%		$39.67
Tangible book premium/Core deposits	24.93%		$36.85	31.17%		$42.82
Premium to market	24.73%		$46.71	19.65%		$44.81

Discounted Cash Flow and Terminal Value Analysis. Sandler O’Neill performed an analysis that estimated the future stream of after-tax cash flows of BWC Financial through December 31, 2008 under various circumstances, assuming BWC Financial’s projected dividend stream and that BWC Financial performed in accordance with the earnings projections generated by and reviewed with management. For periods after 2008, Sandler O’Neill assumed annual earnings per share growth rates of approximately 7%. To approximate the terminal value of BWC Financial common stock at December 31, 2009, Sandler O’Neill applied price/earnings multiples ranging from 12x to 22x and multiples of tangible book value ranging from 150% to 400%. The income streams, dividend streams, and terminal values were then discounted to present values using different discount rates ranging from 10% to 16% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of BWC Financial common stock. As illustrated in the following tables, this analysis indicated an imputed range of values per share of BWC Financial common stock of $21.49 to $46.38 when applying the price/earnings multiples and $19.67 to $60.69 when applying multiples of tangible book value. The implied transaction value of the merger as calculated by Sandler O’Neill was $41.85 per share.

	Multiple of Price / Last Twelve Months’ Earnings
Discount Rate	12.0x	14.0	16.0	18.0	20.0	22.0
10.00%	$26.08	30.14	34.20	38.26	42.32	46.38
11.00	25.23	29.15	33.08	37.00	40.93	44.85
12.00	24.42	28.21	32.01	35.80	39.60	43.39
13.00	23.64	27.31	30.98	34.65	38.32	41.99
14.00	22.89	26.45	30.00	33.55	37.10	40.65
15.00	22.18	25.61	29.05	32.49	35.93	39.36
16.00	21.49	24.82	28.14	31.47	34.80	38.13

	Multiple of Price / Tangible Book Value
Discount Rate	150%	200	250	300	350	400
10.00%	$23.86	31.22	38.59	45.96	53.32	60.69
11.00	23.08	30.21	37.33	44.45	51.57	58.69
12.00	22.34	29.23	36.12	43.00	49.89	56.77
13.00	21.63	28.29	34.95	41.61	48.27	54.93
14.00	20.95	27.40	33.84	40.28	46.73	53.17
15.00	20.30	26.54	32.77	39.01	45.24	51.48
16.00	19.67	25.71	31.75	37.78	43.82	49.86

Sandler O’Neill performed a similar analysis that estimated the future stream of after-tax cash flows of First Republic through December 31, 2009 under various circumstances, assuming First Republic’s projected dividend stream and that First Republic performed in accordance with the analysts’ consensus earnings per share estimates reviewed with management. For periods after 2008, Sandler O’Neill assumed an annual earnings per share growth rate of approximately 13%, as published by I/B/E/S. To approximate the terminal value of First Republic common stock at December 31, 2008, Sandler O’Neill applied price/earnings multiples ranging from 14x to 24x and multiples of tangible book value ranging from 150% to 400%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First Republic common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of First Republic common stock of $31.00 to $63.18 when applying the price/earnings multiples and $27.73 to $86.22 when applying multiples of tangible book value.

	Multiple of Price / Last Twelve Months’ Earnings
Discount Rate	14.0x	16.0	18.0	20.0	22.0	24.0
9.00%	$37.72	42.81	47.91	53.00	58.09	63.18
10.00	36.48	41.40	46.32	51.24	56.16	61.08
11.00	35.29	40.05	44.80	49.56	54.31	59.07
12.00	34.15	38.75	43.35	47.94	52.54	57.14
13.00	33.05	37.50	41.95	46.40	50.84	55.29
14.00	32.01	36.31	40.61	44.91	49.22	53.52
15.00	31.00	35.16	39.33	43.49	47.66	51.82

	Multiple of Price / Tangible Book Value
Discount Rate	150%	200	250	300	350	400
9.00%	$33.72	44.22	54.72	65.22	75.72	86.22
10.00	32.61	42.76	52.90	63.05	73.20	83.34
11.00	31.55	41.36	51.17	60.98	70.78	80.59
12.00	30.54	40.02	49.50	58.99	68.47	77.95
13.00	29.56	38.73	47.91	57.08	66.25	75.4
14.00	28.63	37.50	46.38	55.25	64.13	73.00
15.00	27.73	36.32	44.91	53.50	62.09	70.67

In connection with its analyses, Sandler O’Neill considered and discussed with the BWC Financial Board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income, growth rate of earnings per share and dividend payout ratio. Sandler O’Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Contribution Analysis. Sandler O’Neill reviewed the relative contributions to be made by BWC Financial and First Republic to the combined institution based on financial information of both companies as of March 31, 2006. The percentage of pro forma common shares owned was determined using the exchange ratio of 0.97. This analysis indicated that the implied contributions to the combined entity were as follows:

	Contribution Analysis
	BWC Financial	First Republic
Cash and securities	5.70%	94.30%
Net loans	5.68%	94.32%
Total intangibles	0.00%	100.00%
Total assets	5.56%	94.44%
Total deposits	5.09%	94.91%
Total borrowings	9.67%	90.33%
Total equity	8.04%	91.96%
Tangible equity	9.12%	90.88%
Last twelve months’ net income	12.34%	87.66%
Estimated 2006 net income	12.05%	87.95%
Pro forma common ownership	11.87%	88.13%

Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the Merger, assuming the following: (1) the Merger closes in the fourth quarter of 2006, (2) 100% of the BWC Financial shares are exchanged for First Republic common stock at an exchange ratio of 0.97, (3) earnings per share projections for BWC Financial and First Republic are consistent with projections and guidance as discussed with management of both companies for 2006, 2007 and 2008, and (4) purchase accounting adjustments, charges and transaction costs associated with the Merger and cost savings determined by the senior managements of First Republic and BWC Financial. The analysis indicated that for the twelve months ending December 31, 2007, the Merger would be approximately 1.2% accretive to First Republic’s projected earnings per share and approximately 2.9% accretive to BWC Financial’s earnings per share. The analysis indicated that for the twelve months ending December 31, 2008, the Merger would be approximately 0.4% accretive to First Republic’s projected earnings per share and approximately 11.1% accretive to BWC Financial’s earnings per share. The analysis also indicated that at the assumed closing date for the transaction, the Merger would be approximately 3.6% dilutive to First Republic’s tangible book value per share and approximately 9.9% accretive to BWC Financial’s tangible book value per share.

In connection with its analyses, Sandler O’Neill considered and discussed with the BWC Financial board of directors how the pro forma analyses would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of earnings per share of each company. Sandler O’Neill noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

BWC Financial has agreed to pay Sandler O’Neill a transaction fee in connection with the Merger of approximately $1,768,000 (based on the closing price of First Republic’s common stock as of May 19, 2006), the entire amount of which is contingent, and payable, upon closing of the Merger and calculated based on the closing price of First Republic’s common stock as of the closing. BWC Financial has also paid Sandler O’Neill $200,000 for rendering its opinion, which will be credited against that portion of the transaction fee due upon closing of the Merger. BWC Financial has also agreed to reimburse certain of Sandler O’Neill’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

Sandler O’Neill has in the past provided other investment banking services to BWC Financial and received compensation for such services. Sandler O’Neill has in the past provided certain investment banking services to First Republic and received compensation for such services. In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to BWC Financial and First Republic and their respective affiliates and may actively trade the debt and/or equity securities of BWC Financial and First Republic and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

REGULATORY APPROVALS REQUIRED

The Merger is subject to approval by the Federal Deposit Insurance Corporation (the “FDIC”). Section 18(c) of the Federal Deposit Insurance Act (the “FDI Act”), 12 U.S.C. 1828(c), requires the FDIC to approve the merger of an insured depository institution with an uninsured institution, such as BWC Financial. It also requires that the “responsible agency” approve the merger of one insured depository institution with another insured depository institution. In this case, the responsible agency is the FDIC because the resulting bank, First Republic, is a state-chartered insured bank that is not a member bank of the Federal Reserve System. In conducting a review of any application for approval, the FDIC is required to consider the financial and managerial resources and future prospects of the institutions concerned and the convenience and needs of the community to be served. An application may be denied if it is determined that the financial or managerial resources of the acquiring entity are inadequate.

A transaction approved by the FDIC may not be consummated for 15 days after such approval. During this period, the Department of Justice may commence legal action challenging the transaction under the antitrust laws. If, however, the Justice Department does not commence a legal action during the 15-day period, it may not thereafter challenge the transaction except in an action commenced under the antimonopoly provisions of Section 2 of the Sherman Antitrust Act.

The FDI Act requires the publication of notice of the filing of the merger application in a newspaper of general circulation in the communities in which the main offices of the banks are located. The FDIC also may afford the opportunity for administrative hearings relating to the applications for approval and authorize interested parties to intervene in the proceedings. If an interested party is permitted to intervene, the intervention could substantially delay the regulatory approvals required for consummation of the merger.

The parties have received an Order and Basis for Corporation Approval approving the Merger from the FDIC and no further action by the FDIC is required.

Pursuant to sections 666.015(2) and 666.315(1) of the Nevada Revised Statutes (“NRS”), the Merger also must be approved by the Commissioner, Financial Institutions Division of the Department of Business and Industry (the “FID”) in the State of Nevada because First Republic is a Nevada banking corporation. The factors that the FID will consider in determining to grant its approval include First Republic’s financial condition, the fairness of the Merger to the depositors, creditors and shareholders and the competence, experience and integrity of First Republic management.

The Merger also must be approved by the California Commissioner of Financial Institutions (the “Commissioner”) pursuant to the California Financial Code because there will be a momentary change of control of ownership of Bank of Walnut Creek, a California banking corporation, prior to the completion of the Merger. The parties have received an Order of Exemption of the Merger from the Commissioner which is an expedited proceeding and no further action by the Commissioner is required.

Finally, Section 3 of the Bank Holding Company Act of 1956, as amended (the “BHC Act”) requires a company that acquires control of, inter alia, a bank the deposits of which are insured by the FDIC (i.e., an insured depository institution) to file an application to become a bank holding company. As noted above, First Republic will for a moment in time control an insured depository institution prior to consummation of the Merger. First Republic has sought a determination from the Federal Reserve Board that First Republic should not have to file a BHC Act Section 3 application because, among other reasons, another federal agency (in this case, the FDIC) must approve the Merger and the change of control occurs momentarily solely as part of consummating the Merger. At no time will First Republic own an insured depository institution. First Republic received a letter dated July 24, 2006 from the Federal Reserve Bank of San Francisco, acting on delegated authority from the Federal Reserve Board, indicating that they do not object to consummation of the Merger without the filing of a formal Section 3 application by First Republic.

NEW YORK STOCK EXCHANGE LISTING

Application will be made for listing of the shares of First Republic common stock to be issued in the Merger on the New York Stock Exchange.

INTERESTS OF CERTAIN OFFICERS AND DIRECTORS IN THE MERGER

In considering the recommendation of BWC Financial’s board of directors with respect to the Merger Agreement, BWC Financial shareholders should be aware that certain directors and officers of BWC Financial will receive benefits from the Merger that are different from, or in addition to, the benefits received by other shareholders. These interests and arrangements may create potential conflicts of interest. The BWC Financial board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decisions to approve the Merger Agreement, and to recommend that BWC Financial shareholders vote in favor of approving the Merger Agreement. These benefits include the following:

Executive officers, two employee-directors and other directors of BWC Financial hold options to acquire 71,353 shares of BWC Financial common stock. In the Merger, these options, if not earlier exercised, will result in a cash payment to the holder of the option for each share subject to such option of an amount equal to the dollar difference between the exercise price for each option share and the value of 0.97 of a share of common stock of First Republic as of the date of the Merger.

As of June 30, 2006, the directors and executive officers of BWC Financial owned an aggregate of 1,772,386 shares of BWC Financial common stock (not including 71,353 shares subject to options exercisable currently) which, if owned by them at the effective date of the Merger, will be converted into shares of First Republic common stock with an approximate aggregate market value of $73,200,000 (actual value will be based on the closing price of First Republic common stock on the New York Stock Exchange on the trading day immediately preceding the date of the Merger).

James L. Ryan, Chairman and CEO, Thomas Mantor, President, Leland Wines, CFO and Secretary and Andrea Head, Executive Vice President are parties to agreements with Bank of Walnut Creek that provide for severance benefits upon the occurrence of a change of control such as the Merger followed by termination of employment. It is anticipated that Messrs. Ryan and Wines will receive their severance payments. Under these provisions, Mr. Ryan is entitled to a payment of $713,895, and Mr. Wines to a payment of $355,186.

In addition, some of the executive officers and directors have been asked to serve on an advisory business development board by First Republic, and they will receive compensation for attendance at those meetings.

In addition, the Merger Agreement provides BWC Financial directors and officers with certain rights of indemnification by First Republic and continuing officer and director liability coverage.

EMPLOYMENT AGREEMENTS WITH MR. MANTOR AND MS. HEAD

As an inducement and condition to First Republic’s willingness to enter into the Merger agreement, Mr. Mantor and Ms. Head each entered into letter agreements with First Republic that they will enter into employment agreements and termination of change of control agreements with First Republic, effective upon completion of the Merger. Such termination of change of control agreements provide that upon their execution, any existing severance and change in control agreements applicable to such persons will be superseded by the employment agreements. The employment agreements, which will be effective upon completion of the Merger, have a two-year term, and provide for a base salary greater than what BWC Financial currently provides to each executive and an annual bonus at least equal to what BWC Financial currently provides to each executive. The executives will each be granted 15,000 shares of First Republic restricted stock, which will vest over five years. The executives will each receive a retention bonus upon the earlier of: (1) the two-year anniversary of the completion of the Merger, (2) termination without cause by First Republic, or (3) termination with good reason by the executive. The agreements also provide that, upon termination of employment by First Republic without cause or by the executive with good reason, such executive will receive: (1) a pro-rated annual bonus, (2) the retention bonus (to the extent not already paid), (3) severance equal to the sum of the prior year’s salary and bonuses, and (4) continued participation in any employee benefit plan that allows such participation. Each executive is also subject to certain non-solicitation covenants while employed and for a period of 12 months following termination of employment for any reason and also subject to certain non-disclosure covenants while employed and thereafter following termination for any reason.

EFFECT ON BWC FINANCIAL’S EMPLOYEE BENEFIT PLANS

BWC Financial employees who become employees of First Republic will be eligible to participate in First Republic’s employee benefit plans. BWC Financial will terminate the ESOP on the day prior to the date of the Merger. Each ESOP Participant will have the right to elect (for each ESOP Share held in his or her ESOP account) to receive a cash payment in lieu of the merger consideration of 0.97 shares of First Republic common stock. Such cash payment will be equal to 0.97 of the market value of a share of First Republic common stock, based on the closing price for the trading day immediately preceding the closing date of the Merger. All accounts will be fully vested upon the termination of the ESOP, and the cash and shares of First Republic common stock held in the ESOP Participants’ accounts will be distributed to the ESOP Participants, following receipt of appropriate governmental approvals, in accordance with the terms of the ESOP and applicable laws and regulations.

ACCOUNTING AND TAX TREATMENT

First Republic will account for the Merger as a purchase. First Republic will make a determination of the fair value of BWC Financial’s assets and assumed liabilities in order to allocate the purchase price of the assets acquired and liabilities assumed. To the extent that the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, First Republic may record goodwill. After the Merger, First Republic will include the results of BWC Financial’s operations in its consolidated results of operations.

The parties expect to account for the Merger as a reorganization under Section 368(a) of the Internal Revenue Code.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

BWC Financial expects that the Merger will have the following consequences for federal income tax purposes:

•	The Merger will not result in any recognized gain or loss to BWC Financial;

•	Holders of BWC Financial common stock who receive First Republic common stock in exchange for their shares of BWC Financial common stock will not recognize any gain or loss, except for cash received in lieu of any fractional share;

•	The receipt of cash by BWC Financial shareholders on account of dissenting shares, for the payment of unexercised options, the exchange of ESOP Shares or in lieu of a fractional share in the Merger will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws);

•	The holding period of First Republic common stock issued in exchange for BWC Financial common stock for federal income tax purposes will include the holding period of the BWC Financial common stock for which it is exchanged, assuming that the shares of BWC Financial common stock are capital assets in the hands of the holder at the effective date; and

•	The basis of the First Republic common stock received in the exchange will be the same as the basis of the BWC Financial common stock for which it was exchanged, less any basis attributable fractional shares for which cash is received.

A shareholder who perfects dissenters’ rights and receives payment for his or her shares will be treated as if the shares were redeemed. In general, if the shares are held as a capital asset at the time of the Merger, the dissenting shareholder will recognize a capital gain or loss measured by the difference between the amount of cash received and the basis of the shares in the hands of the dissenting shareholder. However, if the dissenting shareholder owns, directly or indirectly through the application of Section 318 of the Internal Revenue Code, any shares of common stock as to which dissenters’ rights are not exercised and perfected and which are therefore exchanged for First Republic common stock in the Merger, the shareholder may be treated as having received a dividend in the amount of cash paid to the shareholder in exchange for the shares as to which dissenter’s rights were perfected. Under Section 318 of the Internal Revenue Code, an individual is deemed to own stock that is actually owned (or deemed to be owned) by certain members of his or her family (spouse, children, grandchildren and parents, with certain exceptions) and other related parties, including, for example, certain entities in which the individual has a direct or indirect interest (including partnerships, estates, trusts and corporations), as well as stock that such individual (or a related person) has the right to acquire upon exercise of an option or conversion right held by such individual (or a related person). Each shareholder who intends to dissent from the Merger (see “The Merger—Dissenters’ Rights of Appraisal” below) should consult his or her own tax advisor with respect to the application of the constructive ownership rules to the shareholder’s particular circumstances.

For federal tax purposes, the highest marginal tax rate for individuals on ordinary income is 35%, compared to 15% for capital gain, and the highest marginal tax rate for corporations is 35% on ordinary income and capital gain. Capital losses are treated differently than ordinary losses. Essentially, a capital loss for any taxable year may be deducted by a corporation in that year only to the extent of capital gain, and by an individual in that year only to the extent of capital gain plus up to $3,000 of ordinary income. Capital losses not deductible in the year they occur may be carried forward indefinitely by individuals and may be carried back up to three years and forward up to five years by corporations. THE DISCUSSION ABOVE OF CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. THIS DOCUMENT DOES NOT PROVIDE INFORMATION ABOUT THE TAX CONSEQUENCES OF THE MERGER UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS. WE URGE SHAREHOLDERS TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO ALL TAX CONSEQUENCES OF THE MERGER. BWC FINANCIAL WILL NOT BEAR ANY EXPENSES INCURRED BY ANY SHAREHOLDER ARISING FROM DISPUTES WITH THE IRS OR ANY STATE OR FOREIGN TAX AGENCY OVER THE TAX CONSEQUENCES OF THE MERGER.

DISSENTERS’ RIGHTS OF APPRAISAL

Shareholders of BWC Financial who do not wish to accept the Merger consideration may dissent from the Merger and thereby be entitled to certain dissenters’ appraisal rights so long as such dissenting shareholders perfect their rights in accordance with Chapter 13 of the California General Corporation Law. Relevant excerpts of Chapter 13 are included as Appendix D. The following discussion is not a complete statement of the law relating to dissenters’ rights and is qualified in its entirety by reference to Appendix D. This discussion and Appendix D should be carefully reviewed by any shareholder who wishes to exercise dissenters’ rights or who wishes to preserve the right to do so, since failure to comply with the procedures prescribed in Chapter 13 will result in the loss of dissenters’ rights. The parties may not complete the Merger if holders of more than 5% of the outstanding BWC Financial shares perfect their dissenters’ rights.

If the Merger is consummated, those shareholders of BWC Financial who elect to exercise their dissenters’ rights and who in a timely and proper fashion perfect such rights will be entitled to receive the “fair market value” of their shares in cash. “Fair market value” would be determined as of May 19, 2006, the day before the first announcement of the terms of the Merger, and therefore would not include any appreciation or depreciation caused by the Merger. The board of directors of BWC Financial has determined that the fair market value of BWC Financial common stock for this purpose is $41.95. See “Summary—comparative per common share data” on page     .

In order to qualify for dissenters’ rights, a BWC Financial shareholder must vote against the Merger and must make a written demand on BWC Financial within 30 days after BWC Financial mails the notice of approval of the Merger to shareholders. A shareholder who executes and returns an unmarked proxy will have his or her shares voted “For” the Merger and, as a consequence, such shareholder will be foreclosed from exercising rights as a dissenting shareholder. Failure to vote will constitute a waiver of dissenters’ rights.

If the Merger is approved, BWC Financial will, within ten days after the meeting, mail to any shareholder who did not vote for the Merger a notice that the required shareholder approval of the Merger was obtained. This notice of approval will state the price determined by BWC Financial to represent the “fair market value” of any dissenting shares and a brief description of the procedures to be followed by dissenting shareholders who wish to further pursue their statutory rights. The dissenting shareholder must deliver his or her share certificate for receipt by BWC Financial within 30 days after the date on which the notice of approval was mailed to the shareholder. BWC Financial will stamp or endorse the certificate with a statement that the shares are dissenting shares and return it to the dissenting shareholder. The statements in the notice of approval will constitute an offer by BWC Financial to purchase from its shareholders any dissenting shares at the price stated, but only if the Merger is consummated. However, the determination by BWC Financial of fair market value is not binding on its shareholders.

A BWC Financial shareholder who does not accept BWC Financial’s determination of fair market value must send a written demand to BWC Financial, 1400 Civic Drive, Walnut Creek, CA 94596, Attention: Corporate Secretary. The written demand must state the number and class of shares held of record by such shareholder which the shareholder demands that BWC Financial purchase for cash, and it must contain a statement of the amount which the shareholder claims to be the fair market value of the dissenting shares as of the day before announcement of the proposed Merger. That statement will constitute an offer by the shareholder to sell his or her dissenting shares to BWC Financial at that price.

If BWC Financial and a dissenting shareholder do not agree on each other’s proposed purchase price, the shareholder has the right, for six months following the mailing of the notice of approval, to file a lawsuit to have the fair market value determined by a court. The fair market value of dissenting shares determined by the court in those circumstances could be higher or lower than the amount offered by BWC Financial in the notice of approval or the consideration provided for in Merger Agreement, and any such determination would be binding on the dissenting shareholders involved in the lawsuit and on BWC Financial. Any party may appeal from the judgment. However, the court action to determine the fair market value of shares will be suspended if litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing the merger. No shareholder who has appraisal rights under Chapter 13 will have any right to attack the validity of the Merger except in an action to test whether the number of shares required to authorize the Merger has been legally voted in favor of the Merger.

Dissenting BWC Financial shares may lose their status as such if any of the following events occurs:

•	the Merger is abandoned (in which case BWC Financial must pay on demand to dissenting shareholders who have initiated proceedings in good faith as provided under Chapter 13 all necessary expenses and reasonable attorneys’ fees incurred in such proceedings);

•	the dissenting shares are transferred before being submitted to BWC Financial for endorsement;

•	the dissenting shareholder withdraws his or her demand with the consent of BWC Financial; or,

•	in the absence of agreement between the dissenting shareholder and BWC Financial as to the price of his or her shares, the BWC Financial shareholder fails to file suit or otherwise fails to become a party to such suit within six months following the mailing of the notice of approval.

The receipt of a cash payment for dissenting shares will result in recognition of gain or loss for federal and California state income tax purposes by dissenting shareholders. See “The Merger—Certain federal income tax consequences” on page     . SHAREHOLDERS SHOULD BE AWARE THAT THE FAIR MARKET VALUE OF THEIR SHARES COULD BE GREATER THAN, THE SAME AS, OR LESS THAN THE MERGER CONSIDERATION. THE SANDLER O’NEILL OPINION IS NOT AN OPINION AS TO FAIR MARKET VALUE UNDER CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATIONS LAW.

RESALES OF FIRST REPUBLIC COMMON STOCK

The shares of First Republic common stock to be issued to shareholders of BWC Financial under the Merger Agreement are not required to be registered under the Securities Act of 1933, as amended, or any state securities laws, under an exemption from registration under Section 3(a)(2) of the Securities Act. These shares may be freely traded without restriction after the Merger.

THE MERGER AGREEMENT

The following is a summary of the material terms and provisions of the Merger Agreement. The Merger Agreement was amended by the parties by an Amendment of Agreement and Plan of Merger, dated August 10, 2006 (“Amendment to Merger Agreement”), to provide that participants in the BWC Financial ESOP could elect to receive cash in lieu of shares of First Republic stock, as described in further detail below. The following summary is qualified in its entirety by reference to the Merger Agreement, which is attached as Appendix B and incorporated by reference herein, and to the Amendment to the Merger Agreement, which is attached as Appendix C and incorporated by reference herein, to this proxy statement. We urge you to read the Merger Agreement and the Amendment to Merger Agreement in their entirety.

STRUCTURE OF THE MERGER; EFFECTIVE TIME

The Merger Agreement contemplates the merger of BWC Financial and Bank of Walnut Creek with and into First Republic. First Republic will be the surviving corporation in the merger and will continue its corporate existence under Nevada law. The Merger will become effective upon the filing of an agreement of merger with the Secretary of State of the State of California and Nevada, or at such time thereafter as is provided in the agreement of merger. The closing of the Merger will take place on a date to be specified by the parties, which will be the earliest practicable day after satisfaction of all of the conditions stated in the Merger Agreement, unless First Republic and BWC Financial agree to another time or date. See “—Conditions to Completion of the Merger” on page     .

CONVERSION OF BWC FINANCIAL COMMON STOCK

If you are a shareholder of BWC Financial common stock as of the effective time of the Merger, each of your shares of BWC Financial common stock will be converted into the right to receive 0.97 shares of First Republic common stock. Your shares of BWC Financial common stock will no longer be outstanding and will be automatically canceled and retired and will cease to exist. Your stock certificate previously representing shares of BWC Financial common stock will be exchanged for a certificate representing whole shares of First Republic common stock.

You will not receive any fractional shares of First Republic common stock. If you are entitled to a fraction of a share of First Republic common stock you will, instead, receive an amount in cash. The cash amount will be equal to the average of the closing prices as reported on the New York Stock Exchange for the First Republic

common stock for the ten trading days ending on the trading day immediately preceding the closing date, multiplied by the fraction of a share of First Republic common stock to which you would have otherwise been entitled. You will not be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of a fractional share. In the event First Republic pays, declares or otherwise effects a stock split, reverse stock split, reclassification or stock dividend or stock distribution with respect to First Republic common stock between the date of the Merger Agreement and the effective time of the Merger, appropriate adjustments will be made to the average First Republic closing price of First Republic common stock.

ESOP

If you are a participant (as defined in the ESOP) in BWC Financial’s ESOP, then for each share of BWC Financial held in your ESOP account, you may (but need not) elect to follow different conversion procedures than those described above. In particular, you will have the right to elect to receive, for each BWC Financial share held in your ESOP account immediately prior to the effective time of the Merger, a cash payment equal to 0.97 of the market value of a share of First Republic common stock, based on the closing price for the trading day immediately preceding the closing date. The full procedures for conversion of ESOP Shares are detailed in Section 3.8 of the Amendment to the Merger Agreement, attached hereto as Appendix C which you are strongly encouraged to read.

OPTIONS

At the effective time of the Merger, each option to acquire BWC Financial common stock which is outstanding and unexercised will be converted automatically into the right to receive cash from First Republic equal to the difference between the exercise price per share of the BWC Financial option and 0.97 of the market value of a share of First Republic common stock, based on the average of the closing prices for the ten trading days ending on the trading day immediately preceding the closing date. The cash amount will be rounded up to the nearest cent.

EXCHANGE AGENT; EXCHANGE PROCEDURE

Under the Merger Agreement, First Republic has agreed to appoint Mellon Investment Services or its successor, or any other bank or trust company mutually acceptable to BWC Financial and First Republic, as exchange agent for the purpose of exchanging certificates representing the First Republic common stock which are to be issued pursuant to the Merger Agreement. As soon as practicable after the effective time of the Merger, upon the surrender of your BWC Financial shares certificate for cancellation, you will be entitled to receive a certificate representing the number of shares of First Republic common stock determined in accordance with the Merger Agreement and a payment in cash with respect to any fractional shares. DO NOT SEND IN YOUR CERTIFICATES AT THIS TIME. PLEASE WAIT UNTIL YOU RECEIVE A TRANSMITTAL LETTER WITH MORE SPECIFIC INSTRUCTIONS ON EXCHANGING YOUR CERTIFICATES.

You will not receive any dividends or other distributions of any kind which are declared payable to shareholders of record of the shares of First Republic common stock after the effective time of the Merger until you surrender your certificate for shares of BWC Financial common stock. Upon such surrender of your BWC Financial stock certificate, you will be paid, without interest, any dividends or other distributions with respect to the shares of First Republic common stock as to which the record date and payment date occurred on or after the effective time of the Merger and on or before the date on which you surrendered your certificate for shares of BWC Financial common stock.

If you would like your certificate for shares of First Republic common stock to be issued in a name other than the name or names in which your exchanged BWC Financial certificate is registered, you will have to pay to the exchange agent any transfer costs, taxes or other expenses required by reason of the issuance of certificates for such shares of First Republic common stock in a name other than the registered holder of the exchanged BWC Financial certificate.

All dividends or distributions, and any cash to be paid instead of fractional shares, if held by the exchange agent for payment or delivery to the holders of unsurrendered BWC Financial certificates representing shares of BWC Financial common stock and unclaimed at the end of six months from the effective time of the Merger, shall (together with any interest earned thereon) at such time be paid or redelivered by the exchange agent to First Republic. After such time, if you still have not surrendered your BWC Financial certificate, you must look as a general creditor only to First Republic for payment or delivery of such dividends or distributions of cash, as the case may be.

Neither BWC Financial nor First Republic shall be liable to you for such shares (or dividends or distributions thereon) or cash payable instead of fractional shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

If you hold shares in the BWC Financial ESOP, the ESOP Trustee will first contact you to determine whether you elect to receive cash or First Republic shares in exchange for the BWC Financial shares you hold in your ESOP account. Then, the ESOP Trustee will notify the exchange agent of your election, and the exchange agent will deliver such consideration (cash or First Republic shares) to the ESOP Trustee, on your behalf, and will be deposited in your ESOP account, in accordance with the terms of the ESOP.

REPRESENTATIONS AND WARRANTIES

In the Merger Agreement, BWC Financial makes certain customary representations, including those related to the following:

•	Incorporation, valid existence and authority to conduct business;

•	Authorization to enter into the Merger Agreement, and the absence of any material conflict between the Merger Agreement and other agreements to which each is a party;

•	Capital structure;

•	The filing of necessary documents with applicable governmental agencies and the accuracy of information in regulatory filings;

•	The accuracy of representations in the Merger Agreement, financial statements and this document;

•	Compliance with applicable laws specifically including applicable employment laws;

•	Necessary licenses and permits;

•	The absence of material litigation involving it;

•	The adequacy of its allowance for loan losses;

•	The status of its insurance coverage and claims;

•	The filing of tax returns and payment of taxes;

•	The performance of contractual obligations;

•	Receipt of a fairness opinion from its financial adviser;

•	The compliance with all environmental laws;

•	Title to its assets;

•	The status of its loan and investment portfolios;

•	Its responsibility for broker’s fees;

•	Identification of all material contracts to which it is a party;

•	Compliance with ERISA;

•	Compliance of any loans to its officers, directors or employees with regulatory requirements;

•	The absence of any material adverse change or undisclosed liabilities.

CONDUCT OF BUSINESS PENDING THE MERGER

In the Merger Agreement, BWC Financial and First Republic have agreed to:

•	Conduct its business in the ordinary course;

•	Provide First Republic with access to its records;

•	Cooperate in preparing and filing an application for a permit to issue, and to register, the First Republic common stock being offered to shareholders of BWC Financial;

•	Seek the approval of its shareholders;

•	Cooperate in the filing of regulatory applications;

•	Give notice of a material adverse change or other event that might prevent the merger from occurring; and

•	Cooperate in the preparation of any press releases.

In the Merger Agreement, BWC Financial and First Republic agree that, without the prior written consent of First Republic, they will not take the following actions, among other restrictions:

•	Change their capital structures;

•	Amend their articles of incorporation or bylaws;

•	Borrow any money outside the ordinary course;

•	Materially change their loan underwriting policies or procedures;

•	Enter into any derivative or hedging transactions outside the ordinary course of business; or

•	Take any action that would impair the completion of the merger;

•	Enter into or modify any employment or severance agreements;

•	Make any new loans over $5,000,000 secured by real property or loans over $3,000,000 unsecured without prior notice to First Republic and resolution of any objection First Republic might have;

•	Acquire any securities other than short-term government securities;

•	Terminate any material contract;

•	Materially change its deposit pricing policies or interest rate or other risk management policies;

•	Grant any security interest on any of its assets except in the ordinary course;

•	Sell any material assets except in the ordinary course;

•	Pay dividends other than regular quarterly dividends not to exceed $0.10 per share;

•	Hire new employees except to fill existing vacancies or new positions at a salary not to exceed $75,000 during the first employment year;

•	Make any new capital expenditure in excess of $10,000 individually or $50,000 in the aggregate;

•	Make any material changes in its asset and deposit mix;

•	Transfer any material property or assets except in the ordinary course or to fulfill pre-existing contractual obligations;

•	Enter into or modify contracts that are not terminable at will that call for aggregate annual payments of $25,000 or more;

•	Acquire any assets except in the ordinary course;

•	Change its investment securities portfolio or invest in any mortgage-backed or mortgage-related securities that would be considered “high risk”;

•	Accelerate the payment of any material liabilities; or

•	Terminate employees except for routine for cause terminations.

Section 7.2 of the Merger Agreement should be reviewed for a complete list of the restrictions.

CONDITIONS TO COMPLETION OF THE MERGER

Completion of the Merger is subject to satisfaction of certain conditions. The obligations of the parties to complete the Merger are subject to the following conditions:

•	The absence of any injunction or other legal proceeding restraining the merger;

•	Receipt of required regulatory approvals and third party consents (See Regulatory Approvals Required at page );

•	Receipt of an order declaring the registration statement of First Republic effective, if applicable;

•	Receipt of an opinion from First Republic’s counsel, White & Case LLP that the Merger will qualify as a tax-free reorganization under the Internal Revenue Code;

•	The First Republic common stock to be issued in the Merger shall have been approved for listing on the New York Stock Exchange;

•	Receipt of approval by the shareholders of BWC Financial;

•	No government action shall have been taken that would prevent the parties from completing the Merger or require First Republic to divest any material portion of BWC Financial’s assets; and

•	BWC Financial will not have suffered any material adverse change.

In addition, First Republic’s obligation to complete the Merger is subject to satisfaction of the following conditions, among others:

•	The representations of BWC Financial shall be accurate;

•	BWC Financial will have performed its obligations under the Merger Agreement;

•	No regulatory authority will have imposed any unduly burdensome condition on its approval of the completion of the merger;

•	First Republic will have received customary closing certificates of officers of BWC Financial;

•	First Republic will have received executed voting agreements from the directors of BWC Financial;

•	Holders of not more than 5% of outstanding BWC Financial common stock will have voted against the Merger and have complied with all provisions of the California General Corporation Law concerning the right of shareholders to dissent from the Merger and require appraisal of their shares of BWC Financial; and

•	Certain employees of BWC Financial will have signed employment agreements acceptable to First Republic.

Section 9.3 of the Merger Agreement should be reviewed for a complete list of conditions to First Republic’s obligation to complete the Merger.

The obligation of BWC Financial to complete the Merger is subject to satisfaction of the following conditions:

•	The representations of First Republic shall be accurate;

•	First Republic shall have performed its obligations under the Merger Agreement;

•	First Republic shall not have suffered any material adverse change; and

•	BWC Financial will have received customary closing certificates of officers of First Republic.

EXTENSION; WAIVER

At any time before the closing of the Merger, the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered under it, and waive compliance with any of the agreements or conditions contained in the Merger Agreement. To “waive” means to give up rights.

Any agreement on the part of a party to the Merger Agreement to any extension or waiver will be valid only if included in a written instrument signed on behalf of the party.

TERMINATION

First Republic and BWC Financial can, by mutual consent, terminate the Merger Agreement without completing the Merger, even if the shareholders of BWC Financial have approved it. If the Merger Agreement is terminated, the Merger will not occur.

Either First Republic or BWC Financial can terminate the Merger Agreement if any of the following events occurs:

•	if any Governmental Entity issues a final and non-appealable order, decree, ruling, or other action that permanently prevents the transactions contemplated by the Merger;

•	if the shareholders of BWC Financial fail to approve the Merger Agreement at their shareholders meeting;

•	if the other party breaches any representation, warranty, covenant or agreement and fails to cure the breach within 10 days after written notice from the other party; or

•	after January 1, 2007, if the Merger has not been consummated by then, unless the failure to consummate the Merger was due to the failure of the party requesting termination to perform an obligation under the Merger Agreement.

First Republic may terminate the Merger Agreement if:

•	BWC Financial’s board of directors fails to recommend the Merger, changes or plans to change its positive recommendation of the Merger, approves or recommends an acquisition proposal other than the Merger, enters or plans to enter into agreements for another acquisition proposal, or recommends that BWC Financial shareholders tender their shares in connection with an offer that is not made by First Republic;

•	BWC Financial breaches its obligations under the Merger Agreement with respect to the solicitation and consideration of offers other than the Merger.

BWC Financial may terminate the Merger Agreement if BWC Financial’s board of directors authorizes BWC Financial, subject to complying with the terms of the Merger Agreement, to enter into a written agreement with respect to a superior acquisition proposal by a third party provided that:

•	BWC Financial’s board of directors complies with the provisions of the Merger Agreement relating to the non-solicitation of competing acquisition proposals and in responding to unsolicited acquisition proposals;

•

Before taking any action BWC Financial promptly gives First Republic notice of its decision to take such action, the notice specifies the material terms and conditions of the superior acquisition proposal and identifies the person making such superior acquisition proposal, and BWC Financial gives First

Republic at least five business days to propose revisions to the Merger Agreement in response to the superior acquisition proposal and BWC Financial negotiates in good faith with First Republic with respect to such proposed revisions;

•	BWC Financial board of directors reasonably determines in good faith that it is necessary to terminate the Merger Agreement in order to comply with its fiduciary duties under applicable law; and

•	BWC Financial pays a termination fee to First Republic as described below.

If the Merger Agreement is terminated, it will become void, except that the provisions regarding payment of expenses, confidentiality, payment of any termination fees if applicable or any relevant general provisions of the Merger Agreement will continue in effect. Also, if the Merger Agreement is terminated due to a party’s breach, the termination will not relieve the breaching party from its liability and the non-breaching party will retain all of its legal rights and remedies against the breaching party for its breach.

TERMINATION FEE

BWC Financial is required to pay First Republic a termination fee of $7.0 million plus First Republic’s expenses relating to the Merger under the following circumstances:

•	if First Republic terminates the Merger Agreement because BWC Financial’s board of directors fails to recommend the Merger, adversely alters or modifies its favorable recommendation, approves or recommends an acquisition proposal other than the Merger, enters or plans to enter into agreements for another acquisition proposal, or recommends that BWC Financial shareholders tender their shares in connection with an offer that is not made by First Republic;

•	if First Republic terminates the Merger Agreement because BWC Financial breaches its obligations under the Merger Agreement with respect to the solicitation and consideration of offers other than the Merger;

•	if BWC Financial terminates the Merger Agreement in connection with the acceptance of a superior acquisition proposal by BWC Financial’s board of directors that is deemed necessary to fulfill its fiduciary duties as discussed above;

•	if there is a publicly known acquisition proposal other than the Merger, and the Merger Agreement is later terminated because of BWC Financial shareholders’ failure to approve the Merger or because the Merger is not consummated in time because of BWC Financial’s actions, and BWC Financial enters into or completes an acquisition proposal within 12 months after termination of the Merger Agreement.

BWC Financial is also required to pay First Republic a termination fee of $2.0 million plus First Republic’s expenses in connection with the Merger in the event BWC Financial breaches a representation, warranty covenant or agreement in the Merger Agreement that would give rise to the failure of certain conditions precedent that is not capable of being cured, or has not been cured within 10 days after notice of such breach.

EXPENSES

Generally, each party has agreed to bear its own expenses in this transaction. BWC Financial will bear the costs of distributing this proxy material and of conducting a meeting of its shareholders.

First Republic will pay the fees and costs related to the listing of the shares of First Republic common stock for trading on the New York Stock Exchange.

AMENDMENT

First Republic has the unilateral right, after consultation with BWC Financial, to change the method of effecting the Merger to the extent permitted by law. However, no such change may change the amount or kind or the merger consideration, diminish the benefits to be received by the directors, officers or employees of BWC

Financial as described in the Merger Agreement, materially delay the consummation of the Merger or adversely affect the tax treatment of BWC Financial shareholders.

The parties may amend the Merger Agreement at any time before or after approval of the Merger Agreement by the shareholders of First Republic and BWC Financial. However, after the approval by the shareholders of First Republic and BWC Financial, no amendment may change the form of consideration or the value of the consideration to be received by the shareholders of BWC Financial or which by law requires further approval by the shareholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

OPERATIONS FOLLOWING THE MERGER

BWC Financial Corp and Bank of Walnut Creek will be merged into First Republic and will no longer be separate entities. First Republic will continue as the surviving entity.

Although there can be no assurance that any specific level of cost savings will be achieved or as to the timing thereof, First Republic currently expects to achieve certain cost savings in combined operations through consolidation of branch operations and certain executive and back-office positions following completion of the Merger.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

On May 22, 2006, First Republic announced that it had entered into a merger agreement to acquire all of the outstanding shares of common stock of BWC Financial. The completion of the Merger is subject to customary conditions, including the approval of bank regulatory authorities and BWC Financial stockholders. The parties expect to complete this transaction during the fourth quarter of 2006.

On May 20, 2006, First Republic entered into a definitive agreement and plan of merger to acquire BWC Financial for approximately $177 million in First Republic common stock (using the closing price of First Republic’s common stock on May 19, 2006, the day before announcement of the merger) for the outstanding common stock of BWC Financial. The definitive agreement provides for a fixed exchange ratio of 0.97 of a share of First Republic common stock for each BWC Financial share, which was used for purposes of preparing the unaudited pro forma combined condensed financial statements. The definitive agreement provides for the cash payment of any BWC Financial stock options that are unexercised at closing and allows ESOP Participants to elect to receive cash instead of stock for shares owned in the ESOP. For purposes of these pro forma combined condensed financial statements, First Republic has assumed that all BWC Financial stock options will be exercised prior to closing and that no ESOP Participants elect to receive cash; therefore, 100% of the merger consideration is assumed to be paid in common stock of First Republic.

The following unaudited pro forma condensed combined financial statements give effect to the merger of First Republic and BWC Financial. The unaudited pro forma condensed combined balance sheet assumes the Merger took place on June 30, 2006 after giving effect to adjustments. The unaudited pro forma condensed combined statements of income assume the Merger was consummated as of the beginning of the first period presented.

These unaudited pro forma condensed combined financial statements should be read in conjunction with “Selected Financial Information About First Republic,” “Selected Financial Information about BWC Financial,” and the historical consolidated financial statements and the related notes of First Republic and BWC Financial incorporated by reference in this document. The unaudited pro forma condensed combined financial statements are being presented for illustrative purposes only. The unaudited pro forma condensed combined statements of income are not necessarily indicative of operating results or financial conditions which would have been achieved had the Merger been consummated as of the beginning of the first period presented and do not purport to project operating results or financial conditions for any future period or as of any future date. See “Where you Can Find Additional Information” on page     .

FIRST REPUBLIC AND BWC FINANCIAL

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

AS OF JUNE 30, 2006

	HISTORICAL		PRO FORMA ADJUSTMENTS		PRO FORMA COMBINED
(DOLLARS IN THOUSANDS)	FIRST REPUBLIC	BWC FINANCIAL
ASSETS:
Cash and cash equivalents	$166,032	$28,992	$2,611	I	$197,635

Investment Securities:
Available-for-sale, at fair value	1,411,495	78,207	—		1,489,702
Held to maturity, at amortized cost	605,818	11,684	(182)	A	617,320
Loans, net	7,385,181	435,206	2,338	B	7,822,725
Loan held for sale	206,697	—	—		206,697
Mortgage servicing rights	26,165	—	—		26,165
Other intangible assets, net	1,744	—	11,484	D	13,228
Investments in life insurance	155,197	—	—		155,197
Prepaid expenses and other assets	199,580	8,794	(5,213)	E	203,161
FHLB stock, at cost	82,368	3,730	—		86,098
Goodwill	77,418	—	120,154	C	197,572
Premises and equipment, net	62,652	3,353	—		66,005

Total Assets	$10,380,347	$569,966	$131,192		$11,081,505

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Liabilities:
Deposits:
Noninterest bearing	$1,142,295	$145,171	$—		$1,287,466
Now accounts	946,517	39,956	—		986,473
Savings and money market	3,752,287	197,677	—		3,949,964
Certificates of deposit	1,791,876	39,234	(356)	F	1,830,754

Total deposits	7,632,975	422,038	(356)		8,054,657
Federal Home Loan Bank advances and other borrowings	1,752,500	90,705	(717)	G	1,842,488
Accrued interest payable and other liabilities	164,262	2,387	2,300	H	168,949
Subordinated notes	63,770	—	—		63,770

Total liabilities	9,613,507	515,130	1,227		10,129,864

Minority interest in subsidiaries	148,590	—	—		148,590

Shareholders’ equity:
Preferred stock	115,000	—	—		115,000
Common stock	180,687	44,523	140,278	I	365,488
Retained earnings	321,856	11,142	(11,142)	I	321,856
Accumulated other comprehensive income (loss), net of taxes	707	(829)	829	I	707

Total shareholders’ equity	618,250	54,836	129,965		803,051

Total Liabilities and Shareholders’ equity	$10,380,347	$569,966	$131,192		$11,081,505

FIRST REPUBLIC AND BWC FINANCIAL

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

SIX MONTHS ENDED JUNE 30, 2006

	HISTORICAL		PRO FORMA ADJUSTMENTS		PRO FORMA COMBINED
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)	FIRST REPUBLIC	BWC FINANCIAL
INTEREST INCOME:
Interest on real estate and other loans	$223,615	$18,222	$(326)	B	$241,511
Interest on investments	48,229	2,036	31	A	50,296

Total interest income	271,844	20,258	(295)		291,807

INTEREST EXPENSE:
Interest on customer deposits	101,805	3,493	8	F	105,306
Interest on FHLB advances and other borrowings	24,783	1,839	44	G	26,666
Interest on subordinated notes	2,536	—	—		2,536

Total interest expense	129,124	5,332	52		134,508

Net interest income	142,720	14,926	(347)		157,299
Provision for loan losses	—	—	—		—

Net interest income after provision for loan losses	142,720	14,926	(347)		157,299

NONINTEREST INCOME:
Investment advisory, trust and brokerage fees	25,151	—	—		25,151
Loan and related fees	3,534	—	—		3,534
Deposit customer fees	2,710	382	—		3,092
Gain on sale of loans	1,890	—	—		1,890
Income from investments in life insurance	3,202	—	—		3,202
Other income	1,944	772	—		2,716

Total noninterest income	38,431	1,154	—		39,585

NONINTEREST EXPENSE:
Salaries and related benefits	66,049	5,455	325	J	71,829
Occupancy	18,860	1,233	—		20,093
Advertising and marketing	8,078	200	—		8,278
Information systems	8,839	476	—		9,315
Professional fees	3,747	636	—		4,383
Travel expenses	3,009	—	—		3,009
Other expenses	17,547	1,402	575	D	19,524

Total noninterest expense	126,129	9,402	900		136,431

Income before minority interest in subsidiaries and income taxes	55,022	6,678	(1,247)		60,453
Minority interest in subsidiaries	6,541	—	—		6,541

Income from continuing operations before provision for income taxes	48,481	6,678	(1,247)		53,912
Provision for income taxes	14,000	2,514	(524)	K	15,990

Income from continuing operations	34,481	4,164	(723)		37,922
Dividends on preferred stock	3,740	—	—		3,740

Net income from continuing operations available to common stockholders	$30,741	$4,164	$(723)		$34,182

Basic EPS—continuing operations	$1.20	$1.01			$1.16
Diluted EPS—continuing operations	$1.15	$1.00			$1.11
Dividends paid per common share	$0.275	$0.20			$0.275
Weighted average basic shares outstanding	25,513,625	4,133,402	(124,002)	L	29,523,025

Weighted average diluted shares outstanding	26,880,183	4,181,074	(125,432)	L	30,935,825

FIRST REPUBLIC AND BWC FINANCIAL

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

YEAR ENDED DECEMBER 31, 2005

	HISTORICAL		PRO FORMA ADJUSTMENTS		PRO FORMA COMBINED
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)	FIRST REPUBLIC	BWC FINANCIAL
INTEREST INCOME:
Interest on real estate and other loans	$361,241	$30,704	$(652)	B	$391,293
Interest on investments	62,182	3,495	94	A	65,771

Total interest income	423,423	34,199	(558)		457,064

INTEREST EXPENSE:
Interest on customer deposits	124,412	4,708	325	F	129,445
Interest on FHLB advances and other borrowings	40,290	2,453	115	G	42,858
Interest on subordinated notes	5,071	—	—		5,071

Total interest expense	169,773	7,161	440		177,374

Net interest income	253,650	27,038	(998)		279,690
Provision for loan losses	4,000	—	—		4,000

Net interest income after provision for loan losses	249,650	27,038	(998)		275,690

NONINTEREST INCOME:
Investment advisory, trust and brokerage fees	47,650	—	—		47,650
Loan and related fees	6,293	—	—		6,293
Deposit customer fees	4,640	1,891	—		6,531
Gain on sale of loans	6,507	74	—		6,581
Gain (loss) on sale of investment securities	(630)	3	—		(627)
Income from investments in life insurance	4,405	—	—		4,405
Other income	4,048	435	—		4,483

Total noninterest income	72,913	2,403	—		75,316

NONINTEREST EXPENSE:
Salaries and related benefits	113,068	9,743	650	J	123,461
Occupancy	33,064	2,456	—		35,520
Advertising and marketing	14,241	243	—		14,484
Information systems	13,327	825	—		14,152
Professional fees	8,815	651	—		9,466
Travel expenses	5,154	—	—		5,154
Other expenses	28,947	2,677	1,150	D	32,774

Total noninterest expense	216,616	16,595	1,800		235,011

Income before minority interest in subsidiaries and income taxes	105,947	12,846	(2,798)		115,995
Minority interest in subsidiaries	13,082	—	—		13,082

Income from continuing operations before provision for income taxes	92,865	12,846	(2,798)		102,913
Provision for income taxes	32,038	4,956	(1,175)	K	35,819

Income from continuing operations	60,827	7,890	(1,623)		67,094
Dividends on preferred stock	6,812	—	—		6,812

Net income from continuing operations available to common stockholders	$54,015	$7,890	$(1,623)		$60,282

Basic EPS—continuing operations	$2.21	$1.89			$2.12
Diluted EPS—continuing operations	$2.08	$1.86			$2.00
Dividends paid per common share	$0.475	$0.34			$0.475
Weighted average basic shares outstanding	24,435,960	4,182,661	(125,480)	L	28,493,141

Weighted average diluted shares outstanding	26,028,814	4,243,316	(127,299)	L	30,144,831

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

1. Basis of Pro Forma Presentation

The unaudited pro forma combined condensed financial information related to the Merger is included as of and for the six months ended June 30, 2006 and for the year ended December 31, 2005. The pro forma adjustments included herein reflect the conversion of BWC Financial common stock into First Republic common stock. BWC Financial shareholders have the right, to receive First Republic shares for a fixed exchange ratio of 0.97 of a share of First Republic common stock. The number of First Republic shares to be issued is the exchange ratio multiplied by the number of BWC Financial shares to be exchanged for First Republic shares. For purposes of this proforma presentation, the value of the First Republic shares issued is determined by using the average closing price of First Republic shares on the three days immediately prior to June 30, 2006.

The Merger will be accounted for using the purchase method of accounting; accordingly, First Republic’s cost to acquire BWC Financial will be allocated to the assets and liabilities of BWC Financial based on their respective fair values on the date the Merger is completed.

The unaudited pro forma combined condensed financial information includes estimated adjustments to record the assets and liabilities of BWC Financial at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the Merger is completed and after completion of a final analysis to determine the fair values of BWC Financial’s tangible and identifiable intangible assets and liabilities as of the date the Merger is completed. Accordingly, the final purchase accounting adjustments may be materially different from the pro forma adjustments presented in this document. Increases or decreases in the fair value of the net assets, commitments, executory contracts, and other items of BWC Financial as compared with the information shown in this proxy statement may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities.

The unaudited pro forma combined condensed financial information presented in this proxy statement does not necessarily indicate the results of operations or the combined financial position that would have resulted had the Merger been completed at the beginning of the applicable period presented, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

2. Pro Forma Adjustments

The unaudited pro forma combined condensed financial information for the Merger includes the pro forma balance sheet at June 30, 2006 assuming the Merger was completed on June 30, 2006. The unaudited pro forma combined condensed statements of income for the six months ended June 30, 2006 and the year ended December 31, 2005 were prepared assuming the Merger was completed on January 1, 2005.

The unaudited pro forma combined condensed financial information reflects an assumed issuance on June 30, 2006 of 4,027,872 shares of First Republic common stock with an aggregate value of $177,065,000. All BWC Financial stock options are assumed to be exercised at closing, resulting in the receipt by BWC Financial of approximately $2,611,000 of cash proceeds and the issuance of 128,465 shares of First Republic common stock; the net value of the stock options is $3,036,000, resulting in total consideration of approximately $180,101,000.

FINANCIAL INFORMATION

The allocation of the purchase price is as follows:

	June 30, 2006
	(Dollars in thousands except share and per share amounts)
Purchase price:
Number of shares of First Republic common stock issued for outstanding BWC Financial common stock	4,027,872
First Republic share price assumed at June 30, 2006	$43.96

		$177,065
Value of First Republic common stock issued for BWC Financial options assumed to be converted prior to closing, net of proceeds from exercise		3,036

Total stock consideration		180,101

Acquisition costs:
Direct costs of acquisition		4,700

Total purchase price and acquisition costs		184,801

Net assets acquired:
BWC Financial shareholders’ equity	54,836
Estimated adjustments to reflect assets at fair value:
Proceeds from option exercises	2,611
Investment securities	(182)
Loans	2,338
Identified intangibles	11,484
Deferred income taxes	(5,213)
Estimated adjustments to reflect liabilities at fair value:
Deposits	356
Personnel and transaction related accrued liabilities	(2,300)
FHLB advances	717

		64,647

Goodwill resulting from the Merger		$120,154

The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

A. Adjustment of the investment securities held to maturity portfolio to fair value. The adjustment will be amortized over the remaining life of the securities portfolio. The impact of the adjustment is to increase interest income by approximately $31,000 for the six months ended June 30, 2006 and $94,000 for the year ended December 31, 2005.

B. Adjustment of the loan portfolio to fair value. The adjustment will be amortized over the estimated remaining life of the related loans. The impact of the adjustment is to decrease interest income by approximately $326,000 for the six months ended June 30, 2006 and $652,000 for the year ended December 31, 2005.

C. Adjustment to record goodwill resulting from the Merger.

D. Adjustment to record intangible assets (other than goodwill) resulting from the Merger based on estimated fair values. The value of the intangible assets represents the estimated future economic benefit from the acquired customer balances and other items. The impact of the adjustment is to increase noninterest expense by the amortization of core deposit intangibles by approximately $575,000 for the six months ended June 30, 2006 and $1,150,000 for the year ended December 31, 2005. Amortization is based on the straight line method over 10 years.

E. Adjustment to net deferred tax assets to reflect deferred taxes resulting from the pro forma adjustments. Deferred taxes were recorded using a 42% tax rate.

F. Adjustment to the fair value of fixed-rate deposit liabilities based on current interest rates for similar instruments. The adjustment will be accreted over the estimated remaining term of the related deposit liability. The impact of the adjustment is to increase interest expense by approximately $8,000 for the six months ended June 30, 2006 and $325,000 for the year ended December 31, 2005.

G. Adjustment to the fair value of FHLB advances based on current interest rates for similar instruments. The adjustment will be accreted over the estimated remaining term of the advances. The impact of the adjustment is to increase interest expense by approximately $44,000 for the six months ended June 30, 2006 and $115,000 for the year ended December 31, 2005.

H. Adjustment to recognize certain transaction costs as accrued expenses and to adjust other liabilities.

I. Adjustment to eliminate BWC Financial’s historical shareholders’ equity and to reflect the issuance of First Republic common stock for the acquisition. Additionally, the adjustment reflects the conversion of BWC Financial stock options into shares of common stock prior to closing.

J. Adjustment to record compensation for certain retention and employment agreements. The impact of the adjustment is to increase salaries and employee benefits by approximately $325,000 for the six months ended June 30, 2006 and $650,000 for the year ended December 31, 2005.

K. Adjustment to record the tax effects of the pro forma adjustments using a 42% tax rate.

L. Adjustment to the historical weighted average shares of First Republic and BWC Financial based on the terms of the acquisition to determine the equivalent weighted average shares of First Republic for the six months ended June 30, 2006 and for the year ended December 31, 2005. Earnings per share have been computed based on the combined company and the impact of the purchase accounting adjustments.

3. Merger Related Integration Charges

In connection with the Merger, plans are being developed to integrate certain operations of First Republic and BWC Financial. Total costs for this integration process, which are not included in the pro forma presentation, have been currently estimated at $2.5 million on a pretax basis. Additionally, First Republic expects to make leasehold improvements to BWC Financial locations and to purchase new computers, software, signage and other equipment; the total cost of these items is currently estimated at approximately $9.4 million, which will be capitalized and expensed over their useful lives. The specific details of these plans will continue to be refined over the next several months. Management of both companies are assessing operations, including information systems, premises, equipment, benefit plans, service contracts and personnel, to determine the optimum strategies to realize cost savings.

INFORMATION ABOUT BWC FINANCIAL

For a detailed description of BWC Financial’s business, the latest financial statements of BWC Financial, management’s discussion and analysis of BWC Financial’s financial condition and results of operations, and other important information concerning BWC Financial, please refer to BWC Financial’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, and June 30, 2006, each of which is incorporated by reference into this proxy statement.

INFORMATION ABOUT FIRST REPUBLIC

For a detailed description of First Republic’s business, the latest financial statements of First Republic, management’s discussion and analysis of First Republic’s financial condition and results of operations, and other important information concerning First Republic, please refer to First Republic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2006 and June 30, 2006, each of which is incorporated by reference into this proxy statement.

GENERAL

First Republic Bank is a FDIC insured, publicly owned commercial bank chartered by the State of Nevada. First Republic operates principally in California, Nevada, Greenwich, Connecticut, Boston, Massachusetts and New York City. First Republic Bancorp (“Bancorp”), the legal predecessor of First Republic, was incorporated in 1985. A subsidiary of Bancorp operated primarily in California as a thrift and loan company from 1985 until 1997.

In 1990, Bancorp established a wholly owned mortgage originating subsidiary named First Republic Mortgage, Inc., which commenced operations from its office in Las Vegas, Nevada. Until January 1994, First Republic Mortgage, Inc. originated construction loans for low- and moderate-income single family homes and multifamily units and originated permanent mortgage loans for multifamily units and commercial real estate properties; all of these properties were located in or proximate to Las Vegas.

In 1993, Bancorp acquired all of the common stock of a Nevada chartered thrift and loan. The purpose of this acquisition was to enable First Republic to gather deposits in the Las Vegas, Nevada area and to continue its lending activities as a FDIC deposit insured financial institution. Upon approval by federal and state regulatory agencies, this institution was renamed First Republic Savings Bank.

In 1997, Bancorp was merged with and into its Nevada thrift and loan subsidiary, transforming First Republic into a publicly traded, commercial bank chartered in the State of Nevada. In 1998, First Republic acquired banking powers in the state of New York. In 1999, First Republic completed the acquisition of Trainer Wortham. In addition, First Republic formed First Republic Preferred Capital Corporation, a subsidiary that qualifies as a real estate investment trust (“REIT”) for federal income tax purposes. In 2000, First Republic acquired an 18% ownership interest in the parent company of Froley Revy, which specializes in managing convertible securities portfolios. Subsequently, in 2002, First Republic acquired the remaining 82% ownership interest in Froley Revy. Also in 2000, First Republic formed both First Republic Securities Company, LLC, which now operates as an NASD licensed broker dealer and FR Holdings, Inc., an investment company that invests in selected venture capital, private equity and other investment activities. In 2001, First Republic formed First Republic Preferred Capital Corporation II, a second REIT subsidiary. In 2002, First Republic also acquired Starbuck Tisdale, an investment management firm that manages equities and fixed income securities. In September 2004, First Republic acquired certain investment advisory contracts and incorporated the related business activities into Trainer Wortham. In November 2004, the Bank formed First Republic Wealth Advisors, a registered investment advisory company that provides advisory services to high net worth clients.

GENERAL BANKING SERVICES

First Republic and its subsidiaries specialize in providing personalized, relationship-based wealth management services, including private banking, private business banking, investment management, trust, brokerage and real estate lending. First Republic originates real estate secured loans and other loans for retention in its loan portfolio. In addition, First Republic originates mortgage loans for sale to institutional investors or for securitization and sale in the secondary market. First Republic also generates fee income by servicing mortgage loans for these institutional investors and other third parties. First Republic’s principal sources of funds are its depository activities and advances from the Federal Home Loan Bank of San Francisco. First Republic’s supplemental sources of funds are loan principal repayments, sales of loans, and periodic issuances of notes, preferred stock and common stock. First Republic’s loan and deposit gathering activities are conducted in the metropolitan areas of San Francisco, Los Angeles, Orange County, San Diego and Santa Barbara in California, in Las Vegas, Nevada, in Greenwich, Connecticut, in Boston, Massachusetts and in New York City, New York. In addition, First Republic has a loan production office in Salem, New Hampshire. The metropolitan regions of San Francisco, Los Angeles, Santa Barbara and San Diego are among the wealthiest areas in California as measured by average housing costs and income per family.

First Republic offers investment advisory services through four subsidiaries that are registered investment advisory firms. Trainer Wortham manages equity and fixed income investments for its clients and is based in

New York City and San Francisco. Froley Revy specializes in convertible securities and is based in Los Angeles. Starbuck Tisdale manages equities and fixed-income securities for high net worth individuals, trusts, endowments and pension plans and is based in Santa Barbara, California, First Republic Wealth Advisors offers advisory services to high net worth clients. In addition to the investment management activities of these four subsidiaries, First Republic’s wealth management segment includes First Republic Trust Company, a division of First Republic that offers personal trust services; First Republic’s mutual fund activities; and the brokerage activities of First Republic Securities Company.

LENDING ACTIVITIES

First Republic’s loan portfolio consists primarily of loans secured by single family residences, multifamily buildings and commercial real estate properties and loans to construct such properties. Currently, First Republic’s strategy is to emphasize the origination of single family mortgage loans and to originate on a selective basis multifamily mortgages, commercial real estate mortgages, construction loans and other loans. First Republic has originated a substantial portion of single family loans for sale in the secondary market, whereas historically a small percentage of apartment and commercial real estate loans have been sold. From its inception in 1985 through December 31, 2005, First Republic originated approximately $30.7 billion of loans, of which approximately $22.5 billion have been single family mortgage loans. Approximately $10.9 billion of loans have been sold to investors.

COMPETITION

First Republic faces strong competition in attracting deposits, making real estate secured loans, and obtaining client assets for management by investment advisory, trust or brokerage operations. First Republic competes for deposits and loans by advertising, by offering competitive interest rates and by seeking to provide a higher level of personal service than is generally offered by larger competitors. First Republic generally does not have a significant market share of the total deposit-taking or lending activities in the areas in which it conducts operations.

First Republic’s management believes that its most direct competition for deposits comes from commercial banks, savings and loan associations, thrift and loan companies, credit unions and brokerage firms. First Republic’s cost of funds fluctuates with market interest rates and has been affected by higher rates being offered by other financial institutions. During certain interest rate environments, additional significant competition for deposits may be expected to arise from corporate and governmental debt securities and money market mutual funds.

First Republic’s competition in making loans comes principally from savings and loan associations, mortgage companies, commercial banks, insurance companies and full service brokerage firms. Many of the nation’s largest savings and loan associations, mortgage companies and commercial banks have a significant number of branch offices in the areas in which First Republic operates. Aggressive pricing policies of First Republic’s competitors on new ARM, intermediate fixed rate and fixed rate loans, especially during a period of declining mortgage loan originations, have in the past resulted in a decrease in First Republic’s mortgage loan origination volume and a decrease in the profitability of First Republic’s loan originations. During the past three years when interest rates were low and the yield curve was flat or inverted, many competing financial institutions offered intermediate fixed rate loans at very competitive prices. First Republic competes for loans principally through the quality of service it provides to borrowers, real estate brokers and loan agents, while maintaining competitive interest rates, loan fees and other loan terms.

Subject to certain restrictions, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 and the California Interstate Banking and Branching Act of 1995 authorize interstate bank mergers, interstate bank acquisitions and the expansion of bank operations in multiple states, thereby increasing the number of competitors within California. The State of California has adopted legislation that has made it possible for out-of-state credit unions and industrial banks to establish branch offices within California and permits out-of-state industrial banks to engage in specific lending activity within the State. The Gramm-Leach Bliley Act removes certain operating restrictions amongst specified financial institutions, enabling them to provide a broader array of services that may affect competition. The availability of banking services over the internet, or “e-banking,” continues to expand. Changes in laws and regulations governing the financial services industry cannot be predicted; however, past legislation has served to intensify our competitive environment.

INFORMATION CONCERNING FIRST REPUBLIC MANAGEMENT

Information relating to First Republic’s directors and executive officers, executive compensation, principal shareholders, various benefit plans (including stock option plans), certain relationships and related transactions and other related matters concerning First Republic is incorporated by reference to First Republic’s Annual Report on Form 10-K for the year ended December 31, 2005, and to the 2006 Proxy Statement of First Republic. Shareholders desiring copies of these documents and other documents may contact First Republic at its address or telephone number indicated under “Where You Can Find Additional Information.”

EMPLOYEES

As of June 30, 2006, First Republic and its subsidiaries had 970 full-time equivalent employees. First Republic is not a party to any collective bargaining agreement.

LEGAL PROCEEDINGS

There are no material pending legal proceedings, other than ordinary routine litigation incidental to First Republic’s business, to which First Republic or any of its subsidiaries is a party or to which any of its property is subject.

THE EFFECT OF GOVERNMENT POLICY ON BANKING

The earnings and growth of First Republic are affected not only by local market area factors and general economic conditions, but also by government monetary and fiscal policies. Such policies influence the growth of loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. The nature and impact of future changes in such policies on the business and earnings of First Republic cannot be predicted. Additionally, state and federal tax policies can impact banking organizations. As a consequence of the extensive regulation of commercial banking activities in the United States, the business of First Republic is particularly susceptible to being affected by the enactment of federal and state legislation which may have the effect of increasing or decreasing the cost of doing business, modifying permissible activities or enhancing the competitive position of other financial institutions. Any change in applicable laws or regulations may have a material adverse effect on the business and prospects of First Republic.

BANK SUPERVISION AND REGULATION

First Republic is a Nevada chartered bank the deposits of which are insured by the FDIC, and as such is subject to regulation, supervision and regular examination by the State of Nevada and the FDIC. Bank of Walnut Creek is a California chartered bank the deposits of which are insured by the FDIC and as such is subject to regulation, supervision and regular examination by the State of California and the FDIC. Neither First Republic nor Bank of Walnut Creek is a member bank of the Federal Reserve System and thus each bank’s federal regulator is the FDIC. BWC Financial is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and thus its primary federal regulator is the FRB. The regulations of these agencies affect most aspects of their business and prescribe permissible types of loans and investments, the amount of required reserves, requirements for branch offices, the permissible scope of their activities and various other requirements.

In addition to federal banking law, First Republic and Bank of Walnut Creek are subject to applicable provisions of, respectively, Nevada and California state banking law. Under these laws, state chartered banks are subject to various restrictions on, and requirements regarding, their operations and administration, including the maintenance of branch offices and automated teller machines, capital and reserve requirements, deposits and borrowings, shareholder rights and duties, the payment of dividends, major organizational changes (such as transactions involving changes in control and transfers of assets and liabilities) and investments and lending activities.

CAPITAL STANDARDS

The federal banking agencies have risk-based capital adequacy guidelines intended to provide a measure of capital adequacy that reflects the degree of risk associated with a banking organization’s operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit and recourse agreements, which are recorded as off balance sheet items. A banking organization’s risk-based capital ratios are obtained by dividing its qualifying capital by its total risk-adjusted assets and off balance sheet items. The regulators measure risk-adjusted assets and off balance sheet items against both total qualifying capital (the sum of Tier 1 capital and limited amounts of Tier 2 capital) and Tier 1 capital. Tier 1 capital generally consists of common stock, retained earnings, and certain types of qualifying preferred stock, less most other intangible assets. Tier 2 capital may consist of a limited amount of the allowance for loan and lease losses, certain types of preferred stock not qualifying as Tier 1 capital, term subordinated debt and certain other instruments with some characteristics of equity.

In addition to the risk-based guidelines, federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to adjusted average total consolidated assets, referred to as the leverage ratio. For a bank to be considered “adequately capitalized”, the federal banking agencies require that the bank maintain a minimum ratio of qualifying total capital to risk adjusted asses and off balance sheet items of 8%, a minimum ratio of Tier 1 capital to average risk adjusted assets and off balance sheet items of 4% and a minimum leverage ratio of 4%. As of December 31, 2005, First Republic’s ratios exceeded applicable regulatory requirements. See “Capital Resources” on page     .

MARKET PRICE AND DIVIDEND INFORMATION

MARKET QUOTATIONS

First Republic’s common stock is listed on the New York Stock Exchange under the symbol “FRC.” BWC Financial’s common stock is listed on NASDAQ under the symbol “BWCF”.

	FIRST REPUBLIC			BWC FINANCIAL
	HIGH	LOW	DIVIDENDS PAID	HIGH	LOW	DIVIDENDS PAID
2003
First Quarter	$14.91	$13.67	—	$18.01	$14.91	—
Second Quarter	18.63	14.55	$0.083	18.01	15.76	—
Third Quarter	22.10	18.17	0.083	18.96	17.28	$0.06
Fourth Quarter	25.93	21.13	0.083	23.86	17.63	0.06

2004
First Quarter	27.20	24.00	0.083	21.05	17.25	0.06
Second Quarter	28.78	23.61	0.083	22.87	18.31	0.06
Third Quarter	31.33	27.33	0.10	19.85	17.52	0.06
Fourth Quarter	35.89	29.83	0.10	23.15	18.99	0.08

2005
First Quarter	36.55	32.05	0.10	25.56	21.48	0.08
Second Quarter	35.39	30.71	0.125	25.64	24.63	0.08
Third Quarter	39.33	34.22	0.125	31.07	24.40	0.09
Fourth Quarter	40.10	33.76	0.125	36.21	27.45	0.09

2006
First Quarter	42.03	37.55	0.125	35.28	33.77	0.10
Second Quarter	45.81	37.06	0.15	44.27	34.57	0.10
Third Quarter (through August 14, 2006)	45.96	41.15		43.89	39.58

Prices for common stock in the above table are adjusted to reflect all stock splits and stock dividends.

DIVIDEND RESTRICTIONS

Under Nevada law, the holders of common stock of a bank are entitled to receive dividends when and as declared by the board of directors, out of funds legally available therefor. The board of directors of a bank organized under Nevada law, chartered by the Financial Institutions Division of the Nevada Department of Business and Industry (“FID”), and which maintains insurance required by the FDIC may declare a dividend or make a distribution of so much of the bank’s net profits as the directors deem expedient. However, no distribution may be made if (a) such distribution would reduce the bank’s stockholders’ equity below its initial stockholders’ equity, (b) if the bank would not be able to pay its debts as those debts become due in the usual course of business, or (c) except as otherwise specifically allowed by the bank’s articles of incorporation, the bank’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the bank were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

The power of the board of directors of an insured depository institution to declare a cash dividend or other distribution with respect to capital is subject to statutory and regulatory restrictions that limit the amount available for such distribution depending upon the earnings, financial conditions and cash needs of the institution, as well as general business conditions. FDICIA prohibits insured depository institutions from paying management fees to any controlling persons or, with certain limited exceptions, making capital distributions, including dividends, if after such transactions the institution would be undercapitalized.

The FDIC and the Commissioner have authority to prohibit a bank from engaging in business practices that are considered to be unsafe or unsound. Depending upon the financial condition of a bank and upon other factors, the FDIC or the Commissioner could assert that payments of dividends or other payments by a bank might be such an unsafe or unsound practice, even where the payments are not expressly prohibited by statute. The FRB has similar authority with respect to a bank holding company.

DESCRIPTION OF FIRST REPUBLIC COMMON STOCK

The authorized capital stock of First Republic consists of 75,000,000 shares of common stock, par value $0.01 per share, and 500,000 shares of preferred stock, par value $0.01 per share. As of June 30, 2006, there were 27,018,238 shares of common stock and 115,000 shares of preferred stock issued and outstanding. In addition, options to acquire 1,886,774 shares of First Republic common stock were issued and outstanding, 846,922 shares were unissued and available for grant under First Republic’s restricted stock plans and 341,636 shares of common stock were issuable under the terms of First Republic’s deferred compensation plans.

COMMON STOCK

Holders of First Republic common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, and stockholders may not cumulate their votes for the election of directors. Stockholders are entitled to receive ratably such dividends as may be legally declared by First Republic’s board of directors. There are legal and regulatory restrictions on the ability of First Republic to declare and pay dividends. See “Market Price and Dividend Information—Dividends Restrictions” on page     . In the event of liquidation, common shareholders are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preference for securities with a priority over the First Republic common stock. Stockholders of First Republic common stock have no preemptive or conversion rights. First Republic common stock is not subject to calls or assessments.

PREFERRED STOCK

As of June 30, 2006, First Republic was authorized to issue 500,000 shares of preferred stock, par value $0.01 per share. In February 2004, First Republic issued $65.0 million of 6.70% noncumulative, perpetual Series A preferred stock (“Series A Preferred Shares”), which has a liquidation preference of $1,000 per share. These Series A Preferred Shares are represented by 2,600,000 depositary shares traded on the New York Stock Exchange under the symbol “FRC-PrA.” The depositary shares have a liquidation preference of $25 per share and are not convertible into or exchangeable for any of First Republic’s other securities. The Series A Preferred Shares are redeemable by First Republic on or after February 3, 2009, subject to prior approval of the FDIC.

In March 2005, First Republic issued $50.0 million of 6.25% noncumulative, perpetual Series B preferred stock (“Series B Preferred Shares”), which has a liquidation preference of $1,000 per share. These Series B Preferred Shares are represented by 2,000,000 depositary shares traded on the New York Stock Exchange under the symbol “FRC-PrB.” The depositary shares have a liquidation preference of $25 per share and are not convertible into or exchangeable for any of First Republic’s other securities. The Series B Preferred Shares are redeemable by First Republic on or after March 18, 2010, subject to prior approval of the FDIC.

If declared, dividends on the Series A and Series B Preferred Shares are paid quarterly on March 30, June 30, September 30 and December 30 of each year, or, if not a business day, the preceding business day. Dividends on the Series A and Series B Preferred Shares are noncumulative. However, if distributions are not paid (whether or not declared) for any six dividend periods, holders of the depositary shares representing First Republic’s Series A and Series B Preferred Shares, voting with the holders of the other series of preferred stock of First Republic (to the extent such voting rights have vested with respect to such other series of preferred stock as a separate class), are entitled to vote for the election of two additional directors to serve on First Republic’s board of directors until all dividends on such Preferred Shares are paid in full for at least four consecutive dividend periods.

Since issuance of the preferred stock, First Republic has paid all dividends when due. Dividends are deducted from net income in order to arrive at net income available to common stockholders.

DESCRIPTION OF BWC FINANCIAL COMMON STOCK

The authorized capital stock of BWC Financial consists of 25,000,000 shares of common stock, no par value. As of August 10, 2006, there were 4,152,446 shares of common stock outstanding and no shares of preferred stock outstanding. In addition, options to acquire an additional 132,439 shares of BWC Financial common stock were issued and outstanding.

COMMON STOCK

Holders of BWC Financial common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, except that, upon giving the notice required by the BWC Financial bylaws, shareholders may cumulate their votes for the election of directors. Shareholders are entitled to receive ratably such dividends as may be legally declared by BWC Financial board of directors. There are legal and regulatory restrictions on the ability of BWC Financial to declare and pay dividends. See “Market Price and Dividend Information—Dividends and dividend policy” on page     . In the event of liquidation, common shareholders are entitled to share ratably in all assets after payment of creditors. Shareholders of BWC Financial common stock have no preemptive or conversion rights. BWC Financial common stock is not subject to calls or assessments. The transfer agent and registrar for BWC Financial common stock is American Stock Transfer & Trust Company.

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

The following is a general discussion of the material differences between the rights of First Republic stockholders under the First Republic articles and bylaws and Nevada law and the rights of BWC shareholders under the BWC Financial articles and bylaws and California law.

CUMULATIVE VOTING

Although shareholders of BWC Financial are entitled to cumulate their votes for the election of directors, stockholders of First Republic are not so entitled. Thus, a BWC Financial shareholder may cast a number of votes equal to the number of directors to be elected multiplied by the number of shares held in the shareholder’s name and may distribute those votes in whatever manner the shareholder wishes (for example, all such votes may be cast in favor of one candidate or may be distributed among as many candidates as the shareholder desires). On the other hand, a First Republic stockholder holds one vote per share for each director to be elected. As a result, a First Republic stockholder holding 1,000 shares may cast no more than 1,000 votes for a candidate for any of the openings. Cumulative voting is generally seen as increasing the power of minority shareholders to achieve representation on the board of directors of a corporation.

CLASSIFIED BOARD OF DIRECTORS

First Republic’s articles and bylaws provide for a classified board of directors whereby approximately one-third of the members of the board of directors are elected each year, each director serving a three-year term. The BWC Financial bylaws provided directors will be elected for a one-year term at each annual meeting of the shareholders. First Republic could eliminate its requirement of a classified board of directors by amending its articles of incorporation and its bylaws, but has no present plans to do so.

DISSENTERS’ RIGHTS IN MERGERS AND OTHER REORGANIZATIONS

Under California Corporation Law, a dissenting shareholder of a corporation participating in certain business combinations may, under varying circumstances, receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive under the terms of the transaction. The California General Corporation Law generally does not require dissenters’ rights of appraisal with respect to shares which, immediately prior to the merger, are listed on any national securities exchange certified by the Commissioner of Corporations or on the Nasdaq Stock Market unless at least the holders of five percent or more of the company’s common stock make a written demand for the purchase of dissenting shares. Dissenters’ rights are not available to the shareholders of a corporation surviving a merger if no vote of the shareholders of the surviving corporation is required. Similar to California, Nevada law, generally, limits the right of dissent when the stock is widely held—specifically when the relevant class or series of stock is listed on a national exchange, included in the Nasdaq material market system or held by at least 2,000 shareholders of record. Nevada law, however, unlike California law does not provide a right of dissent based solely upon a demand for such right made by a specified number of stockholders.

OTHER MATTERS

Proxy holders will vote all shares represented by duly executed proxies in accordance with the instructions in the proxies. The board of directors of BWC Financial knows of no other matters which will be brought before the meetings. If any new matters are properly presented, the proxy holders will vote all proxies solicited relating to the meeting in accordance with their judgment.

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

BWC postponed its scheduled annual meeting of shareholders for 2006. If the shareholders do not approve the Merger Agreement, BWC Financial anticipates holding its annual meeting prior to year end 2006. If the Merger is completed as expected, BWC Financial will not hold an annual meeting of shareholders in 2007. Therefore, BWC Financial reserves the right to postpone or cancel its 2007 annual meeting. If BWC Financial’s 2007 meeting is to be held shareholders will be advised in the annual meeting proxy statement as to the deadline for shareholders to submit proposals to be considered for inclusion in the proxy statement for BWC’s 2007 annual shareholders meeting. It is requested that such proposals be submitted to the attention of Leland Wines, BWC Financial Corp, 1400 Civic Drive, Walnut Creek, CA 94596.

INDEPENDENT AUDITORS

The consolidated financial statements of First Republic Bank as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005, incorporated by reference in this document, have been audited by KPMG LLP, independent auditors, as stated in their report appearing therein.

The consolidated financial statements of BWC Financial as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005, incorporated by reference in this document, have been audited by Moss Adams LLP, independent auditors, as stated in their report appearing therein.

LEGAL MATTERS

Certain legal matters with respect to First Republic, including the validity of the First Republic common stock to be issued in connection with the Merger, will be passed upon for First Republic by White & Case LLP, Palo Alto and by Lionel, Sawyer & Collins, Reno, Nevada. Certain legal matters with respect to BWC Financial will be passed upon by Sheppard, Mullin Richter & Hampton, LLP, San Francisco, California.

Mr. Martin Gibbs, a director of First Republic, is a partner in the law firm of White & Case LLP, counsel to First Republic.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

BWC FINANCIAL

For BWC Financial shareholders who hold their shares in brokerage accounts, we are delivering only one proxy statement to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. We will promptly deliver upon written or oral request a separate copy of this proxy statement or the annual report to a shareholder at a shared address to which a single copy was sent.

If you are a shareholder residing at a shared address and would like to request an additional copy of the proxy statement or annual report now or with respect to future mailings (or to request to receive only one copy of the proxy statement or annual report if you are currently receiving multiple copies), please send your request to Leland Wines, BWC Financial Corp, 1400 Civic Drive, Walnut Creek, CA 94596, telephone number: (925) 932-5353, fax: (925) 932-5439, e-mail: LWINES@bowc.com.

BWC Financial files annual, quarterly and current reports, proxy statement and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that BWC Financial files at the Commission’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 5th Street, N.W., Room 1024, Washington, DC 20545 at prescribed rates. Please call the Commission at (800) SEC-0330 for further information on the public reference rooms. In addition, you may obtain documents filed with the Commission by BWC Financial free of charge at the Commission maintained Internet World Wide Web site at “http://www.sec.gov” or by contacting BWC Financial at the address set forth in the paragraph above. If you would like to request documents from BWC Financial, please do so by September 13, 2006 to received them before the special meeting. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

FIRST REPUBLIC

First Republic files annual, quarterly and current reports, proxy statements and other information with the FDIC, which are available without charge to any shareholder. Requests should be directed to the Chief Financial Officer, Willis H. Newton, Jr., at First Republic Bank, 111 Pine Street, San Francisco, California 94111, telephone number: (415) 392-1400, fax: (415) 392-0758, e-mail: investorrelations@firstrepublic.com. First Republic also makes available such reports free of charge through its website at www.firstrepublic.com as soon as reasonably practicable following filing with the FDIC.

You may read and copy any nonconfidential reports, statements or other information filed by First Republic with the FDIC is at the Federal Deposit Insurance Corporation, Accounting and Securities Disclosure Section, Division of Supervision and Consumer Protection, 550 17th Street, NW, Washington, DC. Additional information may be obtained by calling the FDIC at (877) ASKFDIC (877-275-3342). Reports, proxy statements and other information concerning First Republic may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC and the FDIC allow the incorporation by reference of information into this proxy statement, which means that important information can be disclosed to you by referring you to another document filed separately with the SEC or FDIC, as applicable. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the documents listed below that BWC Financial has previously filed with the SEC and that First Republic has previously filed with the FDIC. The following reports contain important information about the companies and their financial condition and are incorporated by reference into this proxy statement.

BWC FINANCIAL SEC FILINGS	PERIOD
Annual Report on Form 10-K	Year ended December 31, 2005
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2006 and June 30, 2006
Filing Dates of Current Reports on Form 8-K	July 26, 2006 July 20, 2006 May 26, 2006 April 27, 2006 January 24, 2006 January 19, 2006

FIRST REPUBLIC FDIC FILINGS	PERIOD
Annual Report on Form 10-K	Year ended December 31, 2005
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2006 and June 30, 2006
Filing Dates of Current Reports on Form 8-K	July 20, 2006 May 24, 2006 May 22, 2006 May 8, 2006 April 20, 2006 March 16, 2006 March 7, 2006 January 31, 2006 January 26, 2006

Also incorporated by reference into this proxy statement are any additional documents that either company may file with the SEC or FDIC, respectively, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this proxy statement and (a) in the case of filings by BWC Financial, the earlier of the date of the special meeting of BWC Financial shareholders or the termination of the Merger Agreement, and (b) in the case of filings by First Republic, the earlier of the completion of the Merger or the termination of the Merger Agreement. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements. First Republic has supplied all information contained or incorporated by reference in the document relating to First Republic and BWC Financial has supplied all information contained or incorporated by reference in the document information relating to BWC Financial.

In deciding how to vote on the merger, you should rely only on the information contained or incorporated by reference in this document. BWC Financial has not authorized any person to provide you with any information that is different from what is contained in this document. This document is dated August [    ], 2006. You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing to you of this document nor the issuance to you of shares of First Republic common stock will create any implication to the contrary. This document does not constitute an offer to sell or a solicitation of any offer to buy any securities, or the solicitation of a proxy in any jurisdiction in which, or to any person to whom, it is unlawful.

Appendix A

INVESTMENT BANKING GROUP

May 19, 2006

Board of Directors

BWC Financial Corp.

1400 Civic Drive

Walnut Creek, CA 94596

Ladies and Gentlemen:

BWC Financial Corp. (“BWC Financial”), Bank of Walnut Creek (the “Bank”) and First Republic Bank (the “First Republic”), have entered into an Agreement and Plan of Merger, dated as of May 20, 2006 (the “Agreement”), pursuant to which BWC Financial will be merged with and into First Republic (the “Company Merger”), with First Republic as the surviving entity (the “Surviving Entity”) and the Bank will be merged with and into the Surviving Entity (the “Bank Merger”), with First Republic as the surviving entity (the “Bank Merger,” together with the Company Merger, the “Merger”). Under the terms of the Agreement, at the Effective Time and as a result of the Company Merger, each outstanding share of BWC Financial common stock, no par value (the “BWC Common Stock”) will be converted into the right to receive 0.97 shares of First Republic common stock (the “Exchange Ratio”). Cash will be paid in lieu of fractional shares. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The other terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to holders of BWC Common Stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of BWC and the Bank that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of First Republic that we deemed relevant; (iv) internal financial projections for BWC for the years ending December 31, 2006 through 2008 and asset and earnings per share growth rates for the year ending December 31, 2009 as provided by, and reviewed with, senior management of BWC; (v) consensus earnings per share estimates for First Republic for the years ending December 31, 2006 and 2007 as published by I/B/E/S and reviewed with senior management of First Republic and consensus long-term earnings per share growth rates for the years ending December 31, 2008 and 2009 as published by I/B/E/S and reviewed with senior management of First Republic; (vi) the pro forma financial impact of the Merger on First Republic, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of First Republic and reviewed with senior management of BWC; (vii) the publicly reported historical price and trading activity for BWC’s and First Republic’s common stock, including a comparison of certain financial and stock market information for BWC and First Republic and similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of BWC, the business, financial condition, results of operations and prospects of BWC and held similar discussions with certain members of senior management of First Republic regarding the business, financial condition, results of operations and prospects of First Republic.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources or that was provided to us by BWC or their respective representatives and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of BWC or First Republic that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of BWC or First Republic or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of BWC and First Republic nor have we reviewed any individual credit files relating to BWC and First Republic. We have assumed, with your consent, that the respective allowances for loan losses for both BWC and First Republic are adequate to cover such losses.

With respect to the earnings estimates for BWC and First Republic reviewed with the managements of BWC and First Republic and used by us in our analyses, BWC’s and First Republic’s managements confirmed to us that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of BWC and First Republic, respectively, and we assumed that such performances would be achieved. With respect to the projections of transaction expenses, purchase accounting adjustments, cost savings and stock repurchases determined by the senior management of First Republic and reviewed with senior management of BWC, the managements of BWC and First Republic confirmed to us that they reflected the best currently available estimates and judgments of such managements and we assumed that such performances would be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in BWC’s or First Republic’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that BWC’s and First Republic’s will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived and that the Merger will be a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice BWC has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of First Republic’s common stock will be when issued to BWC’s shareholders pursuant to the Agreement or the prices at which BWC’s or First Republic’s common stock may trade at any time.

We have acted as BWC’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. BWC has also agreed to indemnify us against certain liabilities arising out of our engagement. As you are aware, we have provided certain other investment banking services to BWC in the past and have received compensation for such services. We have also provided certain investment banking services to First Republic in the past and have received compensation for such services and, in the future, we may provide investment banking services and receive compensation for such services.

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to BWC and First Republic and their affiliates. We may also actively trade the equity or debt securities of BWC and First Republic or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of BWC in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of BWC as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to holders of BWC Common Stock and does not address the underlying business decision of BWC to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for BWC or the effect of any other transaction in which BWC might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Exchange Ratio is fair to the holders of BWC Common Stock from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners L.P.

Appendix B

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FIRST REPUBLIC BANK,

BWC FINANCIAL CORP.

AND

BANK OF WALNUT CREEK

Dated as of May 20, 2006

B-i

B-ii

B-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of May 20, 2006 (this “Agreement”), by and among FIRST REPUBLIC BANK, a Nevada chartered commercial bank (“Acquiror”), BWC FINANCIAL CORP., a corporation organized under the laws of California (the “Company”) and BANK OF WALNUT CREEK, a California chartered commercial bank (the “Bank”).

W I T N E S S E T H:

WHEREAS, the Company operates as a one-bank holding company for its wholly owned Subsidiary, the Bank;

WHEREAS, the respective Board of Directors of the Company, the Bank and the Acquiror deem it in their respective entities and shareholders best interest for the Company to merge with and into Acquiror (the “Company Merger”) and the Bank to merge with and into Acquiror (the “Bank Merger”), upon the terms and subject to the conditions of this Agreement and in accordance with California General Corporation Law and the Nevada Revised Statutes;

WHEREAS, each of the Company Merger and the Bank Merger is intended to be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended;

WHEREAS, Acquiror is unwilling to enter into this Agreement unless each of the directors and certain of the officers of the Company (the “Company Affiliated Shareholders”), concurrently with the execution and delivery of this Agreement, enter into an agreement with the Acquiror in the form of Exhibit A (the “Voting Agreement”) providing, among other things, that each of the Company Affiliated Shareholders will, upon the terms and subject to the conditions of such agreement, vote all of the shares of common stock of the Company owned by such Company Affiliated Shareholder in favor of the Company Merger and the Bank Merger;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties intending to be legally bound, hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. When used in this Agreement, the following terms have the respective meanings specified therefor below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Acquiror” has the meaning set forth in the Preamble.

“Acquiror Balance Sheet” has the meaning set forth in Section 5.8(c).

“Acquiror Board” means the Board of Directors of Acquiror.

“Acquiror Bylaws” has the meaning set forth in Section 5.1(b).

“Acquiror Charter” has the meaning set forth in Section 5.1(b).

“Acquiror Confidentiality Agreement” means the confidentiality agreement between the Company and Acquiror dated May 4, 2006.

“Acquiror Disclosure Schedule” has the meaning set forth in the first sentence of Article V.

“Acquiror FDIC Filings” has the meaning set forth in Section 5.8(a).

“Acquiror Permit” means any permit, authorization, license, certificate, approval and/or clearance of any Governmental Entity necessary for the Acquiror and each of its Subsidiaries to own, lease and operate its properties or to carry on their respective businesses substantially in the manner described in the Acquiror FDIC Filings filed prior to the date hereof and substantially as those businesses are being conducted as of the date hereof.

“Acquiror Shares” means the shares of common stock, $0.01 par value, of the Acquiror.

“Acquiror Stock Certificates” has the meaning set forth in Section 3.4(a).

“Acquisition Proposal” means (i) any inquiry, proposal or offer (including any proposal to the Company Shareholders) from any Person or group relating to any direct or indirect acquisition or purchase of ten percent (10%) or more of the consolidated assets of the Company and its Subsidiaries or ten percent (10%) or more of any class of equity securities of the Company or any of its Subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning twenty five percent (25%) or more of any class of equity securities of the Company or any of its Subsidiaries, (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Company Merger or the Bank Merger or which could reasonably be expected to dilute materially the benefits to Acquiror of the transactions contemplated hereby; provided, however, that the BWC Real Estate Sale and any inquiry, proposal or offer in connection therewith, shall not constitute an Acquisition Proposal.

“Adjusted BWC Real Estate Sale Purchase Price” means the net after-Tax proceeds to the Company from the BWC Real Estate Sale less the maximum amount of liability exposure of the Company pursuant to any indemnification or other similar provisions in the agreement in respect of the BWC Real Estate Sale.

“Advisors” has the meaning set forth in Section 7.9.

“Affiliate” of any Person means any Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, however, that, for the purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership interests, by contract or otherwise, and as used with respect to any party, means any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

“Agreement” has the meaning set forth in the Preamble.

“Agreement of Bank Merger” has the meaning set forth in Section 2.5.

“Agreement of Company Merger” has the meaning set forth in Section 2.4.

“ALL” has the meaning set forth in Section 4.26.

“Antitrust Authorities” means the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Applicable Date” has the meaning set forth in Section 4.8(a).

“Articles of Bank Merger” has the meaning set forth in Section 2.5.

“Articles of Company Merger” has the meaning set forth in Section 2.4.

“Bank” has the meaning set forth in the Preamble.

“Bank Board” means the board of directors of the Bank.

“Bank Merger” has the meaning set forth in the second Recital.

“Bank Merger Effective Time” has the meaning set forth in Section 2.5.

“Bank Secrecy Act” has the meaning set forth in Section 4.7(c).

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“Breaching Party” has the meaning set forth in Section 10.2(d).

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York or San Francisco, California.

“BWC Mortgage Services” means the joint venture mortgage brokerage service known as “BWC Mortgage Services” operated by the Company through BWC Real Estate.

“BWC Mortgage Services Operating Losses” means an amount equal to 51% of the operating losses incurred by BWC Mortgage Services during the period beginning April 1, 2006 and the Closing Date.

“BWC Real Estate” means BWC Real Estate, a California corporation and a Subsidiary of the Company.

“BWC Real Estate Book Value” means the value of BWC Real Estate reflected on the financial books of the Company as at March 31, 2006.

“BWC Real Estate Sale” has the meaning set forth in Section 7.7.

“BWC Real Estate Sale Gain” has the meaning set forth in Section 3.6(b).

“BWC Real Estate Sale Loss” has the meaning set forth in Section 3.6(a).

“Cash Payment” has the meaning set forth in Section 3.5.

“CDFI” means the California Department of Financial Institutions.

“CGCL” means the California General Corporation Law.

“Change in Company Board Recommendation” has the meaning set forth in Section 7.4.

“Closing” has the meaning set forth in Section 2.3.

“Closing Balance Sheet Date” has the meaning set forth in Section 7.10.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Financial Statement” has the meaning set forth in Section 7.10.

“COBRA” has the meaning set forth in Section 4.11(b).

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder.

“Company” has the meaning set forth in the Preamble.

“Company Affiliated Shareholders” has the meaning set forth in the fourth Recital.

“Company Balance Sheet” has the meaning set forth in Section 4.8(c).

“Company Board” means the Board of Directors of the Company.

“Company Board Approval” has the meaning set forth in Section 4.5(b).

“Company Board Recommendation” has the meaning set forth in Section 7.4.

“Company Bylaws” has the meaning set forth in Section 4.2.

“Company Certificate” has the meaning set forth in Section 4.2.

“Company Confidentiality Agreement” means the confidentiality agreement between Sandler O’Neill & Partners, as the authorized representative of the Company, and Acquiror dated March 16, 2006.

“Company Disclosure Schedule” has the meaning set forth in the first sentence of Article IV.

“Company Financial Advisor” has the meaning set forth in Section 4.23.

“Company Financial Statements” has the meaning set forth in Section 4.8(b).

“Company Material Contracts” has the meaning set forth in Section 4.14.

“Company Merger” has the meaning set forth in the second Recital.

“Company Merger Effective Time” has the meaning set forth in Section 2.4.

“Company Options” has the meaning set forth in Section 3.5.

“Company Option Shares” has the meaning set forth in Section 4.3(a).

“Company Permits” has the meaning set forth in Section 4.7(a).

“Company Property” mean any real property and improvements owned (directly, indirectly or beneficially), leased, used, operated or occupied by the Company or its Subsidiaries.

“Company Required Government Approvals” has the meaning set forth in Section 4.6(b).

“Company SEC Filings” has the meaning set forth in Section 4.8(a).

“Company Shareholders” means the holders of the Company Shares.

“Company Shareholders Meeting” has the meaning set forth in Section 7.4.

“Company Shares” means the shares of common stock, no par value, of the Company.

“Company Stock Certificates” has the meaning set forth in Section 3.4(b).

“Derivative Transactions” means a transaction involving any swap, forward, future, option, cap, floor or collar or any other interest rate or foreign currency protection contract that is not included.

“Dissenting Shareholders” has the meaning set forth in Section 3.3.

“Dissenting Shares” has the meaning set forth in Section 3.3.

“Dissolution Agreement” means that agreement regarding dissolution of joint venture entered into between BWC Real Estate and Simonich Corporation effective as of May 1, 2006.

“Employee Benefit Plans” has the meaning set forth in Section 4.11(a).

“Environmental Law” means any Law, order or other requirement of Law, including any principle of common law, relating to the protection of human health or the environment, or to the manufacture, use, transport, treatment, storage, disposal, release or threatened release of petroleum products, asbestos, urea formaldehyde insulation, polychlorinated biphenyls or any substance listed, classified or regulated as hazardous or toxic, or any similar term, under such Environmental Law.

“Equity Interests” means any share, capital stock, partnership, membership or similar interest in any entity and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefore.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the regulations promulgated thereunder.

“ESOP” has the meaning set forth in Section 4.11(d)(i).

“ESOP Shares” has the meaning set forth in Section 4.11(d)(ii).

“ESOP Trust” has the meaning set forth in Section 4.11(d)(i).

“ESOP Trustee” has the meaning set forth in Section 4.11(d)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 3.4(a).

“Exchange Fund” has the meaning set forth in Section 3.4(a).

“Exchange Ratio” means 0.97 (the number (taken to four decimal places) derived by dividing (i) Number of Acquiror Shares as Merger Consideration by (ii) Number of Company Shares and Company Options), subject to adjustment as provided in Section 3.6.

“Fairness Opinion” has the meaning set forth in Section 4.23.

“Federal Reserve Act” means the Federal Reserve Act of 1913, as amended.

“Fee Schedule” has the meaning set forth in Section 7.9.

“FDIC” means the Federal Deposit Insurance Corporation.

“FDIC Offering Circular” means the offering circular to be filed, if required or deemed desirable by Acquiror, by Acquiror with the FDIC in connection with the issuance of the Merger Consideration, and any amendments or supplements thereto.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles of the United States of America consistently applied, as in effect from time to time.

“Governmental Entity” means any domestic or foreign court, arbitral tribunal, administrative agency or commission or other governmental or regulatory agency or authority or any securities exchange.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Immigration Laws” has the meaning set forth in Section 4.12.

“Indemnified Parties” has the meaning set forth in Section 8.3(b).

“Independent ESOP Trustee” has the meaning set forth in Section 7.8(a).

“Intellectual Property” means any U.S. and non-U.S. (i) patents and patent applications, (ii) registered and unregistered trademarks, service marks and other indicia of origin, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks, (iii) registered and unregistered copyrights and mask works, and applications for registration thereof, (iv) internet domain names, applications and reservations therefor, uniform resource locators and the corresponding Internet sites, (v) trade secrets and proprietary information not otherwise listed in (i) through (iv) above, including unpatented inventions, invention disclosures, moral and economic rights of authors and inventors (however denominated), confidential information, technical data, customer lists, corporate and business names, trade names, trade dress, brand names, know-how, formulae, methods (whether or not patentable), designs, processes, procedures, technology, source codes, object codes, computer software programs, databases, data collections and other proprietary information or material of any type, and all derivatives, improvements and refinements thereof, howsoever recorded, or unrecorded and (vi) any good will associated with any of the foregoing.

“IRS” means the Internal Revenue Service.

“Joint Venture Agreement” means that certain joint venture agreement entered into between BWC Real Estate and Simonich Corporation, as amended and restated April 1, 2002 relating to the formation and operations of BWC Mortgage Services.

“knowledge of the Acquiror,” or “the Acquiror’s knowledge”, means, as to a particular matter, the actual knowledge of James H. Herbert, Willis H. Newton and Edward J. Dobranski.

“knowledge of the Company,” or “the Company’s knowledge”, means, as to a particular matter, the actual knowledge of James L. Ryan, Leland Wines, Thomas Mantor, Andrea L. Head and John R. Sheets.

“Key Employees” means the employees listed on Exhibit B.

“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Liens” has the meaning set forth in Section 4.4.

“Loans” means any loan, loan agreement, note or borrowing arrangement, including, without limitation, leases, credit enhancements, letters of credit, guarantees and similar interest bearing assets, as well as commitments to extend any of the same.

“Material Adverse Effect”, with respect to any Person, means any event, change, occurrence, effect, fact, violation or circumstance having a material adverse effect on (i) the ability of such Person or its Subsidiaries to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis or (ii) the business, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole; provided, however, that effects relating to (a) the economy in general, which in each case do not affect such Person disproportionately, (b) changes affecting the banking industry generally which in each case do not affect such Person disproportionately or (c) the announcement of the transactions contemplated hereby or other communication by Acquiror of its plans or intentions with respect to the business of the Company or the Bank shall be deemed to not constitute a “Material Adverse Effect” or to be considered in determining whether a “Material Adverse Effect” has occurred.

“Merger Consideration” has the meaning set forth in Section 3.1(b).

“Merger Consideration Value” means the Number of Acquiror Shares as Merger Consideration multiplied by the Merger Consideration Value Per Acquiror Share.

“Merger Consideration Value Per Acquiror Share” means the average of the closing prices of Acquiror Shares quoted on the NYSE as reported in The Wall Street Journal on each of the last ten (10) trading days ending on the day which is the trading day immediately preceding the Closing Date, whether or not trades occurred on such day.

“NASDAQ” means the National Association of Securities Dealers Automated Quotation National Market.

“NLRB” has the meaning set forth in Section 4.12.

“Number of Acquiror Shares as Merger Consideration” means 4,156,543.

“Number of Company Shares and Company Options” means 4,285,095.

“NYSE” means the New York Stock Exchange.

“parties” means the parties to this Agreement, unless the context suggests otherwise.

“Payor Party” has the meaning set forth in Section 10.2(f).

“Person” means an individual, a partnership, a limited liability partnership, and a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, a group and a Governmental Entity.

“Pre-Closing Period” has the meaning set forth in Section 4.18(b).

“Professional Fees” has the meaning set forth in Section 7.9.

“Proxy Statement” means the proxy statement to be sent to the Company Shareholders in connection with the meeting thereof at which the Company Shareholders shall consider and vote on the approval of this Agreement and the Company Merger and Bank Merger, as such proxy statement may be amended or supplemented.

“RAP” has the meaning set forth in Section 7.5.

“Regulatory Authority” has the meaning set forth in Section 4.9(a).

“Required Company Vote” has the meaning set forth in Section 4.5(e).

“Returns” has the meaning set forth in Section 4.18(a).

“Revised Acquiror Proposal” has the meaning set forth in Section 10.1(e)(i)(w).

“Revised Number of Acquiror Shares as Merger Consideration” means the number equal to (i) Merger Consideration Value less BWC Real Estate Sale Loss less BWC Mortgage Services Operating Losses, divided by (ii) Merger Consideration Value Per Acquiror Share.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Securities Act” means the Securities Act of 1933, as amended.

“SEC” means the Securities and Exchange Commission.

“Stock Incentive Plans” has the meaning set forth in Section 3.5(b).

“Stock Plans” has the meaning set forth in Section 3.5.

“Subsidiary” of any Person means (i) any partnership of which such Person or any of its Subsidiaries is a general partner or (ii) any corporation, joint venture or other entity in which such Person (either alone or through or together with any of its Subsidiaries) owns, directly or indirectly, or has the power to vote fifty percent (50%) or more of the equity interests in such entity having general voting power to participate in the election of the board of directors or other governing body of such corporation, joint venture or other entity.

“Superior Proposal” means a bona fide binding written offer not solicited by or on behalf of the Company made by a third party to acquire all of the Company Shares pursuant to a tender offer, a merger or a sale of all of the assets of the Company (i) on terms which a majority of the members of the entire Company Board (based on the written advice of an independent nationally recognized investment bank) reasonably determines in good faith to have a higher value than the consideration to be received by the Company Shareholders (in their capacity as such) in the transactions contemplated hereby (after any modification of the transactions contemplated hereby proposed by Acquiror in accordance with Section 7.3), (ii) which is reasonably capable of being consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of such proposal and the identity of the Person making such proposal) and (iii) that is not conditioned on obtaining any financing.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges including all United States federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest, and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group, or of a contractual obligation to indemnify any Person or other entity.

“Terminating Party” has the meaning set forth in Section 10.2(d)

“Termination Date” has the meaning set forth in Section 10.1(b).

“Voting Agreement” has the meaning set forth in the fourth Recital.

“WARN” has the meaning set forth in Section 4.12.

ARTICLE II

THE MERGER

Section 2.1 The Company Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement and in accordance with the CGCL and the Nevada Revised Statutes, at the Company Merger Effective Time, the Company shall be merged with and into Acquiror, and the separate corporate existence of the Company shall cease, and the Acquiror shall continue as the surviving corporation under the laws of the State of Nevada (the “Surviving Corporation”).

Section 2.2 The Bank Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement and in accordance with the CGCL, the California Financial Code and the Nevada Revised Statutes, at the Bank Merger Effective Time, the Bank shall be merged with and into the Surviving Corporation, and the separate corporate existence of the Bank shall cease, and the Surviving Corporation shall continue as the surviving corporation under the laws of the State of Nevada.

Section 2.3 Closing. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Article X, and subject to the satisfaction or waiver of all of the conditions set forth in Article IX, the closing of the Company Merger and the Bank Merger (the “Closing”) shall take place at 10:00 A.M. at the offices of White & Case LLP, 3000 El Camino Real, 5 Palo Alto Square, 9th Floor, Palo Alto, CA 94306, as soon as practicable, but in any event within two (2) Business Days after the last of the conditions set forth in Article IX is satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other date, time or place as the parties shall agree in writing (the date of Closing being referred to herein as the “Closing Date”).

Section 2.4 Company Merger Effective Time. At the Closing, the parties shall cause the Company Merger to be consummated by filing (i) articles of merger (the “Articles of Company Merger”), that shall be duly prepared, executed and acknowledged by Acquiror and the Company in accordance with the Nevada Revised Statutes, with the Secretary of State of Nevada in accordance with the provisions of the Nevada Revised Statutes and (ii) this Agreement (or other document or agreement of merger complying with Sections 1101 and 1108 of the CGCL) (the “Agreement of Company Merger”) and the officers’ certificates prescribed by Section 1103 of the CGCL with the Secretary of State of California in accordance with the provisions of the CGCL. The Company Merger shall become effective at 12:01 PM (Pacific Standard Time) on the Business Day following the date on which the later of the following filings have been completed: (x) the Agreement of Company Merger and officers’ certificates have been duly filed with the Secretary of State of California and (y) the Articles of Company Merger have been duly filed with the Secretary of State of Nevada. The date and time when the Company Merger shall become effective is hereinafter referred to as the “Company Merger Effective Time.”

Section 2.5 Bank Merger Effective Time. At the Closing, the parties shall cause the Bank Merger to be consummated by filing (i) articles of merger (the “Articles of Bank Merger”), that shall be duly prepared, executed and acknowledged by Acquiror and the Bank in accordance with the Nevada Revised Statutes, with the Secretary of State of Nevada in accordance with the provisions of the Nevada Revised Statutes and (ii) this Agreement (or another agreement of merger complying with Sections 1101 and 1108 of the CGCL) (the “Agreement of Bank Merger”) and the officers’ certificates prescribed by Section 1103 of the CGCL with the Secretary of State of California in accordance with the provisions of the CGCL. The Bank Merger shall become effective at 12:02 PM (Pacific Standard Time) on the Business Day following the date on which the later of the following filings have been completed: (x) the Agreement of Bank Merger and officers’ certificates have been duly filed with the Secretary of State of California and (y) the Articles of Bank Merger have been duly filed with the Secretary of State of Nevada. The date and time when the Bank Merger shall become effective is hereinafter referred to as the “Bank Merger Effective Time.”

Section 2.6 Effect of the Company Merger. From and after the Company Merger Effective Time, the Company Merger shall have the effects set forth in the applicable provisions of the CGCL and the Nevada Revised Statutes.

Section 2.7 Effect of the Bank Merger. From and after the Bank Merger Effective Time, the Bank Merger shall have the effects set forth in the applicable provisions of the CGCL, the California Financial Code and the Nevada Revised Statutes.

Section 2.8 Articles of Incorporation of the Surviving Corporation After Company Merger. The Acquiror Charter, as in effect immediately prior to the Company Merger Effective Time, shall be the Charter of the Surviving Corporation.

Section 2.9 Articles of Incorporation of the Surviving Corporation After Bank Merger. The Charter of the Surviving Corporation, as in effect immediately prior to the Bank Merger Effective Time, shall be the Charter of the Surviving Corporation.

Section 2.10 Bylaws of the Surviving Corporation After Company Merger. The Bylaws of the Acquiror, as in effect immediately prior to the Company Merger Effective Time, shall be the Bylaws of the Surviving Corporation after completion of the Company Merger.

Section 2.11 Bylaws of the Surviving Corporation After Bank Merger. The Bylaws of the Surviving Corporation, as in effect immediately prior to the Bank Merger Effective Time, shall be the Bylaws of the Surviving Corporation after completion of the Bank Merger.

Section 2.12 Directors and Officers of the Surviving Corporation. At the Company Merger Effective Time, the directors of Acquiror immediately prior to the Company Merger Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Charter and Bylaws of the Surviving Corporation after completion of the Company Merger, until their respective successors shall be duly elected or appointed and qualified. At the Bank Merger Effective Time, the officers of the Surviving Corporation immediately prior to the Bank Merger Effective Time shall, subject to the applicable provisions of the Charter and Bylaws of the Surviving Corporation, be the officers of the Surviving Corporation after completion of the Bank Merger.

Section 2.13 Alternative Structure. The Acquiror shall have the right, exercisable at any time prior to the Company Merger Effective Time or Bank Merger Effective Time, as the case may be, to change the method of effecting the acquisition of the Company or the Bank, as the case may be, if and to the extent Acquiror deems such changes to be necessary, appropriate or desirable and the Company and the Bank shall take all necessary corporate and other reasonable actions to give effect to such change and shall execute, deliver and file any and all agreements and other documents necessary to effect the consummation of the transactions contemplated by such change; provided, however, that in no event shall the Company or the Bank be required to take any action set forth above or to agree to any such change if such action or change could reasonably be expected to or would (x) alter or change the amount or kind or substantially delay the delivery of Merger Consideration to be issued to the holders of the Company Shares as provided for in this Agreement, (y) adversely affect the tax treatment of the Company Shareholders as a result of receiving the Merger Consideration, including, without limitation, any adverse effect upon the tax free treatment thereof, or (z) otherwise be materially prejudicial to the interests of the Company Shareholders.

Section 2.14 Certain Adjustments. If, between the date of this Agreement and the Company Merger Effective Time, the outstanding Company Shares or Acquiror Shares shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Merger Consideration, Merger Consideration Value Per Acquiror Share, the Exchange Ratio, Number of Acquiror Shares as Merger Consideration, Revised Number of Acquiror Shares as Merger Consideration and Number of Company Shares and Company Options shall be appropriately adjusted to provide to the holders of Company Shares and Company Options the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE III

CONSIDERATION; CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 3.1 Conversion of Securities. At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of Acquiror, the Company or the holders of any of the following securities:

(a) Conversion Generally.

(i) Each Company Share issued and outstanding immediately prior to the Company Merger Effective Time shall be converted into and shall become exchangeable for the right to receive Acquiror Shares as provided in Section 3.1(b); and

(ii) All of the Company Shares that were outstanding immediately prior to the Company Merger Effective Time shall no longer be outstanding and shall cease to exist, and each certificate previously representing any such Company Shares shall thereafter represent the right to receive the Merger Consideration into which such Company Shares were converted in the Company Merger.

(b) Conversion of Company Shares. Subject to the other provisions of this Article III, each Company Share issued and outstanding immediately prior to the Company Merger Effective Time shall, by virtue of the Company Merger, be converted into the right to receive a number of Acquiror Shares equal to the Exchange Ratio (the “Merger Consideration”).

(c) Outstanding Acquiror Shares Unaffected. Each outstanding Acquiror Share shall remain an outstanding share of Acquiror capital stock and shall not be converted or otherwise affected by the Company Merger.

(d) Treasury Stock. All Company Shares that are held by the Company as treasury stock shall be canceled and shall cease to exist and no Acquiror Shares, cash or other consideration shall be delivered in exchange therefor.

Section 3.2 Fractional Shares. Notwithstanding any other provision hereof, no fractional Acquiror Shares shall be issued to holders of Company Shares in the Company Merger. In lieu thereof, each such holder entitled to a fraction of an Acquiror Share (after taking into account all certificates delivered by such holder and the aggregate number of Company Shares represented thereby) shall receive, at the time of surrender of the certificate or certificates representing such holder’s Company Shares, an amount in cash equal to the Exchange Ratio multiplied by Merger Consideration Per Acquiror Share Value multiplied by the fraction of an Acquiror Share to which such holder otherwise would be entitled. No such holder shall be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of a fractional share. Fractional shares shall be determined on an aggregate basis for each holder of Company Shares and not on a per share or per certificate basis.

Section 3.3 Shares of Dissenting Holders. Notwithstanding anything else in this Agreement to the contrary but only to the extent required by the CGCL, Company Shares that are issued and outstanding immediately before the Company Merger Effective Time and that are held by Company Shareholders who have voted against the Company Merger and who comply with all provisions of the CGCL concerning the right of Company Shareholders to dissent from the Company Merger and require appraisal of their Company Shares (the “Dissenting Shareholders” with the Company Shares held by such Dissenting Shareholders being referred to as the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration but shall only be entitled to such rights as are granted to them pursuant to Sections 1300-1312 of the CGCL; provided, however, that any Dissenting Shares which, at any time after the Company Merger Effective Time, lose their status as Dissenting Shares under the CGCL shall forfeit the right to appraisal and all such Dissenting Shares shall then be deemed to have been converted into the right to receive, as of the Company Merger Effective Time, the Merger Consideration without interest. Prior to the Company Merger Effective Time, the Company shall give Acquiror prompt notice of any such demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company and the opportunity to direct all negotiations and proceedings. The Company shall not, except with the prior written consent of Acquiror, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the CGCL.

Section 3.4 Surrender and Exchange of Certificates.

(a) Exchange Agent. Prior to the Company Merger Effective Time, Acquiror shall designate an exchange agent, bank or trust company (the “Exchange Agent”) and deposit with the Exchange Agent such certificates of Acquiror Shares (the “Acquiror Stock Certificates”) representing the number of whole Acquiror Shares issuable in the Company Merger pursuant to Section 3.1 and Acquiror shall also make available to the Exchange Agent sufficient cash to make all cash payments in lieu of fractional Acquiror Shares pursuant to Section 3.2 (together with the Acquiror Stock Certificates, the “Exchange Fund”).

(b) Exchange Procedures. Acquiror shall cause the Exchange Agent, promptly after the Company Merger Effective Time (and in no event later than five (5) Business Days following the Company Merger Effective Time), to mail to each holder of record of a certificate or certificates that immediately prior to the Company Merger Effective Time represented outstanding Company Shares (the “Company Stock Certificates”) that were converted into the right to receive the Merger Consideration pursuant to Section 3.1(b), (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Company Stock Certificates shall pass only upon delivery of the Company Stock Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as Acquiror and the Company may reasonably specify) and (ii) instructions for completion and use in effecting the surrender of the Company Stock Certificates in exchange for the Merger Consideration. Upon surrender of a Company Stock Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed in accordance with the instructions contained therein, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor an Acquiror Stock Certificate representing the number of whole shares of Acquiror Shares that such holder has the right to receive pursuant to this Article III (together with payment of cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 3.2) and the Company Stock Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee of the record holder of such Company Shares if the Company Stock Certificate representing such Company Shares is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.4, each Company Stock Certificate shall be deemed at any time after the Company Merger Effective Time to represent only the right to receive upon such surrender the Merger Consideration provided for in Section 3.1(b).

(c) Return of Merger Consideration. Any portion of the Merger Consideration which remains undistributed to the holders of Company Shares for six (6) months after the Company Merger Effective Time shall be delivered to Acquiror, and any holders of Company Shares who have not theretofore surrendered their Company Stock Certificates, or any of them, as provided in this Section 3.4, shall thereafter look only to Acquiror for the Merger Consideration to which they are entitled, without any interest thereon.

(d) Distributions and Voting with Respect to Unexchanged Company Shares. Until surrendered for exchange in accordance with the provisions of this Section 3.4, each certificate theretofore representing Company Shares shall from and after the Company Merger Effective Time represent for all purposes only the right to receive Acquiror Shares and cash in lieu of fractional shares as set forth in this Agreement. Notwithstanding any other provision of this Agreement, no dividends or other distributions in respect of Acquiror Shares with a record date after the Company Merger Effective Time shall be paid to any Person holding a Company Stock Certificate until such Company Stock Certificate has been surrendered for exchange as provided for in this Section 3.4. Subject to applicable Laws and the immediately preceding sentence, following surrender of any such Company Stock Certificate, there shall be paid to the holder of the Acquiror Stock Certificate issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date on or after the Company Merger Effective Time theretofore payable with respect to the Acquiror Shares represented thereby. Former shareholders of record of the Company shall not be entitled to vote after the Company Merger Effective Time at any meeting of Acquiror Shareholders until such holders have exchanged their certificates representing Company Shares for certificates representing Acquiror Shares in accordance with the provisions of this Agreement.

(e) Transfers. On or after the Company Merger Effective Time, there shall be no transfers of Company Shares on the stock transfer books of the Company.

(f) No Liability. None of Surviving Corporation, the Exchange Agent or the Company shall be liable to any holder of Company Shares for any Merger Consideration deposited with the Exchange Agent which is properly delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(g) Lost Certificates. If any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if reasonably required by Acquiror, the posting by such Person of a bond, in such reasonable amount as Acquiror may direct, as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate the Merger Consideration to which the holder thereof is entitled, without any interest thereon.

(h) Withholding. Acquiror or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Shares such amounts as Acquiror or the Exchange Agent is required to deduct and withhold under applicable Law with respect to the making of such payment. To the extent that amounts are so withheld by Acquiror or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Shares in respect of whom such deduction and withholding was made by Acquiror or the Exchange Agent.

(i) Further Assurances. The officers and managers of the Surviving Corporation will be authorized to execute and deliver, at and after the Company Merger Effective Time, in the name and on behalf of the Company, and at and after the Bank Merger Effective Time, in the name and on behalf of the Bank, any deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf the Company and the Bank, any other actions and things to vest, perfect or confirm of record or otherwise the Surviving Corporation and all right title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Company Merger or the Bank Merger.

Section 3.5 Stock Options. Immediately prior to the Company Merger Effective Time, the Company Board (or, if appropriate, any committee thereof) shall take all actions and shall obtain all necessary consents and releases from all of the holders of all the outstanding stock options and other rights to purchase Company Shares (the “Company Options”) heretofore granted under any stock option plan of the Company or otherwise (the “Stock Plans”) to: (a) provide for the cancellation, effective at the Company Merger Effective Time, subject to the payment provided for in the next sentence being made, of all Company Options, (b) terminate, as of the Company Merger Effective Time, the Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company, the Bank or any Affiliate respectively thereof (collectively with the Stock Plans, referred to as the “Stock Incentive Plans”) and (c) amend, as of the Company Merger Effective Time, the provisions of any other Employee Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company, the Bank or any such Affiliate, or any interest in respect of any capital stock of the Company, the Bank or any such Affiliate, to provide no continuing rights to acquire, hold, transfer or grant any capital stock of the Company, the Bank or any such Affiliate or any interest in the capital stock of the Company, the Bank or any such Affiliate. Immediately prior to the Company Merger Effective Time, each Company Option, whether or not then vested or exercisable, shall no longer be exercisable for the purchase of Company Shares but shall entitle each holder thereof, in cancellation and settlement therefor, to payments by the Company in cash, without interest (the “Cash Payment”), at the Company Merger Effective Time, equal to the product of:

(i) the total number of Company Shares subject to such Company Option, whether or not then vested or exercisable, and

(ii) the amount, if any, by which the product of the Exchange Ratio multiplied by Merger Consideration Value Per Acquiror Share exceeds the exercise price per Company Share subject to such Company Option.

Prior to the Company Merger Effective Time, the Company will deposit with the Exchange Agent an amount in cash sufficient to pay the aggregate amount of all Cash Payments. Each such Cash Payment will be paid by the Exchange Agent on behalf of the Company to each holder of an outstanding Company Option at the Company Merger Effective Time and reduced by any required withholding Taxes. Except as otherwise contemplated herein, any then outstanding stock appreciation rights or limited stock appreciation rights issued by the Company, the Bank or any Affiliate of either thereof shall be canceled immediately prior to the Company Merger Effective Time without any payment therefor. The Company and the Bank shall take all steps necessary to ensure that neither the Company nor the Bank nor any of their respective Affiliates is or will be bound by any Options, other options, warrants, rights or agreements which would entitle any Person, other than Acquiror or its Affiliates, to own any capital stock of the Company, Bank or any such Affiliate or to receive any payment in respect thereof. Notwithstanding any other provision of this Section 3.5 to the contrary, payment of the Cash Payment may be withheld with respect to any Company Option until necessary consents and releases are obtained.

Section 3.6 Adjustment Resulting from BWC Real Estate Sale.

(a) If the BWC Real Estate Book Value exceeds the Adjusted BWC Real Estate Sale Purchase Price (the amount of such excess, the “BWC Real Estate Sale Loss”) and/or there are BWC Mortgage Services Operating Losses, then the Exchange Ratio shall be adjusted to be the number (taken to four decimal places), equal to (x) the Revised Number of Acquiror Shares divided by (y) the Number of Company Shares and Company Options.

(b) If the Adjusted BWC Real Estate Sale Purchase Price exceeds the BWC Real Estate Book Value (the amount of such excess, the “BWC Real Estate Sale Gain”), then the Company shall have the right to distribute the BWC Real Estate After-Tax Gain to the Company Shareholders as a dividend prior to the Closing.

Section 3.7 Cancellation of Bank Capital Stock. At the Bank Merger Effective Time, by virtue of the Bank Merger and without any action on the part of Acquiror, the Surviving Corporation, the Company or the Bank, all of the shares of capital stock of the Bank shall be canceled and shall cease to exist.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND BANK

Except as set forth in a disclosure schedule delivered by the Company to Acquiror prior to the execution of this Agreement (the “Company Disclosure Schedule”), which identifies exceptions by specific Schedule references (provided that any information set forth in any one Schedule of the Company Disclosure Schedule shall be deemed to apply to each other applicable Schedule thereof if its relevance to the information called for in such Schedule is reasonably apparent), each of the Company and the Bank hereby represents and warrants to Acquiror as follows:

Section 4.1 Organization and Qualification of Company and Subsidiaries. The Company is a corporation duly incorporated and validly existing under the laws of the State of California and is a registered holding company under the BHCA. The Bank is a California chartered bank and is duly licensed by the California Commissioner of Financial Institutions as a commercial bank and its deposits are insured by the FDIC through the Bank Insurance Fund in the manner and to the fullest extent provided by Law and all premiums and assessments required to be paid in connection therewith have been paid when due. Each of the Subsidiaries of the Company (other than the Bank) is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation. Each of the Company and its Subsidiaries has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its respective properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company.

Section 4.2 Certificate of Incorporation and Bylaws; Corporate Books and Records. The copies of the Company’s Certificate of Incorporation, as amended (the “Company Certificate”), and Bylaws, as amended (the “Company Bylaws”), that are listed as exhibits to the Company’s Form 10-K for the year ended December 31, 2005 are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Certificate or the Company Bylaws. Each of the Bank and the other Subsidiaries of the Company is not in violation of any of the provisions of their respective organizational documents and bylaws. True and complete copies of all minute books of the Company and each of its Subsidiaries, containing minutes of meetings held and actions taken by their respective Boards of Directors or any committees thereof during the period from January 1, 2003 to the date hereof, have been made available by the Company to Acquiror. All material actions of the Company Board, the Bank Board and the Board of Directors of each of the Subsidiaries (and any committees of any thereof) are reflected in such books.

Section 4.3 Capitalization.

(a) The authorized capital stock of the Company consists of 25,000,000 Company Shares, and 5,000,000 shares of Company preferred stock, no par value. As of the date hereof, (i) 4,134,682 Company Shares are issued and outstanding, all of which are validly issued and fully paid, including 401,163.4 Company Shares held by the ESOP Trust, nonassessable and free of preemptive rights (and were not issued in violation of preemptive rights),

(ii) no Company Shares are held in the treasury of the Company or by its Subsidiaries, (iii) 150,413 Company Shares are issuable (and such number is reserved for issuance) upon exercise of the Company Options outstanding as of the date hereof (the “Company Option Shares”) and (iv) no shares of Company preferred stock have been issued or are outstanding. All of the issued and outstanding shares of capital stock or other Equity Interests of the Company have been issued in compliance with applicable federal and state securities laws. The authorized capital stock of the Bank consists of 500 shares of common stock .. As of the date hereof, 50 shares of common stock of the Bank are issued and outstanding, all of which are validly issued and fully paid, nonassessable, and free of preemptive rights (and were not issued in violation of preemptive rights). There are no other Equity Interests in the Bank outstanding. All of the issued and outstanding shares of capital stock or other Equity Interests of the Company and the Bank have been issued in compliance with applicable federal and state securities Laws.

(b) Except for the Company Options and arrangements and agreements set forth on Schedule 4.3(b) of the Company Disclosure Schedule, there are no (i) options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of the Company or any of its Subsidiaries, (ii) securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company or any of its Subsidiaries to issue or sell any shares of its capital stock or other Equity Interests, or (iii) securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries. The Company has provided Acquiror with a true and complete list of the prices at which outstanding Company Options are exercisable, the number of Company Option Shares outstanding at each such price and the date of grant, expiration date and type (qualified or non-qualified under Section 422 of the Code) of each such Company Option. All of the Company Option Shares, upon their issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and will not be issued in violation of preemptive rights.

(c) Except for this Agreement, and except as set forth on Schedule 4.3(c) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any Company Shares or any capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries. To the knowledge of the Company, other than the Voting Agreements, there are no proxies, voting agreements, voting trusts, rights plans, anti-takeover plans or registration rights agreements with respect to any shares of the capital stock, equity or voting interests in the Company.

(d) The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the Company Shareholders on any matter.

Section 4.4 Subsidiaries. The Company has no Subsidiaries other than the Bank, BWC Real Estate, and until the BWC Real Estate Sale is consummated, BWC Mortgage Services. The Company owns all of the issued and outstanding capital stock of the Bank and BWC Real Estate, free and clear of any pledges, security interests, options, liens, claims or other encumbrances of any kind (collectively, the “Liens”). Until the BWC Real Estate Sale is consummated, BWC Real Estate owns 51% of BWC Mortgage Services. All of the issued and outstanding shares of capital stock of each of the Subsidiaries of the Company have been validly issued and are fully paid and non-assessable. There are no outstanding contractual obligations of the Company or the Bank or any of its Subsidiaries to make any investment in any of its Subsidiaries or any other Person. Neither the Bank nor BWC Real Estate has (i) any arrangements or commitments obligating either of them to issue shares of any of its capital stock or any securities convertible into or having the right to purchase shares of any of its capital stock, or (ii) any bonds, debentures, notes or other obligations outstanding that entitle the holders thereof to vote (or that are convertible into or exercisable for securities having the right to vote) on any matters on which its shareholders may vote. Except as set forth in this Section 4.4 or on Schedule 4.4 of the Company Disclosure Schedule, the Company does not, directly or indirectly, beneficially own any equity securities or similar interests of any Person or any interests of any Person or any interest in a partnership or joint venture of any kind.

Section 4.5 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by action of the Company (other than the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding Company Shares entitled to vote thereon). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Acquiror, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (regardless of whether such enforceability is considered in equity or at Law).

(b) The Company Board, by resolutions duly adopted at a meeting duly called and held on May 19, 2006, unanimously (i) declared that this Agreement and the Company Merger are advisable and determined that the transactions contemplated hereby are fair to and in the best interests of the Company and the Company Shareholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, and (iii) resolved to recommend that the Company Shareholders vote for the adoption of this Agreement (the “Company Board Approval”). A true and correct copy of such resolutions, certified by the Company’s corporate secretary, has been furnished to Acquiror and none of such resolutions has been rescinded or revoked, in whole or in part, or modified in any way.

(c) The Bank has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Bank and the consummation by the Bank of the transactions contemplated hereby have been duly and validly authorized by action of the Bank (other than the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding capital stock of the Bank entitled to vote thereon). This Agreement has been duly and validly executed and delivered by the Bank and, assuming the due authorization, execution and delivery hereof by Acquiror, constitutes a legal, valid and binding obligation of the Bank, enforceable against the Bank in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (regardless of whether such enforceability is considered in equity or at Law).

(d) The Bank Board, by resolutions duly adopted at a meeting duly called and held on May 19, 2006, unanimously (i) declared that this Agreement and the Bank Merger are advisable and determined that the transactions contemplated hereby are fair to and in the best interests of the Bank and the Company as the sole shareholder of the Bank and (ii) approved and adopted this Agreement and the transactions contemplated hereby. A true and correct copy of such resolutions, certified by the Company’s corporate secretary, have been furnished to Acquiror and none of such resolutions has been rescinded or revoked, in whole or in part, or modified in any way.

(e) The affirmative vote of the holders of a majority of the outstanding Company Shares at the Company Shareholders Meeting (the “Required Company Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve the adoption of this Agreement, the Company Merger, the Bank Merger and to consummate the transactions contemplated hereby. The affirmative vote of the Company, as the holder of all of the outstanding capital stock of the Bank is the only vote of the holders of any class or series of the Bank’s capital stock necessary to consummate the transactions contemplated hereby.

Section 4.6 No Conflict; Required Filings and Consents.

(a) Except as set forth on Schedule 4.6(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company and the Bank does not, and the performance of this Agreement by the Company and the Bank will not, (i) conflict with or violate any provision of the Company Certificate or Company Bylaws or any equivalent organizational documents of the Bank or any of their Subsidiaries, (ii) conflict with or violate any Law applicable to the Company, the Bank or any of their Subsidiaries or by which any property or asset of the Company, the Bank or any of their Subsidiaries is bound or affected (assuming that all consents, approvals, authorizations and permits described in Section 4.6(b) have been obtained and all filings and notifications described in Section 4.6(b) have been made and any waiting periods thereunder have terminated or expired) or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company, the Bank or any of their Subsidiaries pursuant to, any Company Material Contract, lease with respect to real estate or Company Permit, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, losses, defaults, or failures to obtain any consent or approval, or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company.

(b) Except for such consents, approvals, authorizations, permits or filings as may be set forth on Schedule 4.6(b) of the Company Disclosure Schedule (collectively, the “Company Required Government Approvals”), the execution and delivery of this Agreement by the Company and the Bank does not, and the performance of this Agreement including the consummation of the Company Merger, the Bank Merger and the transactions contemplated hereby, by the Company and the Bank will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity. To the knowledge of the Company, there is no fact, event or condition applicable to the Company or its Subsidiaries that will, or reasonably could be expected to, adversely affect the likelihood of securing the Company Required Government Approvals.

Section 4.7 Permits; Compliance with Law.

(a) Each of the Company and its Subsidiaries is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for it to own, lease and operate its properties or to carry on its business substantially in the manner described in the Company SEC Filings and substantially as it is being conducted (the “Company Permits”), and all such Company Permits are valid and in full force and effect and, no suspension or cancellation of any of them is threatened, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company. The Bank is “well capitalized” as such term is defined in the rules and regulations promulgated by the FDIC and any applicable state capital rules and regulations.

(b) The Company and its Subsidiaries have administered all accounts for which they act as a fiduciary, including accounts for which they serve as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of their governing documents and applicable Law. Neither the Company, its Subsidiaries, or any director, officer, or employee, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account in any material respect, and the accountings for each such fiduciary are true and correct and accurately reflect the assets of such fiduciary account.

(c) None of the Company nor any of its Subsidiaries is in default or violation of (i) any Company Permits, (ii) any Laws applicable to the Company or any of its Subsidiaries or (iii) by which any property or asset of the Company or any of its Subsidiaries is bound or affected, including, without limitation, the Equal Credit

Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, and all other fair lending laws and other laws relating to discriminatory business practices, except in each case for any such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company. The Company has been assigned a rating of “satisfactory” under the Community Reinvestment Act. “Bank Secrecy Act” means the Currency and Foreign Transaction Reporting Act (31 U.S.C. Section 5311 et seq.), as amended. “Community Reinvestment Act” means the Community Reinvestment Act of 1977 (12 U.S.C. 2901 et seq.), as amended. “Equal Credit Opportunity Act” means the Equal Credit Opportunity Act (15 U.S.C. Section 1691 et seq.) as amended. “Fair Housing Act” means the Fair Housing Act (420 U.S.C. Section 3601 et seq.), as amended. “Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act (12 U.S.C. Section 2801 et seq.), as amended.

(d) The Company and each of its Subsidiaries have adopted such procedures and policies as are, in the reasonable judgment of Company management, necessary or appropriate to comply with Title III of the USA Patriot Act and is in such compliance. “USA PATRIOT Act” means the USA PATRIOT Act (Pub. L. No. 107-56).

(e) Other than customary and ordinary periodic examinations by federal and state regulatory agencies, including, without limitation, the FRB and CDFI, or except as set forth on Schedule 4.7(d) of the Company Disclosure Schedule, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has the Company or any of its Subsidiaries received since January 1, 2004, any notification or communication from any Governmental Entity (A) asserting that the Company or any of its Subsidiaries is not in compliance, in any material respect, with any of the Laws which such Governmental Entity enforces or (B) threatening to revoke any Company Permit (nor do any grounds for any of the foregoing exist).

Section 4.8 SEC Filings; Financial Statements.

(a) The Company has timely filed and will timely file all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and other documents and filings required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 2004 (the “Applicable Date”) (collectively, including those filed or furnished subsequent to the date of this Agreement, the “Company SEC Filings”). None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. Each Company SEC Filing (i) as of the time it was or is filed, complied or will comply in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, as the case may be, and (ii) did not or will not, at the time it was or is filed (or if subsequently amended or superseded by a Company SEC Filing then on the date of such subsequent filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) The Company’s consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Filings, were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required to be in compliance with GAAP), and in each case such consolidated financial statements fairly presented or will fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the consolidated Subsidiaries of the Company as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments which were not and which are not expected to be, individually or in the aggregate, material to the Company and its consolidated Subsidiaries taken as a whole) (“Company Financial Statements”).

(c) Except as and to the extent adequately provided for, in the aggregate, on the consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2005 (the “Company Balance Sheet”), since January 1, 2006, neither the Company nor any of its consolidated Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations (i) that, in the aggregate, are adequately provided for in the Company Balance Sheet, (ii) incurred in the ordinary course of business since January 1, 2006 that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company, or (iii) incurred or provided for in this Agreement.

(d) The Company is in compliance with the applicable listing and corporate governance rules and regulations of the NASDAQ, except where the failure to be in such compliance would not have, individually or in the aggregate, a Material Adverse Effect with respect to the Company. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC (including extensions of credit pursuant to Regulation O), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company or any of its Subsidiaries.

(e) Each required form, report and document containing financial statements that the Company has filed with or furnished to the SEC since January 1, 2004 was accompanied by the certifications required to be filed or furnished by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act, and at the time of filing or submission of each such certification, such certification (i) was true and accurate and complied in all material respects with the Sarbanes-Oxley Act, (ii) did not contain any qualifications or exceptions to the matters certified therein, except as otherwise permitted under the Sarbanes-Oxley Act or the rules and regulations thereunder, and (iii) has not been modified or withdrawn. Neither the Company nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, content, form or manner of filing or furnishing of such certifications. As of the end of the period covered by the most recently filed periodic report under the Exchange Act, the Company’s disclosure controls and procedures (as defined in Sections 13a-15(e) and 15d-15(e) of the Exchange Act) were effective to provide reasonable assurance that material information, relating to the Company and its consolidated Subsidiaries, required to be included in any of the Company SEC Filings, were made known to Company management, including its chief executive officer and chief financial officer, respectively, on a timely basis.

Section 4.9 Regulatory Matters.

(a) Each of the Company and its Subsidiaries has filed and will file all material documents and reports relating to each of the Company and its Subsidiaries required to be filed with the FRB, the FDIC (in the case of any Subsidiary of the Company, if applicable), the CDFI or any other Governmental Entity having jurisdiction over its business or any of its assets or properties (each a “Regulatory Authority”). All such reports conform or will conform in all material respects with the applicable requirements promulgated by such Regulatory Authorities and as of their respective dates, such documents and reports did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Except as may otherwise be set forth on Schedule 4.9(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) is, directly or indirectly, party or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority or (ii) has been advised by, or has any knowledge of facts which are reasonably expected to give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission. Except as set forth on Schedule 4.9(b) of the Company Disclosure Schedule, all compliance or corrective action relating to the Company or any of its Subsidiaries required by Regulatory Authorities having jurisdiction over the Company or any of its Subsidiaries has been taken. Each of the Company and its Subsidiaries has paid all assessments made or imposed by and required to have been heretofore paid to any Regulatory Authority.

Section 4.10 Absence of Certain Changes or Events. Except as set forth on Schedule 4.10 of the Company Disclosure Schedule or in the Company SEC Filings filed prior to the date of this Agreement, since January 1, 2006, (i) there has been no Material Adverse Effect on the Company, (ii) the businesses of the Company and each of its Subsidiaries have been conducted only in the ordinary course, (iii) neither the Company nor any of its Subsidiaries has incurred any material liabilities (direct, contingent or otherwise) or engaged in any material transaction or entered into any material agreement outside the ordinary course of business, (iv) neither the Company nor any of its Subsidiaries have increased the compensation of any officer or granted any general salary or benefits increase to their respective employees, other than in the ordinary course of business, (v) neither the Company, the Bank nor any of their Subsidiaries has taken any action referred to in Section 7.2 except as permitted thereby, (vi) except as permitted by Section 3.6(b) and regular quarterly dividends on Company Shares of no more than $0.10 per Company Share, there has been no declaration, setting aside or payment of any dividend or other distribution with respect to any class of stock or any repurchase, redemption or other acquisition by the Company of any of its Subsidiaries of any stock or other securities of the Company or any of its Subsidiaries, (vii) there has been no change by the Company in accounting principles, practices or methods, (viii) there has been no material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance or (ix) there has been no agreement to do any of the foregoing, unless otherwise permitted herein.

Section 4.11 Employee Benefit Plans.

(a) Set forth on Schedule 4.11 of the Company Disclosure Schedule is an accurate and complete list of each domestic and foreign employee benefit plan, within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and each stock option, stock appreciation right, restricted stock, stock purchase, stock unit, performance share, incentive, bonus, profit-sharing, savings, deferred compensation, health, medical, dental, life insurance, disability, accident, supplemental unemployment or retirement, employment, severance or salary or benefits continuation or fringe benefit plan, program, arrangement, agreement or commitment maintained by the Company or any Affiliate thereof (including, for this purpose and for the purpose of all of the representations in this Section 4.11, any predecessors to the Company or its Affiliates and all employers (whether or not incorporated) that would be treated together with the Company and/or any such Affiliate as a single employer within the meaning of Section 414 of the Code) or to which the Company or any Affiliate thereof contributes (or has any obligation to contribute), has any liability or is a party (collectively, the “Employee Benefit Plans”).

(b) (i) Each Employee Benefit Plan is in substantial compliance with all applicable Laws (including, without limitation, ERISA, the Code, and foreign tax, labor, securities, data privacy, currency exchange control and other Laws) and has been administered and operated in all material respects in accordance with its terms; (ii) each Employee Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS covering all Tax Law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS on which the Company is entitled to rely, and, to the best knowledge of the Company, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination letter or opinion letter; (iii) except for the ESOP, as defined below, no Employee Benefit Plan has assets that include securities issued by the Company or any of its subsidiaries; (iv) neither the Company nor any of its Affiliates has filed, or is considering filing, an application under the IRS Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program with respect to any Employee Benefit Plan; (v) each Employee Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) that the Company is a party to has been operated and administered since January 1, 2005 in compliance with Section 409A of the Code and IRS Notice 2005-1 and the other proposed and final guidance under Section 409A of the Code; (vi) except as expressly set forth on Schedule 4.11 of the Company Disclosure Schedule, no Employee Benefit Plan which is a nonqualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004, and no event has occurred that would be treated by Section 409A(b) of the Code as a transfer of property for purposes of Section 83 of the Code; (vii) no Employee

Benefit Plan is covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA; (viii) no Employee Benefit Plan is a “multiple employer plan” (within the meaning of the Code or ERISA); (ix) full payment has been timely made of all amounts which the Company and/or its Affiliates is required under applicable Law or under any Employee Benefit Plan or related agreement to have paid as of the last day of the most recent fiscal year of each Employee Benefit Plan ended prior to the date hereof or have been timely reflected on the most recent consolidated balance sheet filed prior to the date hereof or accrued in the account records of the Company and/or its Affiliates and the Company and each such Affiliate has timely deposited all amounts withheld from employers into the appropriate trusts or accounts, and the Company and each such Affiliate have made adequate provisions, in accordance with GAAP, consistently applied, in their financial statements for all obligations and liabilities under all Employee Benefit Plans that have accrued but have not been paid because they are not yet due under the terms of any such Employee Benefit Plan or any related agreement or applicable Law, and, to the best knowledge of the Company, no event has occurred or condition exists that would reasonably be expected to result in a material increase in the level of such amounts paid or accrued for the most recently ended fiscal year; (x) neither the Company nor any of its Affiliates has incurred or expects to incur any material liability (including, without limitation, additional contributions, fines, taxes or penalties) as a result of a failure to administer or operate any Employee Benefit Plan that is a “group health plan” (as such term is defined in Section 607(1) of ERISA or Section 5000(b)(1) of the Code) in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code (“COBRA”); (xi) neither the Company nor any of its Affiliates has incurred or expects to incur any material liability (including, without limitation, additional contributions, fines, taxes or penalties) as a result of a failure to administer or operate any Employee Benefit Plan that is a “group health plan” (as defined in 45 Code of Federal Regulations Section 160.103) in compliance with the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder; (xii) no Employee Benefit Plan provides for post-employment or retiree health, life insurance or other welfare benefits, except as required by applicable Laws or for death benefits or retirement benefits under any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA); (xiii) neither the Company nor any of its Affiliates has any unfunded liabilities pursuant to any Employee Benefit Plan which is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is not intended to be qualified under Section 401(a) of the Code; (xiv) neither the Company nor any of its Affiliates, nor any of their respective directors, officers or employees, nor, to the best knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transaction, act or omission to act in connection with any Employee Benefit Plan that could reasonably be expected to result in the imposition of a material penalty or fine pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 of the Code; (xv) the execution of this Agreement and the consummation of the transactions contemplated hereby do not constitute a triggering event under any Employee Benefit Plan, policy, arrangement, statement, commitment or agreement, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment, “parachute payment” (as such term is defined in Section 280G of the Code), severance, bonus, retirement or job security or similar-type benefit, or increase any benefits or accelerate the payment or vesting of any benefits to any employee or former employee or director of the Company or any of its Affiliates; (xvi) no Employee Benefit Plan provides for the payment of severance, termination, change in control or similar-type payments or benefits; (xvii) no liability, claim, action, litigation, audit, examination, investigation or administrative proceeding has been made, commenced or, to the best knowledge of the Company, threatened with respect to any Employee Benefit Plan (other than routine claims for benefits payable in the ordinary course) which could result in a material liability of the Company or any Affiliate thereof; and (xviii) except as required to maintain the tax-qualified status of any Employee Benefit Plan intended to qualify under Section 401(a) of the Code, no condition or circumstance exists that would prevent the amendment or termination of any Employee Benefit Plan.

(c) The Company has delivered or caused to be delivered to the Acquiror or its counsel true and complete copies of each Employee Benefit Plan, together with all amendments thereto, and, to the extent applicable, (i) all current summary plan descriptions; (ii) the annual report on Internal Revenue Service Form 5500-series, including any attachments thereto, for each of the last three plan years; (iii) the most recent actuarial valuation report; (iv) all minutes with respect to the meetings of each Employee Benefit Plans’ administrative committee and/or plan administrator; (v) the most recent determination letter and/or opinion letter; and (vi) any materials relating to any government investigation or audit or any submissions under any voluntary compliance procedures.

(d) ESOP.

(i) The execution, delivery and performance of this Agreement and the transactions contemplated hereby will not, and will not cause the Company Employee Stock Ownership and Savings Plan (the “ESOP”) or the trust under which the assets of the ESOP are held (the “ESOP Trust”) to, violate (x) any provision of any indenture, mortgage, deed of trust, agreement, instrument, order, arbitration award, judgment or decree to which the trustees holding the assets of the ESOP under the ESOP Trust (the “ESOP Trustee”) or the ESOP Trust is a party or by which the ESOP Trustee or the ESOP Trust or any assets of the ESOP Trust are bound or (y) ERISA or the Code.

(ii) Other than as contemplated in Section 7.8(a), no authorization, approval or consent of any Person, or Governmental Entity is necessary to be obtained by the ESOP Trustee or the ESOP in connection with (x) the sale of the shares of Company Shares held by the ESOP Trust (the “ESOP Shares”) by the ESOP Trustee on behalf of the ESOP hereunder or (y) the execution, delivery and performance of this Agreement and the other transactions contemplated hereby.

(iii) There is not and has never been a loan between the ESOP or the ESOP Trust and any of the Company, the Bank or their respective Affiliates.

Section 4.12 Labor and Other Employment Matters. Except as set forth on Schedule 4.12 of the Company Disclosure Schedule or in the Company SEC Filings filed prior to the date of this Agreement (i) each of the Company and its Subsidiaries is in substantial compliance with all federal, foreign, state or other applicable Law respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice as determined by the National Labor Relations Board (“NLRB”), (ii) no material unfair labor practice charge or complaint against the Company or any of its Subsidiaries is pending before the NLRB or an equivalent tribunal under applicable foreign Law, (iii) there is no labor strike, slowdown, stoppage or material labor dispute pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries, (iv) to the knowledge of the Company, no representation question exists respecting the employees of the Company or any of its Subsidiaries, (v) no collective bargaining agreement is currently being negotiated by the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries is or has been a party to a collective bargaining agreement, (vi) neither the Company nor any of its Subsidiaries is experiencing or has experienced any material labor difficulty during the last three years, (vii) no grievance or arbitration proceeding arising out of or under a collective bargaining agreement is pending and no claim thereunder exists or, to the Company’s knowledge, is threatened with respect to the Company’s or its Subsidiaries’ operations, (viii) neither the Company nor any of its Subsidiaries has any Equal Employment Opportunity Commission charges or other claims of employment discrimination pending or, to the Company’s best knowledge, currently threatened against the Company or any such Subsidiary, (ix) no wage and hour department investigation has been made of the Company or any of its Subsidiaries, (x) neither the Company nor any of its Subsidiaries had any occupational health and safety claims against the Company or any such Subsidiary, (xi) the Company and each of its Subsidiaries is in compliance in all material respects with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder (the “Immigration Laws”) and (xii) there has been no “mass layoff” or “plant closing” by the Company as defined in the Federal Workers Adjustment Retraining and Notification Act (“WARN”) or state Law equivalent, or any other mass layoff or plant closing that would trigger notice pursuant to WARN or state Law equivalent, within ninety (90) days prior to the Closing Date. To the knowledge of the Company the Company and its Subsidiaries have never been the subject of any inspection or investigation relating to its compliance with or violation of the Immigration Laws, nor have they been warned, fined or otherwise penalized by reason of any such failure to comply with the Immigration Laws, nor is any such proceeding pending or to the Company’s knowledge, threatened. Except as set forth on Schedule 4.12 of the Company Disclosure Schedule, there exist no employment, consulting, severance, indemnification agreements or deferred compensation agreements between the Company and any director, officer or employee of the Company or any agreement that would give any Person the right to receive any payment from the Company as a result the Company Merger or Bank Merger.

Section 4.13 Transactions with Interested Persons. Except as set forth on Schedule 4.13 of the Company Disclosure Schedule or in the Company SEC Filings filed prior to the date of this Agreement, no officer, director or employee of the Company or any of its Subsidiaries nor any member of the immediate family of any such officer, director or employee, is presently a party to any transaction with the Company or any of its Subsidiaries of the type or involving an amount that requires such transaction to be disclosed pursuant to Item 404 of Regulation S-K. Except as disclosed on Schedule 4.13 of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company has any transactions with affiliates within the meaning of Sections 23A and 23B of the Federal Reserve Act.

Section 4.14 Material Contracts. Except as set forth on Schedule 4.14 of the Company Disclosure Schedule or as set forth in the Company SEC Filings filed prior to the date of this Agreement, none of the Company or any of its Subsidiaries is a party to or bound by any contract that (a) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K), (b) which imposes any non-competition, non-solicitation or similar covenants on the Company or any of its Subsidiaries (collectively, the “Company Material Contracts”), (c) which would prohibit or delay the consummation of the Company Merger or the Bank Merger or any of the other transactions contemplated by this Agreement, (d) which are material to the Company or are with any employee, officer or director of the Company, the Bank or any Subsidiary and contain a “change in control” or similar provision or (e) which includes mortgages or other grants of security interests, guarantees and notes, relating to the borrowing of money in an aggregate amount in excess of $3,000,000 for loans secured by real property or in excess of $1,000,000 as to all other loans in the aggregate. Each Company Material Contract is valid and binding on the Company or its applicable Subsidiary (as the case may be) that is a party thereto and each other party thereto, and is in full force and effect, and the Company or its Subsidiary that is a party thereto has performed all of its obligations required to be performed by it to the date hereof under each such Company Material Contract and to the Company’s knowledge each other party to each Company Material Contract has in all respects performed all obligations required to be performed by it under such Company Material Contract, except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company. Neither the Company nor any of its Subsidiaries has received any written notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract.

Section 4.15 Litigation. Except as and to the extent disclosed in the Company SEC Filings filed prior to the date of this Agreement or as set forth on Schedule 4.15 of the Company Disclosure Schedule, (a) there are no suits, claims, actions, proceedings or investigations pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries is obligated to indemnify a third party, the outcome of which reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company and (b) neither the Company nor any of its Subsidiaries is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding. There is no suit, claim, action, proceeding or investigation pending or threatened against the Company or any of its Subsidiaries that, as of the date hereof, challenges the validity or propriety, or seeks to prevent consummation of, the Company Merger, the Bank Merger or any other transaction contemplated by this Agreement.

Section 4.16 Environmental Matters. Except as set forth on Schedule 4.16 of the Company Disclosure Schedule, (i) the Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws, and have obtained, and are in compliance with, all Permits required of them under applicable Environmental Laws, (ii) there are no claims, proceedings, investigations or actions by any Governmental Entity or other Person or entity pending or to the Company’s knowledge threatened against the Company or any of its Subsidiaries under any Environmental Law, (iii) no Company Property is subject to any Lien, or to any restriction on its ownership, use, occupancy or transferability, under any Environmental Law and (iv) to the knowledge of the Company there are no facts, circumstances or conditions (including the disposal of any wastes, hazardous substances or other materials, the existence of any contractual obligations, or any other matters in respect of the past or present business or operations of the Company or any of its Subsidiaries, or any predecessor of the Company or any of its Subsidiaries) that could reasonably be expected to give rise to any claim, proceeding or action against the Company or any of its Subsidiaries, or to any liability on the part of the Company or any of its Subsidiaries, under any Environmental Law.

Section 4.17 Intellectual Property.

(a) Schedule 4.17(a) of the Company Disclosure Schedule contains a complete list of all patents, patent applications, trademark and service mark registrations, applications for trademark and service mark registration, copyright registrations and applications for registration thereof, internet domain name registrations and other material Intellectual Property used or held for use by the Company or any of its Subsidiaries. To the extent indicated on such Schedule, the Intellectual Property listed on Schedule 4.17(a) of the Company Disclosure Schedule has been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Copyright Office, or the named offices, if any, in any states of the United States or the appropriate offices of other jurisdictions, and each such registration, filing and issuance remains in full force and effect.

(b) Except as set forth on Schedule 4.17(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any license or agreement, whether as licensor, licensee or otherwise, with respect to any Intellectual Property. To the extent any Intellectual Property is used under license in the business of the Company and/or any of its Subsidiaries, no written notice of a default has been received by the Company or any of its Subsidiaries under any such license which remains uncured, and the execution, delivery or performance of the Company’s obligations hereunder shall not result in such a default. Each such license agreement is a legal, valid and binding obligation of the Company and/or its Subsidiaries and to the Company’s knowledge of each of the other parties thereto and is enforceable in accordance with the terms thereof.

(c) The Company and/or its Subsidiaries owns the entire right, title and interest in and to, or is licensed to use, all of the Intellectual Property used in its business, free and clear of any Liens. The Intellectual Property listed on Schedule 4.17(a) comprises substantially all of the Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as currently conducted. Neither the Company’s nor any of its Subsidiaries’ use of Intellectual Property infringes or misappropriates any third party rights. No material registered Intellectual Property has been canceled, abandoned or otherwise terminated, and all renewal and maintenance fees in respect thereof have been duly paid. Except as listed on Schedule 4.17(c) there are no maintenance fees that must be paid within sixty (60) days after the Closing Date that, if not taken, will adversely affect any material registered Intellectual Property owned by the Company or any of its Subsidiaries. The Company and its Subsidiaries have the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Intellectual Property that is owned by the Company or any of its Subsidiaries.

(d) Except as set forth on Schedule 4.17(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written notice or claim from any Person challenging the right of the Company or any of its Subsidiaries to use any Intellectual Property.

(e) Except as set forth on Schedule 4.17(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has made any claim in writing of a violation, infringement, misuse or misappropriation by any Person of its rights to, or in connection with, any Intellectual Property which claim is still pending.

(f) Except as set forth on Schedule 4.17(f) of the Company Disclosure Schedule, there is no pending or, to the Company’s knowledge, threatened proceedings, litigation or other adverse claims by any Person of a violation, infringement, misuse or misappropriation by the Company or any of its Subsidiaries of any Intellectual Property owned by any Person, or challenging the validity, enforceability, ownership or patentability of any Intellectual Property owned or claimed to be owned by the Company or any of its Subsidiaries. To the knowledge of the Company, neither the Company nor any of its Subsidiaries knows of any valid basis for any such claim.

(g) Except as set forth on Schedule 4.17(g) of the Company Disclosure Schedule, the Company has not received written notice of any interferences, oppositions, or other contested proceedings, either pending or, to the Company’s knowledge, threatened, in the United States Copyright Office, the United States Patent and Trademark Office, or any Governmental Entity relating to any pending application with respect to any Intellectual Property.

(h) The Company and each of its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all trade secrets and confidential proprietary information used or held for use in their respective businesses.

Section 4.18 Taxes.

Except as set forth on Schedule 4.18 of the Company Disclosure Schedule:

(a) Tax Returns. The Company and each of its Subsidiaries has timely filed or caused to be timely filed or shall timely file or cause to be timely filed with the appropriate taxing authorities all returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information Returns) for Taxes (the “Returns”) that are required to be filed by, or with respect to, the Company and its Subsidiaries on or prior to the Closing Date. The Returns have accurately reflected and shall accurately reflect all liability for Taxes of the Company and each of its Subsidiaries for the periods covered thereby.

(b) Payment of Taxes. All Taxes and Tax liabilities of the Company and its Subsidiaries for all taxable years or periods that end on or prior to the Closing Date and, with respect to any taxable year or period beginning prior to and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date (“Pre-Closing Period”) have been or will, prior to the Closing, be timely paid in full or (x) with respect to taxable years or periods (or portions thereof) ending on or prior to date of the Company Balance Sheet, accrued and fully provided for in accordance with GAAP on the Company Balance Sheet and (y) with respect to tax periods (or portions thereof) beginning after the date of the Company Balance Sheet, accrued on the books and records of the Company and its Subsidiaries as of the Closing Date in accordance with GAAP or other applicable non-U.S. accounting standards and to the extent not paid when due (i) with respect to Taxes due on or prior to the date hereof, disclosed in writing to Acquiror prior to the date hereof and (ii) with respect to Taxes due after the date hereof, but on or prior to the Closing Date, disclosed in writing to Acquiror prior to the Closing Date.

(c) Other Tax Matters. (i) Neither the Company nor any of its Subsidiaries has been the subject of any audit or other examination of Taxes by the tax authorities of any nation, state or locality and no such audit or other examination is pending or, to the Company’s knowledge, contemplated, nor has the Company or any of its Subsidiaries received any notices from any taxing authority relating to any issue which could materially affect the Tax liability of the Company or any of its Subsidiaries.

(i) Neither the Company nor any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Return (other than Returns which include only the Company and any Subsidiaries of the Company) provided for under the Laws of any jurisdiction or any state or locality with respect to Taxes, for any taxable period for which the statute of limitations has not expired.

(ii) All Taxes which the Company or any of its Subsidiaries is (or was) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

(iii) There are no tax sharing, allocation, indemnification or similar agreements or arrangements in effect as between the Company, any Subsidiary, or any predecessor or Affiliate of any of them and any other party under which Acquiror, the Company or any of its Subsidiaries could be liable for any Taxes or other claims of any party.

(iv) No indebtedness of the Company or any of its Subsidiaries consists of “corporate acquisition indebtedness” within the meaning of Section 279 of the Code or bears interest that is otherwise nondeductible pursuant to Section 163 of the Code.

(v) Neither the Company nor any of its Subsidiaries has applied for, been granted, or agreed to any accounting method change for which it shall be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding tax Laws of any nation, state or locality and neither the Company nor any of its Subsidiaries has any knowledge that the IRS or any other taxing authority has proposed or purported to require any such adjustment or change in accounting method, and the Company has no knowledge or belief that any such adjustment under Section 481 of the Code or the corresponding tax Laws of any nation, state or locality will be required of the Company or its Subsidiaries upon the completion of, or by reason of, the transaction contemplated by this Agreement.

(vi) Neither the Company nor any of its Subsidiaries, as of the Closing Date, (w) has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company or any of its Subsidiaries, (x) is presently contesting the Tax liability of the Company or any of its Subsidiaries before any Governmental Entity, (y) has granted any power-of-attorney related to Tax matters to any Person, or (z) has applied for and/or received a ruling or determination from a taxing authority regarding a past or prospective transaction of the Company or any of its Subsidiaries.

(vii) Neither the Company nor any of its Subsidiaries is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the date hereof.

(viii) There are no material Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes.

(ix) Neither the Company nor any of its Subsidiaries is or has been a party to any agreement that would require the Company or any of its Subsidiaries to make any payment that would constitute an “excess parachute payment” for purposes of Sections 280G and 4999 of the Code or that would not be deductible pursuant to Section 162(m) of the Code.

(x) No claim has ever been made by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is, or may be, subject to taxation by that jurisdiction.

(xi) Neither the Company nor any of its Subsidiaries has engaged in a “confidential corporate tax shelter” within the meaning of Section 6111(d) of the Code and Treasury Regulations Section 301.6111-2, as in effect prior to the enactment of the American Jobs Creation Act of 2004, or a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(xii) (y) There are no deferred intercompany transactions between the Company and any of its Subsidiaries or between its Subsidiaries and there is no excess loss account (within the meaning of Treasury Regulations Section 1.1502-19 with respect to the capital stock of the Company or any of its Subsidiaries) which will or may result in the recognition of income upon the consummation of the transaction contemplated by this Agreement, and (z) there are no other transactions or facts existing with respect to the Company and/or its Subsidiaries which by reason of the consummation of the transaction contemplated by this Agreement will result in the Company and/or its Subsidiaries recognizing income.

Section 4.19 Insurance. Schedule 4.19 of the Company Disclosure Schedule lists (i) all policies of liability, property, casualty and other forms of insurance owned or held by the Company and each of its Subsidiaries, copies of which have previously been made available to Acquiror and (ii) all material insurance claims filed by the Company or any of its Subsidiaries under such policies which have not been paid in full as of the date hereof and the amounts claimed thereunder. All such policies are in full force and effect, all premiums due and payable have been paid and no written notice of cancellation or termination has been received with respect to any such policy and all such policies, or predecessor policies covering similar risks, have been in full force and effect continuously during the past five years. No insurer has advised the Company or any of its Subsidiaries that it intends to materially reduce coverage or materially increase any premium under any such policy, or that coverage is not available (or that it will contest coverage) for any material claim made against the Company or any of its Subsidiaries.

Section 4.20 Properties.

(a) Each of the Company and its Subsidiaries has good title to or a valid leasehold interest in all of its properties and assets except for (i) statutory Liens not yet delinquent which are being contested in good faith by appropriate proceedings, and Liens for Taxes not yet due, (ii) pledges of assets in the ordinary course of business to secure public deposits, (iii) defects and irregularities of title and encumbrances that do not materially impair the use thereof for the purposes for which they are held, (iv) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carriers’ and other similar Liens arising in the ordinary course of business and (v) properties and assets the loss of which would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company.

(b) Schedule 4.20 of the Company Disclosure Schedule contains a complete and correct list of (i) all real property or premises owned on the date hereof, in whole or in part by the Company or any of its Subsidiaries and all real property that the Company or any of its Subsidiaries is in the process of foreclosing (whether by judicial process or by power of sale) or otherwise in the process of acquiring title to, and all indebtedness secured by any encumbrance thereon, and (ii) all real property or premises leased or subleased in whole or in part by the Company or any of its Subsidiaries, together with a list of all applicable leases and the name of the lessor. None of such premises or properties have been condemned or otherwise taken by any public authority and no condemnation or taking is, to the Company’s knowledge, threatened or contemplated and none thereof is subject to any claim, contract or Law which might affect its use or value for the purposes now made of it. None of the premises or properties of the Company or any of its Subsidiaries is subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent with the current use of such property by the Company or such Subsidiaries, except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company.

(c) Each of the leases referred to in the Company Disclosure Schedule is in full force and effect, and no party thereto is in default and no notice of a claim of default by any party has been delivered to the Company or applicable Subsidiary or is now pending, and there does not exist any event that with notice or the passing of time, or both, would constitute a default or excuse performance by any party thereto; provided, however, that with respect to matters relating to any party other than the Company or its Subsidiaries the foregoing representation is based on Company’s knowledge.

(d) Neither the Company nor any of its Subsidiaries owns any property due to, or in connection with, foreclosure proceedings.

Section 4.21 Derivative Transactions. Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company, all Derivative Transactions to which the Company or any of its Subsidiaries is a party were entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its

Subsidiaries, as applicable. All of such Derivatives Transactions are legal, valid and binding obligations of the Company or a Subsidiary of the Company, as the case may be, enforceable in accordance with their terms (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally), and are in full force and effect. The Company and each of its Subsidiaries that is a party to any such Derivative Transaction has duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect with respect to the Company.

Section 4.22 FDIC Offering Circular and Proxy Statement. The information supplied by the Company in writing for inclusion or incorporation by reference in the FDIC Offering Circular shall not, at the time the FDIC Offering Circular is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement shall not, on (i) the date it is first mailed to the Company Shareholders, (ii) at the time when the Company Shareholders Meeting is held, and (iii) at the Company Merger Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier Company communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading. The Proxy Statement shall comply in all material respects as to form and substance with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Acquiror which is contained in or incorporated by reference in any of the foregoing documents.

Section 4.23 Opinion of Financial Advisor. The Company has received from Sandler O’Neill & Partners (the “Company Financial Advisor”) its opinion, dated May [    ], 2006 (the “Fairness Opinion”), to the effect that, as of such date and based on and subject to the matters set forth in the Fairness Opinion, the Exchange Ratio is fair, from a financial point of view, to the Company Shareholders.

Section 4.24 Brokers. Except for fees payable to the Company Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Company Merger or the Bank Merger based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.25 No Other Merger or Business Combination Agreements. Neither the Company nor the Bank has any legal obligation, absolute or contingent, to any Person, other than Acquiror, to sell, directly or indirectly, the Company or any of its Subsidiaries or to effect any merger, share exchange, consolidation, business combination, recapitalization, liquidation or other reorganization of the Company or any of its Subsidiaries or to enter into any agreement with respect thereto.

Section 4.26 Allowance For Loan Losses. The Allowance for Loan Losses of the Company and its Subsidiaries (“ALL”) is, and shall be as of the Company Merger Effective Time, in compliance in all material respects with the Company’s existing methodology for determining the adequacy of its ALL and is adequate as provided under the standards established by applicable Governmental Entities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

Section 4.27 Voting Agreements. The aggregate percentage of Company Shares beneficially owned by all of the Company Affiliated Shareholders is in excess of 42% of the aggregate number of issued and outstanding

Company Shares. Each of the Company Affiliated Shareholders has, simultaneously with the execution and delivery of this Agreement, executed and delivered to Acquiror a Voting Agreement.

Section 4.28 No Brokered Deposits. The Bank does not have any “brokered deposits” as such deposits are defined by the FDIC.

Section 4.29 Member in Good Standing. The Bank is a member bank in good standing of the Federal Home Loan Bank of San Francisco.

Section 4.30 Loan Portfolio.

(a) Neither the Company nor the Bank is a party to any written or oral (i) Loans, other than any Loan the unpaid principal balance of which does not exceed $250,000, under the terms of which the obligor was, as of March 31, 2006, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) as of the date hereof, Loan with any director, executive officer or Person which holds five percent (5%) or more of the Company Shares or any Person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Schedule 4.30(a) of the Company Disclosure Schedule sets forth (x) all of the Loans in original principal amount in excess of $750,000 of the Company that as of March 31, 2006 that were classified by any bank examiner (whether regulatory or internal) as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest of each such Loan and the identity of the borrower thereunder, (y) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Company that as of March 31, 2006 were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (z) each asset of the Company that as of March 31, 2006 was classified as “Other Real Estate Owned” and the book value thereof.

(b) Each Loan in original principal amount in excess of $250,000 (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.31 Dissenting Shareholders. The Company has no knowledge of any plan or intention on the part of any of the Company Shareholders to make written demand for fair value of their Company Shares in the manner provided in Section 1300 of CGCL.

Section 4.32 BWC Real Estate. Other than its 51% ownership interest in BWC Mortgage Services and entering into the Joint Venture Agreement, BWC Real Estate has conducted no business, has not entered into any contracts or agreements, and has no employees or liabilities of any kind. There are no matters pertaining to BWC Real Estate that arise exclusively from the actions or agreements of BWC Real Estate that would result in the indemnification in Section 5 of the Dissolution Agreement not applying to BWC Real Estate, the Company and the Bank. All of the representations and warranties made by BWC Real Estate in the Dissolution Agreement are true and correct.

Section 4.33 Cumulative Breach. The breaches, if any, of the representations and warranties made by the Company in this Agreement that would occur if all references in such representations and warranties to phrases concerning materiality, including references to the qualification “Material Adverse Effect” were deleted, in the aggregate, have not had, do not have, and could not reasonably be expected to have, a Material Adverse Effect on the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Except as set forth in the disclosure schedule delivered by Acquiror to the Company prior to the execution of this Agreement (the “Acquiror Disclosure Schedule”), which identifies exceptions by specific Schedule references (provided that any information set forth in any one Schedule of the Acquiror Disclosure Schedule shall be deemed to apply to each other applicable Schedule thereof if its relevance to the information called for in such Schedule is reasonably apparent), Acquiror hereby represents and warrants to the Company and the Bank as follows:

Section 5.1 Organization and Qualification; Articles of Incorporation and Bylaws.

(a) Acquiror is a chartered commercial bank duly organized and validly existing under the laws of the State of Nevada. Each of its Subsidiaries is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation. Each of Acquiror and its Subsidiaries has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its respective properties and to carry on its business as it is now being conducted. Each of Acquiror and its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, have a Material Adverse Effect with respect to Acquiror.

(b) The copies of Acquiror’s Charter, as amended (the “Acquiror Charter”), and Bylaws, as amended (the “Acquiror Bylaws”), that are listed as exhibits to the Acquiror’s Form 10-K for the year ended December 31, 2005 are complete and correct copies thereof as in effect on the date hereof. Acquiror is not in violation of any of the provisions of the Acquiror Charter or the Acquiror Bylaws.

Section 5.2 Capitalization.

(a) As of March 31, 2006, the authorized capital stock of Acquiror consists of (i) 75,000,000 Acquiror Shares, of which 26,613,344 shares are issued and outstanding excluding 2,052,041 shares issuable upon exercise of outstanding stock options and 220,000 shares issuable under the terms of Acquiror’s deferred compensation plans and (ii) 500,000 shares of Acquiror preferred stock, of which 115,000 shares are issued and outstanding. The Acquiror Shares to be issued in the Company Merger are duly authorized and, when so issued, will be validly issued and outstanding, fully paid and nonassessable.

(b) Except as set forth in the Acquiror FDIC Filings, there are no (i) options, warrants or other rights, agreements, arrangements or commitments of any character to which the Acquiror is a party or by which the Acquiror is bound relating to the issued or unissued capital stock or other Equity Interests of the Acquiror, (ii) securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Acquiror to issue or sell any shares of its capital stock or other Equity Interests, or (iii) securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Acquiror.

Section 5.3 Subsidiaries. Acquiror has no Subsidiaries other than those listed in Exhibit 21.1 to Annual Report on Form 10-K as filed with the FDIC for its fiscal year ended December 31, 2005. Except as set forth in the Acquiror FDIC Filings and the convertible preferred stock owned by First Republic Preferred Capital Corporation, Acquiror owns all of the issued and outstanding shares of capital stock of each of its Subsidiaries, free and clear of any Liens and all of such shares have been validly issued and are fully paid and non-assessable. None of Acquiror’s Subsidiaries has any arrangements or commitments obligating any of them to issue shares of any of its capital stock or any securities convertible into or having the right to purchase shares of any of its capital stock or that confers on the holders thereof the right to vote on any of the matters on which the holders of the common stock of such Subsidiaries are entitled to vote.

Section 5.4 Authority. Acquiror has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Acquiror and the consummation by Acquiror of the transactions contemplated hereby have been duly and validly authorized by action of the Acquiror Board and no other corporate action or proceedings on the part of Acquiror is necessary to authorize its execution and delivery of this Agreement or its consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Acquiror and, assuming the due authorization, execution and delivery hereof by the Company and the Bank, constitutes a valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (regardless of whether such enforceability is considered in equity or at Law).

Section 5.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Acquiror does not, and the performance of this Agreement by Acquiror will not, (i) conflict with or violate any provision of the Acquiror Charter or Acquiror Bylaws or any equivalent organizational documents of any of its Subsidiaries, (ii) conflict with or violate any Law applicable to the Acquiror or any of its Subsidiaries or by which any property or asset of the Acquiror or any of its Subsidiaries is bound or affected (assuming that all consents, approvals, authorizations and permits described in Section 5.5(b) have been obtained and all filings and notifications described in Section 5.5(b) have been made and any waiting periods thereunder have terminated or expired) or (iii) to Acquiror’s knowledge, require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of Acquiror or any of its Subsidiaries pursuant to any Contract to which Acquiror or any of its Subsidiaries is a party or to which Acquiror or any of its Subsidiaries or any of their respective assets are subject, or any Acquiror Permit or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, losses, defaults or failures to obtain any consents or approvals or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect with respect to Acquiror.

(b) Except for such filings, authorization or approvals as may be set forth on Schedule 5.5(b) of the Acquiror Disclosure Schedule (collectively, the “Acquiror Required Governmental Approvals”), the execution and delivery of this Agreement by Acquiror does not, and the performance of this Agreement by Acquiror will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect with respect to Acquiror.

Section 5.6 Litigation. Except as disclosed in the Acquiror FDIC Filings, or as set forth on Schedule 5.6 of the Acquiror Disclosure Schedule, (a) there are no suits, claims, actions, proceedings or investigations pending or, to the Acquiror’s knowledge, threatened against the Acquiror, or for which the Acquiror or any of its Subsidiaries is obligated to indemnify a third party, the outcome of which reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Acquiror and (b) neither the Acquiror nor any of its Subsidiaries is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Acquiror. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Acquiror, threatened against the Acquiror or any of its Subsidiaries that, as of the date hereof, challenges the validity or propriety, or seeks to prevent consummation of, the Company Merger, the Bank Merger or any other transaction contemplated by this Agreement as to which there is a reasonable possibility of an adverse determination which, if adversely determined would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect with respect to Acquiror.

Section 5.7 Compliance With Law.

(a) Each of the Acquiror and its Subsidiaries is in possession of the Acquiror Permits and all such Acquiror Permits are valid and in full force and effect and, to the knowledge of the Acquiror, no suspension or cancellation of any of them is threatened, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Acquiror Permits would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Acquiror.

(b) None of Acquiror or any of its Subsidiaries is in default or violation of any Acquiror Permits or any Laws applicable to Acquiror or any of its Subsidiaries or by which any property or asset of Acquiror or any of its Subsidiaries is bound or affected, except in each case for any such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect with respect to Acquiror.

Section 5.8 FDIC Filings; Financial Statements; Regulatory Reports.

(a) Acquiror has timely filed with the FDIC all reports, schedules, forms, and other documents and filings required to be filed by it under the Exchange Act since January 1, 2004 (collectively, including those filed or furnished subsequent to the date of this Agreement, the “Acquiror FDIC Filings”). Each Acquiror FDIC Filing as of the time it was filed, complied in all material respects with the requirements of the Exchange Act and the regulations promulgated thereunder and (ii) did not at the time it was filed (or if subsequently amended or superseded by an Acquiror FDIC Filings then on the date of such subsequent filing), contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) Acquiror’s consolidated financial statements (including, in each case, any notes thereto) contained in the Acquiror FDIC Filings were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required to be in compliance with GAAP), and in each case such consolidated financial statements fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of Acquiror and the consolidated Subsidiaries of Acquiror as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments which were not and which are not expected to be, individually or in the aggregate, material to Acquiror and its consolidated Subsidiaries taken as a whole).

(c) Except as and to the extent set forth on the consolidated balance sheet of Acquiror and its consolidated Subsidiaries as of December 31, 2005 (the “Acquiror Balance Sheet”), since January 1, 2006 neither Acquiror nor any of its consolidated Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP consistently applied, except for liabilities or obligations (i) that, in the aggregate, are adequately provided for in the Acquiror Balance Sheet, (ii) incurred in the ordinary course of business since January 1, 2006 that would not, individually or in the aggregate, have a Material Adverse Effect with respect to Acquiror, or (iii) incurred or provided for in this Agreement.

(d) Acquiror is in compliance with the applicable listing and corporate governance rules and regulations of the NYSE, except where the failure to be in such compliance would not have, individually or in the aggregate, a Material Adverse Effect with respect to Acquiror. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC (including extensions of credit pursuant to Regulation O), since the enactment of the Sarbanes-Oxley Act, neither Acquiror nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of Acquiror.

(e) Each required form, report and document containing financial statements that Acquiror has filed with or furnished to the FDIC since January 1, 2004 was accompanied by the certifications required to be filed or furnished by Acquiror’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act, and at the time of filing or submission of each such certification, such certification (i) was true and accurate and complied in all material respects with the Sarbanes-Oxley Act, (ii) did not contain any qualifications or exceptions to the matters certified therein, except as otherwise permitted under the Sarbanes-Oxley Act, and (iii) has not been modified or withdrawn. Neither Acquiror nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, content, form or manner of filing or furnishing of such certifications. As of the end of the period covered by the most recently filed periodic report under the Exchange Act, Acquiror’s disclosure controls and procedures (as defined in Sections 13a-15(e) and 15d-15(e) of the Exchange Act) were effective to provide reasonable assurance that material information, relating to Acquiror and its consolidated Subsidiaries, required to be included in any of the Acquiror FDIC Filings, were made known to Acquiror management, including its chief executive officer and chief financial officer, respectively, on a timely basis.

(f) Each of Acquiror and its Subsidiaries has filed all material documents and reports relating to each of Acquiror and its Subsidiaries required to be filed with Regulatory Authorities. All such reports conform in all material respects with the requirements promulgated by such Regulatory Authorities. All such reports conform in all material respects with the requirements promulgated by such Regulatory Authorities and as of their respective dates, such documents and reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 5.9 Regulatory Matters. Except as set forth in the Acquiror FDIC Filings, neither Acquiror nor any of its Subsidiaries (i) is, directly or indirectly, party or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority or (ii) has been advised by, or has any knowledge of facts which are reasonably expected to give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission. Except as set forth on Schedule 5.9 of the Acquiror Disclosure Schedule or as set forth in the Acquiror FDIC Filings, all compliance or corrective action relating to Acquiror or any of its Subsidiaries required by Regulatory Authorities having jurisdiction over Acquiror or any of its Subsidiaries has been taken, except where the failure to have taken any such action is not expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Acquiror. Each of Acquiror and its Subsidiaries has paid all assessments made or imposed by and required to have been heretofore paid to any Regulatory Authority.

Section 5.10 Absence of Certain Changes or Events. Since January 1, 2006, except as specifically contemplated by, or as disclosed in, this Agreement or as set forth in the Acquiror FDIC Filings, there has not been any Material Adverse Effect with respect to Acquiror or an event or development that would, individually or in the aggregate, have a Material Adverse Effect with respect to Acquiror.

Section 5.11 Taxes.

Except as set forth in the Acquiror FDIC Filings:

(a) Tax Returns. Acquiror and each of its Subsidiaries has timely filed or caused to be timely filed or shall timely file or cause to be timely filed with the appropriate taxing authorities all Returns that are required to be filed by, or with respect to, Acquiror and its Subsidiaries on or prior to the Closing Date. The Returns have accurately reflected and shall accurately reflect all liability for Taxes of Acquiror and each of its Subsidiaries for the periods covered thereby.

(b) Payment of Taxes. All Taxes and Tax liabilities of Acquiror and its Subsidiaries for all taxable years or periods that end on or prior to the Closing Date and, with respect to any taxable year or period beginning prior to and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing

Date have been or will, prior to the Closing, be timely paid in full or (x) with respect to taxable years or periods (or portions thereof) ending on or prior to date of the Acquiror Balance Sheet, accrued and fully provided for in accordance with GAAP on the Acquiror Balance Sheet and (y) with respect to tax periods (or portions thereof) beginning after the date of the Acquiror Balance Sheet, accrued on the books and records of Acquiror and its Subsidiaries as of the Closing Date in accordance with GAAP or other applicable non-U.S. accounting standards and to the extent not paid when due (i) with respect to Taxes due on or prior to the date hereof, disclosed in writing to the Company prior to the date hereof and (ii) with respect to Taxes due after the date hereof, but on or prior to the Closing Date, disclosed in writing to the Company prior to the Closing Date.

Section 5.12 Derivative Transactions. Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect with respect to Acquiror, all Derivative Transactions to which Acquiror or any of its Subsidiaries is a party were entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Acquiror and its Subsidiaries, as applicable. All of such Derivatives Transactions are legal, valid and binding obligations of Acquiror or a Subsidiary of Acquiror, as the case may be, enforceable in accordance with their terms (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally), and are in full force and effect. Acquiror and each of its Subsidiaries that is a party to any such Derivative Transaction has duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect with respect to Acquiror.

Section 5.13 FDIC Offering Circular and Proxy Statement. If Acquiror files the FDIC Offering Circular, the information supplied by Acquiror for inclusion or incorporation by reference in the FDIC Offering Circular, shall not, at the time it is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading. The information supplied by Acquiror for inclusion or incorporation by reference in the Proxy Statement shall not, on (i) the date or dates it is first mailed to the Company Shareholders, (ii) at the time or times when the Company Shareholders Meeting are held, and (iii) at the Company Merger Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading, or omit to state any material fact necessary to correct any statement in an earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading. Notwithstanding the foregoing, Acquiror makes no representation or warranty with respect to any information supplied by the Company or the Bank which is contained in, or furnished in connection with the preparation of, or incorporated by reference in, any of the foregoing documents.

Section 5.14 No Brokers. Except for fees payable to Morgan Stanley, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE VI

MUTUAL COVENANTS OF THE PARTIES

Section 6.1 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to enable the parties to consummate, as soon as practicable, the Company Merger and the other transactions contemplated hereby which are required to be performed prior to or at the Company Merger Effective Time, including the satisfaction of the conditions set forth in this Agreement and the termination or cancellation of those agreements that Acquiror identifies as desirable to terminate or cancel prior to the Closing Date, and the parties shall cooperate fully with each other to that end.

Section 6.2 Preparation of FDIC Offering Circular and Proxy Statement.

(a) The Company and Acquiror shall prepare the Proxy Statement. The Company shall file the Proxy Statement with the SEC, using its commercially reasonable efforts to cause such Proxy Statement to be filed with the SEC no later than 30 days following the date of this Agreement. Copies of the Proxy Statement shall be provided by the Company to NASDAQ in accordance with its rules. If required or deemed desirable by Acquiror, Acquiror shall prepare and file the FDIC Offering Circular with the FDIC. For and in connection with the preparation and filing of the FDIC Offering Circular and Proxy Statement:

(i) The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of NASDAQ;

(ii) The parties shall otherwise cooperate with each other in connection with the preparation of, the FDIC Offering Circular and the Proxy Statement, including providing such information about itself and its Subsidiaries as the other party may reasonably request for inclusion or incorporation in the FDIC Offering Circular or the Proxy Statement, as the case may be; and

(iii) The Company shall notify Acquiror of the receipt of (A) any comments from the SEC on the Proxy Statement or (B) any requests by the SEC for any amendments or supplements thereto or for additional information, and shall promptly provide to Acquiror copies of all correspondence between the Company or any of its representatives and advisors, on the one hand, and the SEC, on the other hand.

(b) Each of the parties further agrees that if any party shall become aware prior to the Company Merger Effective Time of any information furnished by such party that would cause any of the statements in the FDIC Offering Circular or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the FDIC Offering Circular or the Proxy Statement, as the case may be.

(c) Except as may be required by applicable Law, no amendment or supplement to the Proxy Statement shall be made without the approval of both the Acquiror and the Company, which approval shall not be unreasonably withheld or delayed. Each party shall advise the other, promptly after it receives notice thereof, of the issuance of any stop order, or the suspension of the qualification of the Acquiror Shares or the Company Shares, as applicable, for offering or sale in any jurisdiction.

(d) The Company shall mail the Proxy Statement to the Company Shareholders in sufficient time to enable the Company Shareholders Meeting to be held at the time or times set forth in Section 7.4.

Section 6.3 Appropriate Actions; Consents; Filings.

(a) The parties shall use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise in order to consummate and make effective the transactions contemplated by this Agreement that are intended to be consummated prior to the Company Merger Effective Time as promptly as practicable hereafter, (ii) obtain from any Governmental Entity any Required Government Approvals required to be obtained or made by the Company or Acquiror or any of their respective Subsidiaries, or to avoid or cause to be withdrawn or terminated, without prejudice to the parties, any action or proceeding by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Company Merger and the

Bank Merger as contemplated hereby, and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Company Merger and the Bank Merger required under (A) the BHCA, (B) the California Financial Code, (C) the Federal Deposit Insurance Act (D) the Exchange Act, and any other applicable federal or state securities Laws, and (E) any other applicable Law; provided, however, that the Company and Acquiror shall cooperate with each other in connection with the preparation and making of all such filings, including, if requested and subject to applicable laws regarding the exchange of information by providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith provided that the reviewing party agrees to act reasonably and as promptly as practicable; provided further, however, that any initial filings with Governmental Entities (other than the FDIC Offering Circular) shall be made by Acquiror as soon as reasonably practicable after the execution hereof but, provided that the Company has cooperated as described above, in no event later than 60 Business Days after the date hereof; and provided further, that nothing in this Section 6.3(a) shall require the expenditure of money by Acquiror or the Company to a third party in exchange for any such consent (other than filing or processing fees). The Company and Acquiror shall furnish to each other all information reasonably required for any application or other filing under applicable Law in connection with the transactions contemplated by this Agreement.

(b) The parties shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, reasonable best efforts to obtain any third party consents, (i) necessary, proper or advisable to consummate the transactions contemplated in this Agreement or (ii) disclosed in the Company Disclosure Schedule or the Acquiror Disclosure Schedule, as applicable; provided further, that nothing in this Section 6.3(b) shall require the expenditure of money by Acquiror or the Company to a third party in exchange for any such consent. In the event that either party shall fail to obtain any such third party consent, that party shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect on the consummations of the Company Merger, the Bank Merger, the Company and Acquiror, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Company Merger Effective Time, from the failure to obtain such consent.

Section 6.4 Public Announcements. The parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and review by the other party of such release or statement, or without the prior consent of the other parties, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other parties, issue such press release or make such public statement as may be required by applicable Law or by any listing agreement with a national securities exchange or automated quotation system to which Acquiror or any Affiliate of Acquiror or, as the case may be, the Company is a party, if it has used all commercially reasonable efforts to consult with the other parties and to obtain such party’s consent, but has been unable to do so in a timely manner.

Section 6.5 Tax Treatment of the Company Merger and the Bank Merger. The parties intend that each of the Company Merger and the Bank Merger be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and the parties hereby adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. The parties and their Subsidiaries, respectively, both before and after the Company Merger Effective Time and the Bank Merger Effective Time, shall (i) use reasonable best efforts to cause either the Company Merger and the Bank Merger to so qualify, (ii) refrain from taking any action that would reasonably be expected to cause either the Company Merger or the Bank Merger to fail to so qualify and (iii) take the position for all purposes that the Company Merger and the Bank Merger so qualify.

Section 6.6 Notification of Certain Matters. Each of the parties shall give prompt notice to the other of any fact, event or circumstance that becomes known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to the Company or Acquiror, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. Each of the parties shall give prompt notice to the other parties hereof of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

Section 6.7 Antitrust Laws.

(a) Each party shall (i) take promptly all actions necessary to make the filings required of it or any of its Affiliates under any applicable Antitrust Laws in connection with this Agreement and the transactions contemplated hereby, (ii) comply at the earliest practicable date with any formal or informal request for additional information or documentary material received by it or any of its Affiliates from any Antitrust Authority and (iii) cooperate with one another in connection with any filing under applicable Antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by any Antitrust Authority.

(b) Each party shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law. Without limiting the generality of the foregoing, “commercially reasonable efforts” shall include:

(i) in the case of each of Acquiror and the Company:

(A) filing with the appropriate Antitrust Authorities no later than the fifth (5th) day following the date hereof a Notification and Report Form with respect to the transactions contemplated by this Agreement; and

(B) if Acquiror or the Company receives a formal request for additional information or documentary material from an Antitrust Authority, substantially complying with such formal request within sixty (60) days following the date of its receipt thereof or such; and

(c) in the case of each of the Acquiror or the Company, subject to the other Person’s compliance with clause (i) above, not frustrating or impeding the other Person’s strategy or negotiating positions with any Antitrust Authority.

(d) Each party shall promptly inform the other parties of any material communication made to, or received by such party from, any Antitrust Authority or any other Governmental Entity regarding any of the transactions contemplated hereby.

Section 6.8 Control of the Company’s Business. Nothing contained in this Agreement shall give Acquiror, directly or indirectly, the right to control or direct the Company’s or the Bank’s operations prior to the Company Merger Effective Time. Prior to the Company Merger Effective Time, each of the parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

Section 6.9 Takeover Statutes. Each of the Company, the Company Board, the Acquiror and the Acquiror Board shall, if any takeover statute or similar statute or regulation of any state becomes or may become applicable to this Agreement, the Company Merger, the Bank Merger or the other transactions contemplated by this Agreement, grant such approvals and take such commercially reasonable actions as are necessary to ensure that the Company Merger, the Bank Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Company Merger, the Bank Merger and the other transactions contemplated by this Agreement.

ARTICLE VII

COVENANTS OF THE COMPANY AND THE BANK

Section 7.1 Access to Information Concerning Properties and Records. During the period commencing on the date hereof and ending on the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Section 10.1, the Company and the Bank shall, and shall cause each of their Subsidiaries to, upon reasonable notice, afford Acquiror and its employees, counsel, accountants, consultants and other authorized representatives, reasonable access during normal business hours to the officers, directors, employees, accountants, properties, books, records and technology of the Company, the Bank and their Subsidiaries (except for financial or other materials pertaining to strategic discussions with other potential acquirors or matters relating thereto) in order that they may have the opportunity to make such investigations as they shall desire of the affairs of the Company, the Bank and their Subsidiaries, including the right to attend any of the weekly deposit pricing meetings of the Bank; provided, however, that such investigation shall not affect the representations and warranties made by the Company or the Bank in this Agreement. Each of the Company and the Bank shall furnish promptly to Acquiror (x) a copy of each form, report, schedule, statement, registration statement and other document filed by it or its Subsidiaries during such period pursuant to the requirements of United States federal or state securities Laws or pursuant to any Regulatory Authority and (y) all other information concerning its or its Subsidiaries’ business, properties and personnel as Acquiror may request. Each of the Company and the Bank agrees to cause its officers and employees to furnish such additional financial and operating data and other information and respond to such inquiries as Acquiror shall from time to time request.

Section 7.2 Conduct of the Business of the Company and the Bank Pending the Closing Date. Each of the Company and the Bank agree that, except as expressly required by this Agreement or by Law or otherwise consented to in writing by Acquiror, during the period between the date of this Agreement and ending at the earlier of (x) the Bank Merger Effective Time and (y) the termination of this Agreement pursuant to Section 10.1:

(a) Each of the Company, the Bank and each of their Subsidiaries shall conduct their respective operations only according to their ordinary and usual course of business consistent with past practice and shall use their commercially reasonable efforts to preserve intact their respective business organizations, keep available the services of their officers and employees and maintain satisfactory relationships with clients, customers, licensors, suppliers, distributors and others having significant business relationships with them; and

(b) neither the Company, the Bank nor any of their Subsidiaries shall:

(i) make any change in or amendment to its Certificate of Incorporation or its Bylaws (or comparable governing documents);

(ii) other than the BWC Real Estate Sale in accordance with Section 7.7, sell, pledge or dispose of or agree to sell, pledge or dispose of any stock or other equity interest owned by it or issue or sell, or authorize to issue or sell, any shares of its capital stock or any other securities, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any other securities, or make any other changes in its capital structure, except for any issuance by the Company of Company Shares pursuant to the terms of any vested Company Options;

(iii) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Intellectual Property and any Company Property) of the Company or of the Bank (including deposits), except pursuant to existing contracts or commitments or the sale or purchase of goods or the pledge of securities in the ordinary course of business consistent with past practice;

(iv) other than regular quarterly dividends on Company Shares of no more than $0.10 per Company Share and except as permitted by Section 3.6, declare, pay or set aside any dividend or other distribution or payment with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock or its other securities;

(v) terminate, cancel or request any change in, or agree to any change in, or waive any material rights or claims under or enter into any Material Contract or any Contract that calls for aggregate annual payments of $25,000 or more and which is not terminable at will or with 30 days or less notice without payment of a premium or penalty, other than loans and loan participations in the ordinary course of business and consistent with past practice and in accordance with this Section 7.2(b);

(vi) acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any Person, or otherwise acquire any assets of any Person (other than the purchase of assets in the ordinary course of business and consistent with past practice);

(vii) except to the extent required under existing employee and director benefit plans, and including salary increases and payments of bonuses in accordance with the ordinary course of business and consistent with past practices of the Bank, agreements or arrangements in effect on the date of this Agreement, increase the compensation or fringe benefits of any of its directors, officers or employees, or grant any severance or termination pay not currently required to be paid under existing severance plans, or enter into any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Company, the Bank or any of their Subsidiaries, or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

(viii) make any loan, loan commitment, letter of credit, commitment to issue a letter of credit or renewal or extension thereof to any Person which would, when aggregated with all outstanding loans, commitments for loans or renewals or extensions thereof made to such Person and any affiliate or immediate family member of such Person, without submitting complete loan package information customarily submitted to the Company Board, the Bank Board or the Board of Directors of any applicable Subsidiary or the loan committee of the Company, the Bank or applicable Subsidiary in connection with obtaining approval of such action to the chief credit officer of Acquiror for review; provided, further, that for loans that exceed $5,000,000 as to loans secured by real property and $3,000,000 as to other loans, Acquiror will have the right of review with a right of comment at least two (2) full Business Days prior to taking such action and if Acquiror objects in writing to such loan or loan commitment or renewal or extension thereof prior to the end of such second Business Day, the Company, the Bank or applicable Subsidiary shall obtain the approval of a majority of the members of the Company Board, the Bank Board or the Board of Directors of the applicable Subsidiary or the loan committee, as the case may be, prior to making such loan or loan commitment or renewal or extension thereof;

(ix) except as required by applicable Law or the FRB, FDIC or CDFI, (A) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (B) fail to follow in any material respect its existing policies or practices with respect to managing its exposure to interest rate and other risk or (C) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

(x) change its investment securities portfolio policy or the manner in which the portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related securities which would be considered “high-risk” securities under applicable regulatory pronouncements;

(xi) take any action or omit to take any action that may result, individually or in the aggregate with any other actions or omissions, in a material violation of the Bank Secrecy Act, the anti-money laundering laws and regulations or the policies and procedures of the Company, the Bank or any of their Subsidiaries with respect to the foregoing;

(xii) hire any Person as an employee of the Company, the Bank or any of their Subsidiaries or promote any employee, except (A) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.11 or 4.12 of the Company Disclosure Schedule, (B) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of the Company or applicable Subsidiary upon and after the consummation of the Company Merger or Bank Merger, as the case may be, and (C) any Person hired to fill a newly created position with the Company, the Bank or applicable Subsidiary if such Person’s base salary and any guaranteed bonus, in each case considered on an annual basis, will not exceed $75,000 during his or her first year of employment;

(xiii) accelerate the payment of any material liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice or accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

(xiv) agree to the settlement of or waive any material claim or litigation;

(xv) forgive any loans to directors, officers or employees of the Company, the Bank or any of their Subsidiaries;

(xvi) except to the extent permitted by Section 6.4 or required by Law or by any listing agreement with NASDAQ to which the Company is a party, issue any press release or otherwise make any public announcements without prior consultation and review by, and consent (which consent shall not be unreasonably withheld) of, Acquiror;

(xvii) except as required by applicable Law or changes to GAAP, make any material change in its method of accounting;

(xviii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company, the Bank or any of their Subsidiaries (other than the Company Merger or the Bank Merger) or any agreement relating to an Acquisition Proposal, except as expressly permitted in Section 7.3;

(xix) incur any indebtedness for borrowed money or issue any debt securities or trust preferred securities, other than deposits, federal funds borrowings and borrowings from the Federal Home Loan Bank of San Francisco in the ordinary course of business consistent with past practice other than borrowings by BWC Mortgage Services in the ordinary course of business, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money;

(xx) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or to change the manner in which contributions to such plan are made or the basis on which such contributions are determined, except as may be required by GAAP, ERISA or the express terms of any such plan;

(xxi) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (A) of any such claims, liabilities or obligations in the ordinary course of business and consistent with past practice or (B) of claims, liabilities or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) contained in the Company SEC Filings;

(xxii) plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company, the Bank or their Subsidiaries; provided, however, that routine employee terminations for cause shall not be considered subject to this clause (xxii);

(xxiii) (A) take any action, engage in any transaction or enter into any agreement which would cause any of the representations or warranties set forth in Article IV that are subject to, or qualified by, a “Material Adverse Effect”, “material adverse change” or other materiality qualification to be untrue as of the

Company Merger Effective Time, or any such representations and warranties that are not so qualified to be untrue as of such time in any material respect or (B) purchase or acquire, or offer to purchase or acquire, any Company Shares or other shares of the Company;

(xxiv) take any action, including the adoption of any shareholder-rights plan or amendments to its Certificate of Incorporation or Bylaws (or comparable governing documents), which would, directly or indirectly, restrict or impair the ability of Acquiror to vote or otherwise to exercise the rights and receive the benefits of a shareholder with respect to securities of the Company that may be acquired or controlled by Acquiror, or which would permit any shareholder to acquire securities of the Company on a basis not available to Acquiror in the event that Acquiror were to acquire any Company Shares;

(xxv) file or cause to be filed any amended Returns or claims for refund of Taxes; or (A) prepare any Return in a manner which is materially inconsistent with the past practices of the Company or a Subsidiary, as the case may be, with respect to the treatment of items on such Returns, (B) incur any material liability for Taxes other than in the ordinary course of business, or (C) enter into any settlement or closing agreement with a taxing authority that materially affects or may materially affect the Tax liability of the Company or a Subsidiary, as the case may be, for any period ending after the Closing Date;

(xxvi) fail to maintain with financially responsible insurance companies insurance on its tangible assets, its businesses and key man life policies in such amounts and against such risks and losses as are consistent in all material respects with past practice;

(xxvii) make any capital expenditures other than capital expenditures in the ordinary and usual course of business consistent with past practice in amounts not exceeding $10,000 individually or $50,000 in the aggregate;

(xxviii) take any action that would adversely affect or delay the ability of the Company, the Bank or Acquiror to perform any of their respective material obligations in a timely basis under this Agreement or have a Material Adverse Effect with respect to the Company;

(xxix) enter into, amend, modify or renew any agreement related to information technology or support without the prior written approval of the chief information officer of Acquiror; or

(xxx) agree, in writing or otherwise, to take any of the foregoing actions.

Section 7.3 No Solicitation of Other Offers.

(a) The Company shall and shall cause the Bank and any of its or their Affiliates and any of its and their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents immediately to, cease any discussions or negotiations with any other Person or Persons that may be ongoing with respect to any Acquisition Proposal. The Company will not and will cause the Bank and its and their Affiliates, and any of its or their respective officers, directors or employees, representatives, consultants, investment bankers, attorneys, accountants or other agents not to take, any action (i) to encourage, solicit, initiate or facilitate, directly or indirectly, the making or submission of any Acquisition Proposal, (ii) to enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal, or to agree to approve or endorse any Acquisition Proposal or enter into any agreement, arrangement or understanding that would require the Company or the Bank to abandon, terminate or fail to consummate the Company Merger, the Bank Merger or any other transaction contemplated by this Agreement, (iii) to initiate or participate in any way in any discussions or negotiations with, or furnish or disclose any information to, any Person (other than Acquiror) in connection with any Acquisition Proposal, (iv) to facilitate or further in any other manner any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or (v) to grant any waiver or release under any standstill, confidentiality or similar agreement entered into by the Company or any of its Affiliates or representatives; provided, however, that prior to obtaining the Required Company Vote (but in no event after obtaining the Required Company Vote), the Company, in response to an unsolicited Acquisition Proposal that did not result from a breach of this Section 7.3(a) and otherwise in compliance with its obligations under Section 7.3(c), may participate in discussions with or furnish information to, any Person (other than Acquiror) which makes such unsolicited Acquisition Proposal if (A) such action is taken subject to a confidentiality agreement with terms taken as a whole not more favorable to such third party than the terms of the Company Confidentiality Agreement (as in effect on the date hereof) and (B) after consultation with independent financial advisors, and after receiving written advice from outside nationally recognized legal counsel to the Company, a majority of the members of the entire Company Board reasonably determines in good faith by resolution that such Acquisition Proposal is a Superior Proposal and that it is necessary to take such actions in order to comply with the fiduciary duties of the Company Board under applicable Law. Without limiting the foregoing, Acquiror and the Company agree that any violation of the restrictions set forth in this Section 7.3(a) by any Affiliate, officer, director, employee, representative, consultant, investment banker, attorney, accountant or other agent of the Company, the Bank or any of their Affiliates, whether or not such Person is purporting to act on behalf of the Company, the Bank or any of their Affiliates, shall constitute a breach by the Company of this Section 7.3(a). The Company shall enforce, to the fullest extent permitted under applicable Law, the provisions of any standstill, confidentiality or similar agreement entered into by the Company or any of their Affiliates or representatives including, but not limited to, where necessary obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

(b) Neither the Company Board nor any committee thereof shall (i) withdraw, modify or amend, or propose to withdraw, modify or amend, in a manner adverse to Acquiror, the Company Board Recommendation, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) resolve to do any of the foregoing; provided, however, that the Company may recommend to the Company Shareholders an Acquisition Proposal and, in connection therewith, withdraw or modify its approval or recommendation of the Company Merger or Bank Merger if (w) the Company has complied with its obligations under Section 7.3(a) and (c), (x) the Acquisition Proposal is a Superior Proposal, (y) all the conditions to the Company’s right to terminate this Agreement in accordance with Section 10.1(e)(i) have been satisfied (including the expiration of the five (5) Business Day period described therein and the payment of all amounts required pursuant to Section 10.2) and (z) simultaneously with such withdrawal, modification or recommendation, this Agreement is terminated in accordance with Section 10.1(e)(i). Nothing in this Section 7.3 shall prohibit the Company or the Company Board from taking a position with respect to an Acquisition Proposal by a third party and disclosing it to the Company Shareholders to the extent required under Rule 14e-2 of the Exchange Act.

(c) In addition to the obligations of the Company set forth in paragraph (a), on the date of receipt or occurrence thereof, the Company shall advise Acquiror of any request for information with respect to any Acquisition Proposal or of any Acquisition Proposal, or any inquiry, proposal, discussions or negotiation with respect to any Acquisition Proposal, the terms and conditions of such request, Acquisition Proposal, inquiry, proposal, discussion or negotiation and the Company shall, within one (1) day of the receipt thereof, promptly provide to Acquiror copies of any written materials received by the Company in connection with any of the foregoing, and the identity of the Person making any such Acquisition Proposal or such request, inquiry or proposal or with whom any discussion or negotiation are taking place. The Company shall keep Acquiror fully informed of the status and material details (including amendments or proposed amendments) of any such request or Acquisition Proposal and keep Acquiror fully informed as to the material details of any information requested of or provided by the Company and as to the details of all discussions or negotiations with respect to any such request, Acquisition Proposal, inquiry or proposal, and shall provide to Acquiror within one (1) Business Day of receipt thereof all written materials received by the Company with respect thereto. The Company shall promptly provide to Acquiror any non-public information concerning the Company, the Bank or any of their Subsidiaries provided to any other Person in connection with any Acquisition Proposal which was not previously provided to Acquiror.

(d) The Company shall immediately request each Person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return all confidential information heretofore furnished to such Person by or on behalf of the Company, and the Company shall use its commercially reasonable efforts to have such information returned.

Section 7.4 Company Shareholder Meeting and Approval. Subject to Section 6.2, the Company shall seek and shall use its best efforts to obtain the Required Company Vote, in accordance with the applicable provisions of the Company Certificate and Company Bylaws, the CGCL and this Agreement, at a duly called and noticed meeting of the Company Shareholders to be held for the purpose of voting to adopt this Agreement (the “Company Shareholders Meeting”) and the Company Board shall (i) recommend adoption of this Agreement and the approval of the Company Merger and the Bank Merger by the Company Shareholders (the “Company Board Recommendation”), (ii) solicit and use its best efforts to obtain such adoption and approval, and (iii) not withdraw, amend or modify in any manner adverse to Acquiror the Company Board Recommendation or take any other action or make any public statement in connection with the Company Shareholders Meeting inconsistent with the Company Board Recommendation (collectively “Change in Company Board Recommendation”), subject to Section 7.3. Notwithstanding any Change in Company Board Recommendation, this Agreement shall be submitted to the Company Shareholders at the Company Shareholders Meeting for the purpose of approving this Agreement, the Company Merger and the Bank Merger and nothing contained in Section 7.3 or this Section 7.4 shall relieve the Company of such obligation. Subject to Section 6.2, the Company shall use its best efforts to cause the Company Shareholders Meeting to be held on the first date as is reasonably practicable after the date hereof or such other date as the parties shall mutually agree. In addition, during the term of this Agreement, the Company shall not submit to the vote of the Company Shareholders any Acquisition Proposal other than the Company Merger or the Bank Merger.

Section 7.5 Pre-Closing Adjustments. At or before the Company Merger Effective Time, the Company shall make such accounting entries or adjustments as Acquiror shall direct as a result of its on-going review of the Company, the Bank and their Subsidiaries (including its review of the information provided to it pursuant to Section 7.1) or in order to implement its plans following the Closing or to reflect expenses and costs related to the Company Merger and the Bank Merger; provided, however, that unless the adjustment would otherwise be required by applicable Law, or by regulatory accounting principles (“RAP”) and GAAP applied on a basis consistent with the financial statements of the Company and the Bank (as the case may be), (a) the Company shall not be required to take such actions more than one (1) day prior to the Company Merger Effective Time or prior to the time Acquiror agrees in writing that all of the conditions to its obligation to effect the consummation of the Company Merger and the Bank Merger as set forth in Articles IX have been satisfied or waived and each of the approvals in Section 9.1(e) have been received, and (b) no such adjustment shall (i) violate any Law applicable to the Company, the Bank or Acquiror, (iii) be materially disadvantageous to the Company or the Bank if the Company Merger and the Bank Merger were not consummated or (iv) constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished Company Financial Statements or information and shall not be construed as a concurrence of the Company or its management with any such adjustments.

Section 7.6 Human Resources Issues. Prior to making any written or oral communications to the directors, officers or employees of the Company or the Bank, the Company will consult in good faith with Acquiror regarding the nature and content of any formal presentation of the transactions contemplated by this Agreement to employees of the Company or the Bank and will include an Acquiror representative in any group presentation or any formal group meeting at which the transaction is explained or discussed, under an arrangement that is mutually satisfactory to the parties. Each of the Company and the Bank agrees to work in good faith with Acquiror to facilitate the timely and accurate dissemination of information to employees regarding matters related to the transactions contemplated by this Agreement in such a manner as to cause minimal disruption of the business of each of the Company and the Bank and each of its relationships with its employees and to facilitate the transition of such relationships to Acquiror or its Subsidiaries, as the case may be.

Section 7.7 BWC Real Estate Sale. In consultation with Acquiror, the Company shall take all such actions as may be necessary to, sell the joint venture interest of BWC Real Estate in BWC Mortgage Services prior to the

Company Merger Effective Time upon terms and pursuant to documentation satisfactory to Acquiror (“BWC Real Estate Sale”). The Company shall, immediately after the BWC Real Estate Sale, take all steps necessary to effectuate the liquidation and dissolution of BWC Real Estate, to Acquiror’s satisfaction, and prepare and file the certificate of dissolution of BWC Real Estate with the California Secretary of State and obtain tax clearance for such dissolution from the California Franchise Tax Board.

Section 7.8 ESOP.

(a) Independent ESOP Trustee. Prior to the Closing Date, the Company shall appoint a bank or trust company that is independent of the Company, the Bank and their respective Affiliates to serve as ESOP Trustee (the “Independent ESOP Trustee”). The Independent ESOP Trustee shall take any and all actions necessary in accordance with applicable Law and the terms of the governing documents of the ESOP and the ESOP Trust to solicit approval by the Participants (as such term is defined in the ESOP) of this Agreement and the transactions contemplated hereby. The Independent ESOP Trustee shall not recommend disapproval of this Agreement and the transactions contemplated hereby, and the Independent Trustee shall take all reasonable action to solicit Participant direction on voting all Company Shares owned by the ESOP Trust. The Independent ESOP Trustee shall vote any and all Company Shares owned by the ESOP pursuant to the terms of the governing documents of the ESOP, the ESOP Trust and applicable Law. Acquiror shall be entitled to review and comment on any materials to be provided to the Participants with respect to such solicitation and approval. The Independent ESOP Trustee shall cooperate with all actions taken pursuant to Sections 7.4 and 7.6, to the extent they relate to the ESOP and/or the Participants.

(b) ESOP Amendment and Termination. Prior to the Closing Date, the Company and the Company Board shall take, or cause to be taken, any and all actions, including amendment of the ESOP and, as necessary, the agreement establishing the ESOP Trust and adoption of appropriate resolutions of the Company Board, to provide that: (i) the ESOP shall be terminated immediately prior to the Company Merger Effective Time; provided, however, that, unless Acquiror otherwise determines in writing, distributions under the ESOP by reason of such termination shall only be offered to Participants following receipt of a favorable determination letter from the IRS with respect to such termination of the ESOP; (ii) at the Company Merger Effective Time, the ESOP Trustee shall cause the ESOP Trust to repay the ESOP Loans, if any, (as defined in the ESOP) to the extent that the assets in the Suspense Account (as defined in the ESOP) resulting from the disposition of the Company Shares held therein are sufficient for such purpose, and the Company shall pay and satisfy in full any balance of the ESOP Loans remaining unpaid after such payment by the ESOP Trust; (iii) the individual account of each Participant under the ESOP (the “Individual Account”) shall be fully vested and nonforfeitable no later than as of the Company Merger Effective Time; (iv) any net proceeds in the Suspense Account resulting from the disposition of the Company Shares held therein and repayment of the ESOP Loans will be immediately allocated to the Individual Accounts according to the ratio of the balance of each such Participant’s Individual Account compared to the total balance of all Individual Accounts; (v) the ESOP shall, after the Company Merger Effective Time, no longer be designated an “employee stock ownership plan” (as defined in Section 4975 of the Code); (vi) the ESOP shall, after the Company Merger Effective Time, no longer permit distributions to the Participants in the form of “qualifying employer securities” (as defined in Section 407 of ERISA); (vii) the ESOP shall, after the Company Merger Effective Time, require that the entire balance of a Participant’s account be distributable in cash; (viii) the Company Board shall inform the Participants prior to the Company Merger Effective Time of such actions as required by the governing documents of the ESOP, the ESOP Trust and applicable Law; and (ix) unless Acquiror otherwise requests in writing, the ESOP shall be amended to comply with all applicable laws, including any recent changes to the Code. At the Closing, the Company shall provide to Acquiror (A) executed resolutions of the Company Board authorizing termination of the Plan and, as appropriate, the actions required by the foregoing provisions of this Section 7.8(b) and (B) an executed amendment to the ESOP to provide for (x) compliance with all applicable requirements of the Code so that the tax-qualified status of the ESOP will be maintained at the time of such termination and (y) compliance with the requirements of this Agreement.

(c) No ESOP Contributions. The Company shall not accrue for or make any contribution to the ESOP for the ESOP plan year 2006 following the date of this Agreement.

Section 7.9 Fee Schedule and Estimate. At least five (5) Business Days prior to the Company Merger Effective Time, the Company shall provide to Acquiror a schedule (the “Fee Schedule”) that sets forth (i) fees and expenses for all services rendered to the Company or to the Bank by their respective attorneys, accountants, investment bankers and other advisors and agents (“Advisors”) solely in connection with the transactions contemplated by this Agreement (“Professional Fees”) paid up to the date of the Fee Schedule and (ii) an estimate, based on information the Company is able, in the exercise of its reasonable efforts, to obtain from those Advisors, of the remaining Professional Fees the Company anticipates will be incurred by it or the Bank up to the Company Merger Effective Time. The Company shall use its reasonable best efforts to cause final bills or estimates of final bills for all Professional Fees indicated in clause (ii) of the immediately preceding sentence to be submitted to the Company by its Advisors at least five (5) Business Days prior to the Company Merger Effective Time and, based upon such final bills or estimates of such final bills, the Company shall pay all Professional Fees in full prior to the Company Merger Effective Time and shall provide Acquiror with written evidence to such effect prior to the Company Merger Effective Time. The Company agrees to provide Acquiror with the opportunity to review all invoices, bills and estimates relating to such Professional Fees.

Section 7.10 Closing Financial Statements. At least five (5) Business Days prior to the Company Merger Effective Time, the Company shall provide Acquiror with the Company’s unaudited consolidated balance sheet presenting the financial condition of the Company and its Subsidiaries as of the close of business on the last day of the last month ended prior to the Company Merger Effective Time (the “Closing Balance Sheet Date”) and the Company’s unaudited consolidated statement of income for the period January 1, 2006 through the close of business on the Closing Balance Sheet Date (the “Closing Financial Statements”); provided, however, that if the Company Merger Effective Time has been scheduled to occur on or before the fifth (5th) Business Day of a calendar month, the Company shall have provided such Closing Financial Statements as of and through the end of the second (2nd) month immediately preceding the Company Merger Effective Time and, in that event, the Closing Balance Sheet Date, shall be the last day of such second month immediately preceding the Company Merger Effective Time and the related statement of income will be for the period from January 1, 2006 to the such Closing Balance Sheet Date. The Company shall prepare the Closing Financial Statements that, except as hereinafter provided in this Section 7.10, shall in all material respects be in accordance with GAAP for unaudited interim financial information and such Company Financial Statements shall contain all adjustments (consisting principally of normal recurring adjustments and accruals) necessary to present fairly, in all material respects, the consolidated balance sheet, and operating results of the Company and its Subsidiaries as of and for the period ended on the Closing Balance Sheet Date. Such Closing Financial Statements shall also reflect accruals for all Professional Fees incurred or expected to be incurred (whether or not doing so is in accordance with GAAP) and shall be accompanied by a certificate of the Company’s Chief Financial Officer, dated as of the Company Merger Effective Time, to the effect that such financial statements meet the requirements of this Section 7.10.

Section 7.11 Filings. The Company will timely file all Company SEC Filings. The Company and the Bank will timely file all material documents and reports relating to the Company, the Bank and their Subsidiaries required to be filed with the FRB, the FDIC, the CDFI or any other Regulatory Authority. All such filings with Regulatory Authorities and the Company SEC Filings will conform in all material respects with the requirements promulgated by such Regulatory Authority or the SEC, as applicable, and as of their respective dates, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 7.12 Non-USRPHC Certificate. The Company and each of its Subsidiaries shall furnish to Acquiror, on or before the Closing Date, a certificate stating that it is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

Section 7.13 Stockholder Litigation. The Company shall promptly advise Acquiror orally and in writing of any stockholder litigation against the Company and/or its directors relating to this Agreement, the Company Merger, the Bank Merger or the transactions contemplated hereby and shall keep Acquiror fully informed regarding any such stockholder litigation. The Company shall give Acquiror the opportunity to participate in the defense of any such stockholder litigation and shall not settle any such litigation without consultation with, and due consideration of the views and advice of, Acquiror.

ARTICLE VIII

COVENANTS OF ACQUIROR

Section 8.1 Reservation and Issuance of Acquiror Shares. Acquiror shall reserve and make available for issuance in connection with the Company Merger and in accordance with the terms of this Agreement the Acquiror Shares. All Acquiror Shares, when issued and delivered pursuant to and in accordance with the terms of this Agreement will be duly authorized, validly issued, fully paid and nonassessable and free of all Liens.

Section 8.2 NYSE. Acquiror shall cause the Acquiror Shares that will be issued in the Company Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Company Merger Effective Time.

Section 8.3 Directors’ and Officers’ Insurance.

(a) The Certificate of Incorporation and the Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company Certificate and Company Bylaws as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Company Merger Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Company Merger Effective Time were directors or officers of the Company, unless such modification is required by Law.

(b) For a period of six (6) years from the Company Merger Effective Time, the Surviving Corporation shall either (i) maintain in effect the Company’s current directors’ and officers’ liability insurance coverage level covering those Persons who are currently covered on the date of this Agreement by the Company’s directors’ and officers’ liability insurance policy (a copy of which has been heretofore delivered to Acquiror) (the “Indemnified Parties”); provided, however, that in no event shall the cost of such insurance coverage in any one year exceed an amount equal to one hundred and fifty percent (150%) of the cost currently paid by the Company for such insurance, which the Company represents and warrants to be $32,808 for the twelve (12) month period ending on June 1, 2006; provided, further, however, that if the cost of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; (ii) the Surviving Corporation may substitute for such Company policies other policies with at least the same coverage containing terms and conditions which are no less advantageous, and provided that said substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Company Merger Effective Time; or (iii) cause the Acquiror’s, directors’ and officers’ liability insurance then in effect to cover the Indemnified Parties with respect to those matters covered by the Company’s directors’ and officers’ liability insurance policy. The Company shall cooperate with and assist the Surviving Corporation in purchasing such policy, including without limitation, by obtaining pricing quotes from the Company’s current insurance carrier.

(c) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 8.3, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation thereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Company Merger Effective Time), (i) the Surviving Corporation shall have the right, from and after the Company Merger Effective Time, to assume the defense thereof (with counsel engaged by the Surviving

Corporation to be reasonably acceptable to the relevant Indemnified Party), and the Surviving Corporation shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, (ii) such Indemnified Party shall cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; provided, however, that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

Section 8.4 Advisory Board. Acquiror will establish, after the Effective Time, an Advisory Board that will advise solely on the expansion of business (and not on loan approval, audit reports or any other transactional activities) in the region in which the Company and the Bank currently operate. The Advisory Board will include the Key Employees, a majority of the current directors of the Company Board, the current chief executive officer and the current chief operating officer of the Company (for an initial term of at least one year). Members of the Advisory Board will meet in Contra Costa County, California, once a quarter, and will be compensated for meetings attended.

ARTICLE IX

CONDITIONS PRECEDENT

Section 9.1 Conditions Precedent to Each Party’s Obligation to Effect the Company Merger and Bank Merger. The respective obligations of each party to effect the Company Merger and the Bank Merger are subject to the satisfaction or waiver (subject to applicable Law), at or prior to the Company Merger Effective Time, of each of the following conditions:

(a) Approval of Company’s Shareholders. This Agreement shall have been adopted by the Required Company Vote at the Company Shareholders Meeting;

(b) Injunction. No temporary restraining order, preliminary or permanent injunction or other order shall have been issued by any federal, state or foreign court or by any Governmental Entity, and no other legal restraint or prohibition preventing the consummation of the Company Merger or the Bank Merger shall be in effect;

(c) Statutes. No federal, state or non-United States statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or Governmental Entity which prohibits, restrains, restricts or enjoins the consummation of the Company Merger or the Bank Merger or has the effect of making either the Company Merger or the Bank Merger illegal;

(d) Antitrust Laws. The waiting periods (and any extensions thereof) applicable to the consummation of the Company Merger and the Bank Merger under applicable Antitrust Laws shall have expired or been terminated;

(e) Required Governmental Approvals. The Company Required Governmental Approvals and Acquiror Required Governmental Approvals shall have been obtained and in full force and effect and any and all applicable waiting periods (and any extensions thereof) shall have been expired or terminated; and

(f) Listing of Acquiror Shares. The Acquiror Shares to be issued in the Company Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 9.2 Conditions Precedent to Company’s Obligation to Effect the Company Merger and the Bank Merger. The obligations of the Company and the Bank to effect the Company Merger and the Bank Merger are subject to the satisfaction or waiver (subject to applicable Law) by the Company and Bank, at or prior to the Company Merger Effective Time, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Acquiror set forth in this Agreement shall have been true and correct in all respects when made, and as of the Closing as if made as of the

Closing, except that any such representations and warranties that expressly relate to a specified date shall be true and correct as of such date; provided, however, that this condition precedent shall be deemed to have been satisfied if the failure of any such representations and warranties (without giving effect to any qualifications as to materiality, “Material Adverse Effect” and similar terms and phrases contained therein) to be true and correct individually or in the aggregate has not resulted in or constituted, and would not be reasonably expected to have, a Material Adverse Effect with respect to Acquiror. The Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Acquiror by its chief financial officer, certifying to such effect;

(b) Performance. Acquiror shall have performed in all material respects all of its agreements and covenants in this Agreement, required to be performed by it on or prior to the Company Merger Effective Time. The Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Acquiror by its Chief Financial Officer, certifying to such effect; and

(c) Tax Opinion. The Company shall have received an opinion of outside counsel (which may be counsel to Acquiror), subject to assumptions and exceptions normally included, in form and substance reasonably satisfactory to the Company, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time, the Company Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned on the receipt of tax representation letters from Acquiror and the Company which letters shall be in such form and substance as may reasonably be required by the recipient’s counsel. Each such tax representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the date of such opinion.

Section 9.3 Conditions Precedent to Acquiror’s Obligation to Effect the Company Merger and the Bank Merger. The obligation of Acquiror to effect the Company Merger and the Bank Merger is subject to the satisfaction or waiver (subject to applicable Law) by Acquiror, at or prior to the Company Merger Effective Time, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company and the Bank set forth in this Agreement shall have been true and correct in all respects when made, and as of the Closing as if made as of the Closing, except that any such representations and warranties that expressly relate to a specified date shall be true and correct as of such date; provided, however, that this condition precedent shall be deemed to have been satisfied if the failure of any such representations and warranties (without giving effect to any qualifications as to materiality, “Material Adverse Effect” and similar terms and phrases contained therein) to be true and correct individually or in the aggregate has not resulted in or constituted, and would not be reasonably be expected to have, a Material Adverse Effect with respect to the Company. Acquiror shall have received a certificate, dated as of the Company Merger Effective Time, signed on behalf of the Company by its Chief Financial Officer, certifying to such effect. Acquiror shall also have received a certificate, dated as of the Bank Merger Effective Time, signed on behalf of the Bank by its chief financial officer, certifying to such effect; and

(b) Performance; No Material Adverse Effect. Each of the Company and the Bank shall have performed in all material respects all of its agreements and covenants in this Agreement, required to be performed by it on or prior to the Company Merger Effective Time. There shall not have been since January 1, 2006 a Material Adverse Effect with respect to the Company. Acquiror shall have received a certificate, dated as of the Closing Date, signed on behalf of the Company by its Chief Financial Officer, certifying to such effects. Acquiror shall also have received a certificate, dated as of the Bank Merger Effective Time, signed on behalf of the Bank by its chief financial officer, certifying to such effects.

(c) Consents. The Company shall have obtained each of the consents listed on Schedule 4.6(a) of the Company Disclosure Schedule;

(d) Tax Opinion. Acquiror shall have received an opinion of its counsel, subject to assumptions and exceptions normally included, in form and substance reasonably satisfactory to Acquiror, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time, each of the Company Merger and the Bank Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned on the receipt of tax representation letters from Acquiror, the Company and the Bank, which letters shall be in such form and substance as may reasonably be required by the recipient’s counsel. Each such tax representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the date of such opinion;

(e) Director’s Resignations. Acquiror shall have received the written resignation of each director of the Company, the Bank and its Subsidiaries (in such director’s capacity as a director of the Company, the Bank and its Subsidiaries), effective as of the Effective Time;

(f) Sale of BWC Real Estate. The BWC Real Estate Sale shall have been consummated in accordance with Section 7.7;

(g) Termination of Partnership Marketing Agreement. The Company shall have terminated, without any on-going obligation or liability, that certain Partnership Marketing Agreement entered into between the Bank and First National Bank of Omaha dated June 1, 2005, as amended;

(h) Key Employees. Each of the Key Employees shall have entered into an employment agreement with, and on terms satisfactory to, Acquiror that shall be in full force and effect;

(i) Dissenting Shares. The Dissenting Shares shall not exceed 5% of the Company Shares;

(j) ESOP Compliance and Opinion. The Independent ESOP Trustee shall have complied with all provisions of the governing documents of the ESOP, the ESOP Trust and applicable Law necessary for the consummation of the transactions contemplated hereby;

(k) Independent ESOP Trustee Action. The Independent ESOP Trustee shall not have recommended to the Participants disapproval of this Agreement and the transactions contemplated hereby. On or prior to the Closing Date, the Company shall have delivered to Acquiror evidence satisfactory to Acquiror that the condition set forth in this Section 9.3(k) has been satisfied;

(l) ESOP Counsel Opinion. Acquiror shall have received from counsel for the ESOP (acceptable to Acquiror), an opinion dated the Closing Date, that the Company and the Independent ESOP Trustee have complied with all provisions of the governing documents of the ESOP, the ESOP Trust, and applicable Law, including ERISA and the Code, with respect to all covenants set forth herein, including (i) that the Company has amended the ESOP in a manner that satisfies all legal requirements in connection with the termination of the ESOP, (ii) that the Company Board has duly adopted a resolution terminating the ESOP as of the Company Merger Effective Time, and (iii) that the vote on this Agreement and the transactions contemplated hereby was administered in accordance with the terms of the ESOP and applicable Law;

(m) Retiring Employees. Each of the employees listed on Exhibit C shall have entered into a non-solicitation and non-compete agreement with, and on terms reasonably satisfactory to, Acquiror that shall be in full force and effect; and

(n) Bank Employee Retention Plan. The Bank Employee Retention Plan shall have been revised to Acquiror’s satisfaction.

ARTICLE X

TERMINATION AND ABANDONMENT

Section 10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Company Merger Effective Time, whether before or after approval of the Company Merger and the Bank Merger by the Company Shareholders:

(a) By mutual written consent of Acquiror and the Company;

(b) By written notice of either Acquiror or the Company, if the Company Merger Effective Time shall not have occurred on or before January 1, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement shall have been a principal reason for or a principal cause of the failure of the Company Merger Effective Time to occur on or before such date;

(c) By written notice of either Acquiror or the Company, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable;

(d) By written notice of either Acquiror or the Company, if the Company Shareholders fail to approve the adoption of this Agreement and the Company Merger and Bank Merger by the Required Company Vote (and Acquiror does not otherwise have a right of termination under Section 10.2(f));

(e) By written notice of the Company, if:

(i) an Acquisition Proposal that is a Superior Proposal is received and a majority of the members of the entire Company Board reasonably determines in good faith, that it is necessary to terminate this Agreement and enter into an agreement to effect the Superior Proposal in order to comply with the fiduciary duties of the Company Board under applicable Law; provided, however, that the Company may not terminate this Agreement pursuant to this Section 10.1(e)(i) unless and until

(w) five (5) Business Days have elapsed following delivery to Acquiror of a written notice of such determination by the Company Board and during such five (5) Business Day period the Company has fully cooperated with Acquiror, including informing Acquiror of the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal, and has engaged in good faith negotiations (including by making its officers, directors and its financial and legal advisors reasonably available to negotiate) to amend this Agreement to reflect any revised proposal by Acquiror so that the transactions contemplated hereby may be effected and the Company Board may continue to recommend the adoption of this Agreement and the approval of the Company Merger and the Bank Merger (“Revised Acquiror Proposal”),

(x) at the end of such five (5) Business Day period, and after taking into account any Revised Acquiror Proposal, the Acquisition Proposal continues to constitute a Superior Proposal, and a majority of the members of the entire Company Board (after receiving advice of outside nationally recognized legal counsel to the Company) continues to reasonably determine in good faith that it is necessary to terminate this Agreement and enter into an agreement to effect the Superior Proposal in order to comply with the fiduciary duties of the Company Board under applicable Law and

(y) if a Revised Acquiror Proposal has been made, and such Acquisition Proposal has been modified or amended prior to the Company Board’s re-determination above, the Company Board has (A) first notified Acquiror of the revised terms and conditions of such Acquisition Proposal and the identity of the Person making such Acquisition Proposal, (B) second established a deadline, and notified Acquiror and the Person making such Acquisition Proposal thereof, to occur not less than three

(3) nor more than seven (7) Business Days after giving such notice, for the submission of final proposals from both Acquiror and such Person and (C) within seven (7) Business Days after such deadline, has again reasonably determined in good faith (after receiving advice of outside nationally recognized legal counsel to the Company and independent financial advisors) that such Acquisition Proposal remains a Superior Proposal and has notified Acquiror of such determination; and

(z) (A) prior to such termination, Acquiror has received the Termination Fee in immediately available funds and (B) simultaneously or substantially simultaneously with such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal; or

(ii) (x) there shall be a breach of any representation or warranty of Acquiror in this Agreement that would give rise to the failure of the condition precedent set forth in Section 9.2(a) or (y) there shall be a material breach by Acquiror of any of its covenants or agreements contained in this Agreement; and which breach, in the case of (x) or (y) either is not reasonably capable of being cured or, if it is reasonably capable of being cured, has not been cured within ten (10) days after the Company or the Bank giving written notice to the Acquiror of such breach; provided, however, that the Company and the Bank may not terminate this Agreement pursuant to this Section 10.1(e)(ii) if the Company or the Bank is in material breach of this Agreement.

(f) By written notice of Acquiror, if:

(i) the Company Board shall have: (A) failed to make the Company Board Recommendation or withdrawn, or adversely modified or changed, or resolved to withdraw or adversely modify or change, the Company Board Recommendation; (B) approved or recommended, or resolved to approve or recommend, to the Company Shareholders an Acquisition Proposal other than that contemplated by this Agreement; (C) entered into, or resolved to enter into, any agreement with respect to an Acquisition Proposal; or (D) recommended that the Company Shareholders tender their shares in any tender offer or exchange offer that is commenced other than by Acquiror or an Affiliate of Acquiror; or

(ii) the Company, any of its Subsidiaries or any of their respective Representatives shall have materially breached Section 7.3; or

(iii) (x) there shall be a breach of any representation or warranty of the Company or the Bank in this Agreement that would give rise to the failure of the condition precedent set forth in Section 9.3(a) or (y) there shall be a material breach by the Company or the Bank of any of its covenants or agreements contained in this Agreement; and which breach, in the case of (x) or (y) either is not reasonably capable of being cured or, if it is reasonably capable of being cured, has not been cured within ten (10) days after Acquiror giving written notice to the Company of such breach; provided, however, that Acquiror may not terminate this Agreement pursuant to this Section 10.1(f)(iii) if Acquiror is in material breach of this Agreement.

Section 10.2 Effect of Termination.

(a) Survival. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and of no effect except that the provisions of this Section 10.2 and Section 6.4, and the entirety of Article XI shall survive any termination of this Agreement pursuant to Section 10.1.

(b) Company Termination Fee. The Company shall pay Acquiror a termination fee in the aggregate amount of (x) Seven Million Dollars ($7,000,000) plus (y) the aggregate amount of fees and expenses including all reasonable legal, financial and accounting fees, incurred by Acquiror in connection with the negotiating, drafting and carrying out the terms of this Agreement and the transactions contemplated hereby, in the manner and at the time set forth in Section 10.2(c), in the event that this Agreement is terminated as follows:

(i) If Acquiror shall terminate this Agreement pursuant to Section 10.1(f)(i) or (ii);

(ii) If the Company shall terminate this Agreement pursuant to Section 10.1(e)(i); or

(iii) In the event that (A) an Acquisition Proposal involving the Company shall have been publicly announced, commenced or otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal involving the Company, (B) thereafter this Agreement is terminated by either Acquiror or the Company pursuant to (x) Section 10.1(b) for failure of the Company Merger to be consummated by the date specified therein and such failure is the result of the knowing action or inaction of the Company or (y) Section 10.1(d) for failure of the Company Shareholders to approve the adoption of this Agreement, and (c) within twelve (12) months of the termination of this Agreement, the Company enters into or consummates an Acquisition Proposal with respect to the Company.

The Company shall pay Acquiror a termination fee in the aggregate amount of (x) Two Million Dollars ($2,000,000) plus (y) the aggregate amount of fees and expenses including all reasonable legal, financial and accounting fees, incurred by Acquiror in connection with the negotiating, drafting and carrying out the terms of this Agreement and the transactions contemplated hereby, in the manner and at the time set forth in Section 10.2(c) in the event that the Acquiror terminates this Agreement pursuant to Section 10.1(f)(iii).

The termination fees described above in this Section 10.2(b) are herein referred to as the “Termination Fee”. Payment of the Termination Fee to Acquiror, pursuant to this Section 10.2(b), shall be the sole and exclusive liability of the Company to and the sole remedy of Acquiror for any termination of this Agreement as set forth in paragraphs (i), (ii) and (iii) of this Section 10.2(b), or the actions, events, occurrences or circumstances giving rise to any such termination, except in the case of a termination for material breach of Section 7.3 in which case the Company Termination Fee shall not be the sole remedy available to Acquiror and Acquiror shall be entitled to pursue all remedies to which it is entitled at Law or in equity, and as provided in Section 10.2(d).

(c) Payment of Termination Fee. If the Termination Fee becomes payable pursuant to Section 10.2(b), that Fee shall be paid by wire transfer of immediately available funds to an account designated by Acquiror, within three (3) Business Days after termination of this Agreement in the case of a termination described in paragraph 10.2(b)(i) or within three (3) Business Days after the consummation of the Acquisition Transaction in the case of a termination set forth in paragraph 10.2(b)(iii), and prior to termination of this Agreement in the case of a termination described in paragraph of 10.2(b)(ii). The Company acknowledges that the agreements contained in this Section 10.2 are an integral part of the transactions contemplated by this Agreement, and that without such agreements Acquiror would not have entered into this Agreement, and that such amounts are liquidated damages and do not constitute a penalty. If the Company fails to promptly pay Acquiror the amounts due under this Section 10.2 within the time period specified herein, the Company shall pay all costs and expenses (including attorneys’ fees) incurred by Acquiror in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with the interest as required under Section 10.2(f).

(d) Effect of Termination pursuant to Section 10.1(e) or 10.1(f). Notwithstanding anything to the contrary that may be contained in Section 10.2(b), if this Agreement is terminated by Acquiror as provided in Section 10.1(f)(iii) or by the Company as provided in Section 10.1(e)(ii), and the event that entitled such party (the “Terminating Party”) to terminate this Agreement pursuant to Section 10.1(f)(iii) or 10.1(e)(ii), as the case may be, was a willful and material breach by the other party (a “Breaching Party”) of any representation, warranty or covenant of such Breaching Party set forth in this Agreement, the Terminating Party shall have all rights and remedies available to it under this Agreement or at Law to recover from the Breaching Party in addition to any Termination Fee that may be payable hereunder, all damages, losses, costs and expenses that the Terminating Party incurs by reason of such willful and material breach by the Breaching Party and the resulting termination of this Agreement.

(e) Effect of Other Terminations. No party shall have any liability of any kind or nature to the other parties by reason of any termination of this Agreement pursuant to Section 10.1 or the action, events, occurrences or circumstances that caused this Agreement to be terminated, except as and to the extent provided in this Article X. In no event and under no circumstance shall any officer, director, shareholder, employee or independent contractor of any party have any liability whatsoever to the other parties by reason of any termination of this Agreement or the action, events, occurrences or circumstances that caused this Agreement to be terminated.

(f) Payments. All payments that a party becomes obligated to make to the other party pursuant to Section 10.2(b) or 10.2(d) shall be made by wire transfer of immediately available funds to an account designated by Acquiror or the Company, as applicable, when due. If a party obligated to make such payment (a “Payor Party”) fails to pay any such amount when payment thereof is due to the other party, the unpaid amount shall bear interest at the prime rate of interest printed in The Wall Street Journal on the date such payment was required to be made until it is paid in full and the other party shall be entitled to recover such accrued interest and its costs and expenses (including reasonable attorneys’ fees and expenses) incurred in its efforts to collect such amount from the Payor Party (whether or not litigation is instituted).

ARTICLE XI

MISCELLANEOUS

Section 11.1 Fees and Expenses. Except as provided in Section 10.2, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 11.2 Representations and Warranties. The respective representations and warranties of the Company and the Bank, on the one hand, and Acquiror, on the other hand, contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party. Each and every such representation and warranty shall expire with, and be terminated and extinguished by, the Closing, and thereafter none of the Company, the Bank nor Acquiror shall be under any liability whatsoever with respect to any such representation or warranty. This Section 11.2 shall have no effect upon any other obligation of the parties, whether to be performed before or after the Company Merger Effective Time.

Section 11.3 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken by or on behalf of the Company Board and Acquiror Board, may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 11.4 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by facsimile (upon confirmation of receipt), as follows:

(a)	if to the Company, to it at:

1400 Civic Drive

Walnut Creek, California 94596

Attention: Jim Ryan

with a copy (which shall not constitute notice) to:

John H. Sears

Sheppard Mullin LLP

Four Embarcadero Center, 17th Floor

San Francisco, CA 94111

Fax: 415-434-3947

(b)	if to Acquiror, to it at:

First Republic Bank

111 Pine Street

San Francisco, California 94111

Attention: Edward J. Dobranski, Executive Vice President,

General Counsel and Secretary

Fax: 415-362-0743

with a copy (which shall not constitute notice) to:

White & Case LLP

3000 El Camino Real

5 Palo Alto Square, 9th Floor

Palo Alto, California 94306

Attention: Jeffrey Washenko

Fax: 650-213-8158

or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third (3rd) Business Day after the mailing thereof, except for a notice of a change of address, which shall be effective only upon receipt thereof.

Section 11.5 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto, other than the Company Confidentiality Agreement and the Acquiror Confidentiality Agreement.

Section 11.6 Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties and, with respect to the provisions of Section 8.3 and Section 8.4, shall inure to the benefit of the Persons or entities benefiting from the provisions thereof who are intended to be third-party beneficiaries thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Acquiror may assign and transfer its right and obligations hereunder to any of its Affiliates. Except as provided in the first sentence of this Section 11.6, nothing in this Agreement, expressed or implied, is intended to confer on any Person (including any current or former employees of the Company), other than the parties, any rights or remedies.

Section 11.7 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in writing by the parties in any and all respects before the Company Merger Effective Time (notwithstanding any Company Shareholder approval), by action authorized by the Acquiror Board, the Company Board and the Bank Board or, in the case of Acquiror, by the officers authorized by Acquiror Board; provided, however, that after the Company Shareholder approval, no amendment shall be made which by Law requires further approval by the Company Shareholders without such further approval.

Section 11.8 Further Actions. Each of the parties agrees that, subject to its legal obligations, it shall use its commercially reasonable efforts to fulfill all conditions precedent specified herein, to the extent that such conditions are within its control, and to do all things reasonably necessary to consummate the transactions contemplated hereby.

Section 11.9 Table of Contents; Headings. The table of contents and the descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.10 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

Section 11.11 APPLICABLE LAW. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF, EXCEPT THAT THE NEVADA REVISED STATUTES AND THE FEDERAL DEPOSIT INSURANCE ACT SHALL APPLY TO THE EXTENT REQUIRED IN CONNECTION WITH THE MERGER. THE STATE OR FEDERAL COURTS LOCATED WITHIN THE STATE OF CALIFORNIA SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 11.4, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

Section 11.12 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 11.13 Interpretation. When a reference is made in this Agreement to a Section, Exhibit, Articles, Recitals or Preamble such reference shall be to a section, exhibit, article, recitals or preamble of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 11.14 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 11.15 Waiver of Jury Trial. Each of the parties hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby.

* * * * *

IN WITNESS WHEREOF, each of Acquiror, the Company and the Bank have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above written.

FIRST REPUBLIC BANK

By
Name:
Title:

BWC FINANCIAL CORP.

By
Name:
Title:

BANK OF WALNUT CREEK

By
Name:
Title:

EXHIBIT A

FORM OF VOTING AGREEMENT

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of May [    ], 2006 (this “Agreement”), is made by and among FIRST REPUBLIC BANK, a Nevada chartered commercial bank (“Acquiror”) and each of the shareholders of BWC Financial Corp, a California corporation (the “Company”) listed on Exhibit A attached hereto (each, a “Company Affiliated Shareholder” and collectively, the “Company Affiliated Shareholders”). Each of Acquiror and the Company Affiliated Shareholders are referred to as a “Party” and collectively as the “Parties.” Each of the Acquiror and the Company Affiliated Shareholder are referred to individually as a “party” and collectively as the “parties.” Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Agreement and Plan of Merger by and between Acquiror, the Company and Bank of Walnut Creek (the “Bank”) dated as of the date hereof (the “Merger Agreement”).

W I T N E S S E T H:

WHEREAS, concurrently herewith, Acquiror, the Company and the Bank are entering into the Merger Agreement, pursuant to which the Company will be merged with and into Acquiror (the “Company Merger”), and the Bank will be merged with and into the Acquiror (the “Bank Merger”) with Acquiror continuing as the Surviving Corporation and the Company Shares shall be converted into the right to receive the Merger Consideration set forth in the Merger Agreement at the Company Merger Effective Time, all upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Company Merger requires the affirmative vote of the holders of a majority of the outstanding Company Shares;

WHEREAS, each Company Affiliated Shareholders owns or is entitled to Vote or is entitled to cause to be Voted the number of Company Shares and ESOP Shares set forth opposite such Company Affiliated Shareholder’s name on Exhibit A (collectively, the “Subject Company Shares”);

WHEREAS, as material inducement and a condition to its willingness to enter into the Merger Agreement, Acquiror desires the Company Affiliated Shareholders, and each of the Company Affiliated Shareholders have agreed, subject to the terms of this Agreement, to enter into this Agreement strictly in his or her capacity as owner of the Subject Company Shares and to Vote the Subject Company Shares owned by his or her so as to facilitate the consummation of the Company Merger.

NOW, THEREFORE, to induce the Acquiror to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound, the parties agree as follows:

ARTICLE I

PROVISIONS CONCERNING THE COMPANY SHARES

Section 1.1 Each Company Affiliated Shareholder hereby agrees that at any and every meeting of the Company Shareholders, however called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Company Shareholders, each of the Company Affiliated Shareholders shall Vote (or cause to be Voted) the Subject Company Shares owned and held by such Company Affiliated Shareholder, whether heretofore owned or hereafter acquired, or execute and deliver a consent: (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including the Company Merger, the Bank Merger and any other matter that is on the ballot or in a written consent related thereto) and any actions required or reasonably requested by Acquiror in furtherance thereof (the “Shareholder Approval”); (ii) against any amendment of the Company Certificate or Company Bylaws or any other action, agreement proposal or transaction that (A) would or would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company or the Bank under the Merger Agreement or any agreement executed in connection therewith or (B) which would or would reasonably be expected to result in any of the conditions in Sections 9.01 and 9.02 of the Merger Agreement not being fulfilled; and (iii) against any other action, agreement proposal or transaction which is intended, would or would reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the Merger. In the event that any corporate action consistent with this Agreement is taken by the Company Shareholders by written consent (including any action to approve the Merger Agreement and the transactions contemplated thereby), each Company Affiliated Shareholder hereby waives any right to receive notice of the taking of such corporate action without a meeting pursuant to the Company Bylaws or otherwise.

Section 1.2 For purposes of this Agreement, “Vote” means voting in person or by proxy in favor of or against any action, otherwise consenting or withholding consent in respect of any action or taking any action in favor of or against any action; and “Voting” and “Voted” have correlative meanings.

Section 1.3 In the event of a stock dividend or distribution, or any change in the capital stock of Company by reason of any stock dividend, stock split, recapitalization, reclassification, combination, exchange of stock, merger or the like, the term “Subject Company Shares” as used in this Agreement shall be deemed to refer to and include the Company Shares as well as all such stock dividends and equity distributions and any stock or other securities into which or for which any or all of the Company Shares may be converted, changed or exchanged.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Each Company Affiliated Shareholder hereby, severally and not jointly, represents and warrants to the Acquiror as follows:

(a) Ownership of Subject Company Shares. Such Company Affiliated Shareholder is the beneficial owner of the number of Subject Company Shares set forth opposite such Company Affiliated Shareholder’s name on Exhibit A and constitute all of the Company Shares, ESOP Shares and other capital stock of the Company owned by such Company Affiliated Shareholder or that can be Voted or caused to be Voted by such Company Affiliated Shareholder (together with its trustees if it is a trust). If such Company Affiliated Shareholder is married and such Company’s Affiliated Shareholder’s Subject Company Shares constitutes community property or otherwise are owned or held in a manner that requires spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly consented to by such Company Affiliated Shareholder’s spouse or the applicable Person giving such approval.

(b) Power; Binding Agreement. Such Company Affiliated Shareholder has the legal capacity, power and authority to enter into and perform all of such Company Affiliated Shareholder’s obligations under this Agreement. This Agreement has been duly and validly authorized, executed and delivered by such Company Affiliated Shareholder and constitutes a valid and binding agreement of such Company Affiliated Shareholder, enforceable against such Company Affiliated Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).

(c) No Conflicts. None of the execution, delivery and performance of this Agreement by such Company Affiliated Shareholder or compliance by such Company Affiliated Shareholder with any of the provisions hereof will (a) require such Company Affiliated Shareholder to make a filing with, or obtain any Company Permit, from any Governmental Entity, (b) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default, or give to any Person any rights of termination, amendment, acceleration or cancellation under any of the terms, conditions or provisions of any declaration of trust or contract, agreement or arrangement (whether in writing or oral) to which such Company Affiliated Shareholder is a party, (c) violate or conflict with the Company Bylaws or other organizational documents of Company or CGCL, or (d) violate any order or Law applicable to such Company Affiliated Shareholder, except with respect to items (b) and (d) above, for breaches, defaults or violations that would not materially impair or delay such Company Affiliated Shareholder’s ability to perform its obligations hereunder.

(d) No Encumbrances. Such Company Affiliated Shareholder’s Subject Company Shares are now, and will be, at all times during the term hereof, owned and held of record by such Company Affiliated Shareholder, free and clear of all proxies, voting trusts or other Contracts, understandings or arrangements with respect to the voting thereof. Such Company Affiliated Shareholder has the sole power to Vote (or cause to be Voted) all of such Company Affiliated Shareholder’s Subject Company Shares.

(e) Reliance by the Company. Such Company Affiliated Shareholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Company Affiliated Shareholder.

(f) Merger Agreement. Such Company Affiliated Shareholder acknowledges receipt of the Merger Agreement (including the exhibits and schedules thereto). Such Company Affiliated Shareholder has had an opportunity to read and understand the Merger Agreement and the related exhibits and schedules thereto.

(g) Continuous Warranty. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times through the earlier of the termination of this Agreement and the Company Merger Effective Time and will be accurate in all respects as of the Company Merger Effective Time as if made on that date.

Section 2.2 Acquiror represents and warrants to each Company Affiliated Shareholder as follows:

(a) Power; Binding Agreement. Acquiror has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly authorized, executed and delivered by Acquiror and constitutes a valid and binding agreement of Acquiror, enforceable against Acquiror in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).

(b) No Conflicts. None of the execution, delivery and performance of this Agreement by Acquiror or compliance by Acquiror with any of the provisions hereof will (a) require Acquiror to make a filing with, or obtain any Acquiror Permit, (b) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default, or give to any Person any rights of termination, amendment, acceleration or cancellation, under any of the terms, conditions or provisions of any declaration of trust or contract, agreement or arrangement (whether in writing or oral) to which Acquiror is a party, or (c) violate any order or Law applicable to Acquiror except with respect to items (b) and (c) above, for breaches, defaults or violations that would not materially impair or delay the ability of Acquiror to perform its obligations hereunder.

ARTICLE III

RESTRICTION ON TRANSFER; STOP TRANSFER

Section 3.1 Until the earlier of the termination of this Agreement and the Company Merger Effective Time, each Company Affiliated Shareholder will not, directly or indirectly:

(a) sell, transfer, exchange, pledge, assign, hypothecate, encumber, tender or otherwise dispose of (collectively, a “Transfer”), or enforce or permit execution of the provisions of any redemption, share purchaser or sale, recapitalization or other agreement with the Company or any other Person or enter into any contract, option or other agreement, arrangement or understanding with respect to the Transfer of, directly or indirectly, any of the Subject Company Shares or any securities convertible into or exercisable for Subject Company Shares, any other capital stock of the Company or any interest in any of the foregoing with any Person, or join in any registration under the Securities Act with respect to any of the foregoing;

(b) enter into swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Subject Company Shares;

(c) create or permit to exist any Liens on or otherwise affecting any of the Subject Company Shares;

(d) solicit, initiate, encourage, or facilitate, any inquiries or the making of any proposal or offer with respect to any Acquisition Proposal;

(e) take any action that would make any of such Company Affiliated Shareholder’s representations or warranties contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling such Company Affiliated Shareholder from performing such Company Affiliated Shareholder’s obligations under this Agreement or that would prevent or disable the Company from exercising the proxy granted pursuant to Article IV.

ARTICLE IV

GRANT OF IRREVOCABLE PROXY COUPLED WITH AN INTEREST

Section 4.1 Solely in the event of a failure by a Company Affiliated Shareholder to act in accordance with its obligations as to voting or executing a written consent pursuant to Section 1.1 of this Agreement, such Company Affiliated Shareholder hereby revokes any and all prior proxies or powers of attorney in respect of any Company Shares and agrees that during the period commencing on the date hereof and for so long as this Agreement has not been terminated by its terms, such Company Affiliated Shareholder hereby irrevocably appoints the Company or any individual designated by the Company as such Company Affiliated Shareholder’s agent, attorney-in-fact and proxy (with full power of substitution), for and in the name, place and stead of such Company Affiliated Shareholder, to Vote (or cause to be Voted) the Subject Company Shares of such Company Affiliated Shareholder, in the manner set forth in Article I, at any meeting of the Company Shareholders or in connection with any written consent of the Company Shareholders.

Section 4.2 Each Company Affiliated Shareholder hereby affirms that the proxy set forth in this Article IV is coupled with an interest and is irrevocable until such time as this Agreement terminates in accordance with its terms. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of the laws of California.

Section 4.3 The vote of the proxyholder shall control in any conflict between the vote by the proxyholder of such Company Affiliated Shareholder’s Subject Company Shares and a vote by such Company Affiliated Shareholder of such Subject Company Shares.

ARTICLE V

SURVIVAL, TERMINATION

Section 5.1 This Agreement shall terminate, except with respect to liability for prior breaches hereof, upon the termination of the Merger Agreement in accordance with Article X of the Merger Agreement and shall be deemed satisfied in full and terminated upon consummation of the transactions contemplated therein.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written with respect thereto, other than the Merger Agreement (and the exhibits and schedules thereto).

Section 6.2 Certain Events. Each Company Affiliated Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Company Shares owned by such Company Affiliated Shareholder and shall be binding upon any Person to which legal ownership of such Company Shares shall pass, whether by operation of Law or otherwise, including, without limitation, the Company Affiliated Shareholder’s heirs, executors, guardians, administrators, trustees or successors. Notwithstanding any Transfer of such Subject Company Shares by a Company Affiliated Shareholder, such Company Affiliated Shareholder shall remain liable for the performance of all obligations of the transferor under this Agreement.

Section 6.3 Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other party and any purported assignment without such consent shall be null and void, except that Acquiror may assign and transfer its right and obligations hereunder to any of its Affiliates.

Section 6.4 Amendment and Modification. Subject to applicable Law, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 6.5 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by facsimile (upon confirmation of receipt), as follows: (i) if to Acquiror, to the address set forth in the Merger Agreement; and (ii) if to a Company Affiliated Shareholder, to the address set forth opposite such Company Affiliated Shareholder’s name on Exhibit A; or, in each case, to such other address as the Person to whom notice is given may have previously furnished to the other parties in writing in the manner set forth above.

Section 6.6 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 6.7 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 6.8 Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 6.9 No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any Person who or which is not a party.

Section 6.10 Waiver of Jury Trial. Each party hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any legal proceeding directly or indirectly arising out of, under or in connection with this Agreement, the Merger Agreement or any transaction contemplated hereby or thereby.

Section 6.11 Governing Law; Jurisdiction. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the state of California, without regard to the conflict of laws rules thereof. The state or federal courts located within the state of California shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the parties consent to and agree to submit to the jurisdiction of such courts. Each of the parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party’s property is immune from any legal process issued by such courts or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum. The parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in section 6.5, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

Section 6.12 Descriptive Headings. The descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 6.14 Further Actions. From time to time, as and when reasonably requested by Acquiror, each Company Affiliated Shareholder shall execute and deliver all such documents and instruments, and shall take all such further or other actions, as shall be reasonably necessary or appropriate to carry out the intent of this Agreement.

Section 6.15 Confidentiality. Each Company Affiliated Shareholder shall keep confidential, shall not use in a manner in competition with or detrimental to Acquiror, and shall cause each of its Subsidiaries and instruct each of its directors, officers, employees and advisors to keep confidential, all confidential or proprietary information relating to Acquiror, its Subsidiaries and their respective businesses, except as required by applicable Law and except for information which is available to the public on the date hereof, or thereafter becomes available to the public other than as a result of a breach of this provision or any other confidentiality agreement governing such information to which such Company Affiliated Shareholder is a party.

Section 6.16 Action in Shareholder Capacity Only. The parties acknowledge that the covenants and agreements set forth in Articles I and III of this Agreement are agreed upon by each Company Affiliated Shareholder in its capacity as owner of Company Shares and that nothing in Articles I and III of this Agreement shall in any way restrict or limit any director or officer of the Company from taking any action in his capacity as a director or officer of the Company that is necessary for him to comply with his fiduciary duties as a director or officer of the Company.

Section 6.17 Reliance on Counsel and Other Advisors. Each of the parties has consulted with such legal, financial, technical or other experts as it deems necessary or desirable before entering into this Agreement. Each of the parties represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

Section 6.18 Waiver. No failure or delay on the part of any party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude any other or future exercise thereof or of any other right.

IN WITNESS WHEREOF, the Acquiror and each Company Affiliated Shareholder have executed and delivered this Agreement as of the day and year first above written.

FIRST REPUBLIC BANK

By:
Name:
Title:

ANDREA L. HEAD

RICHARD G. HILL

REYNOLD C. JOHNSON III

CRAIG A. LAZZARESCHI

TOM J. MANTOR

JOHN F. NOHR

JAMES L. RYAN

JOHN R. SHEETS

LELAND E. WINES

JOHN L. WINTHER

EXHIBIT A

Name	Address	Number of Company Shares beneficially owned	Number of ESOP Shares	Percentage of total Company Shares outstanding
Andrea L. Head

Richard G. Hill

Reynold C. Johnson III

Craig A. Lazzareschi

Tom J. Mantor

John F. Nohr

James L. Ryan

John R. Sheets

Leland E. Wines

John L. Winther

B-A-1

EXHIBIT B

KEY EMPLOYEES

Andrea Head

Thomas Mantor

B-B-1

EXHIBIT C

RETIRING EMPLOYEES

Leland E. Wines

James L. Ryan

B-C-1

Appendix C

AMENDMENT

THIS AMENDMENT dated as of August 10, 2006 (this “Amendment”), by and among FIRST REPUBLIC BANK, a Nevada chartered commercial bank (“Acquiror”), BWC FINANCIAL CORP., a corporation organized under the laws of California (the “Company”) and BANK OF WALNUT CREEK, a California chartered commercial bank (the “Bank”) amends certain provisions in that Agreement and Plan of Merger, dated as of May 20, 2006 (the “Merger Agreement”) by and among Acquiror, the Company and the Bank. Each of Acquiror, the Company and the Bank are herein referred to as a “party” and collectively as the “parties”. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Merger Agreement.

WHEREAS, the Merger Agreement currently provides that all of the outstanding Company Shares will, upon the Company Merger Effective Time, be converted into the right to receive the Merger Consideration;

WHEREAS, the parties desire to amend the Merger Agreement to provide participants in the ESOP with the option to elect to receive the Merger Consideration or the cash equivalent thereof;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties intending to be legally bound, hereto agree as follows:

ARTICLE I

AMENDMENTS

Section 1.1 The Merger Agreement is hereby amended, effective as of the date hereof, as follows:

(a) The following definitions are hereby added to Article I of the Merger Agreement:

“Aggregate ESOP Cash Payment” means each ESOP Cash Payment multiplied by the Number of Exchanged ESOP Shares.

“ESOP Cash Payment” has the meaning set forth in Section 3.8(a).

“Exchanged ESOP Shares” has the meaning set forth in Section 3.8(b).

“Exchanged ESOP Stock Certificates” means the Company Stock Certificates representing the Exchanged ESOP Shares.

(b) The following sentence is hereby added at the end of Section 3.4(b) of the Merger Agreement:

“In the case of ESOP Shares, the exchange procedures set forth in this Section 3.4(b) are subject to the provisions of Section 3.8.”

(c) The following provision is hereby added as Section 3.8 of the Merger Agreement:

“Section 3.8 Treatment of ESOP Shares.

(a) Notwithstanding anything set forth in Article III of this Agreement, prior to the Company Merger Effective Time, each Participant (as such term is defined in the ESOP) shall have the right to elect to receive in respect of each ESOP Share issued and outstanding immediately prior to the Company Merger Effective Time and held in the ESOP account of such Participant, in lieu of the right to receive the Merger Consideration, a cash payment, without interest, (an “ESOP Cash Payment”) equal to the product of:

(i) the Exchange Ratio multiplied by

(ii) the closing price of an Acquiror Share quoted on the NYSE on the day which is the closest trading day immediately preceding the Closing as reported in The Wall Street Journal, whether or not trades occurred on such day.

(b) No later than three (3) days before the Company Merger Effective Time and in accordance with the Exchange Agent Agreement, the ESOP Trustee will notify the Exchange Agent, in writing in the form set forth as Exhibit E to the Exchange Agent Agreement (with a copy in writing to Acquiror), of the number of ESOP Shares that will be exchanged for cash rather than converted into the right to receive the Merger Consideration (such number as identified in such notice, the “Exchanged ESOP Shares”).

(c) Prior to the Company Merger Effective Time, Acquiror shall make available to the Exchange Agent sufficient cash to make the Aggregate ESOP Cash Payment. Acquiror shall cause the Exchange Agent, promptly after the Company Merger Effective Time (and in no event later than five (5) Business Days following the Company Merger Effective Time), to mail to the ESOP Trustee in regards to the Exchanged ESOP Shares, (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Exchanged ESOP Stock Certificates shall pass only upon delivery of the Exchanged ESOP Stock Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as Acquiror and the Company may reasonably specify) and (ii) instructions for completion and use in effecting the surrender of the Exchanged ESOP Stock Certificates in exchange for the Aggregate ESOP Cash Payment. Upon surrender of an Exchanged ESOP Stock Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed in accordance with the instructions contained therein, the ESOP Trustee, on behalf of the applicable Participant, shall be entitled to receive in exchange therefore the ESOP Cash Payment payable thereunder, and the Exchanged ESOP Stock Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 7.8, each Exchanged ESOP Stock Certificate shall be deemed at any time after the Company Merger Effective Time to represent only the right to receive upon such surrender the applicable ESOP Cash Payment provided for in this Section 7.8(a).”

(d) Section 7.8 of the Merger Agreement is deleted and replaced in its entirety by the following provision:

“Section 7.8 ESOP.

(a) Independent ESOP Trustee. Prior to the Closing Date, the Company shall appoint a bank or trust company that is independent of the Company, the Bank and their respective Affiliates to serve as ESOP Trustee (the “Independent ESOP Trustee”). The ESOP Trustee shall take all reasonable action to solicit Participant direction on voting all Company Shares owned by the ESOP Trust. The ESOP Trustee shall vote any and all Company Shares owned by the ESOP pursuant to the terms of the governing documents of the ESOP, the ESOP Trust and applicable Law. Acquiror shall be entitled to review and comment on any materials to be provided to the Participants with respect to such solicitation.

(b) ESOP Amendment and Termination. Prior to the Closing Date, the Company and the Company Board shall take, or cause to be taken, any and all actions, including amendment of the ESOP and, as necessary, the agreement establishing the ESOP Trust and adoption of appropriate resolutions of the Company Board, to provide that: (i) the ESOP shall be terminated the day prior to the Company Merger Effective Time; provided, however, that, unless Acquiror otherwise determines, distributions under the ESOP by reason of such termination shall only be offered to Participants following receipt of a favorable determination letter from the IRS with respect to such termination of the ESOP; (ii) the individual account of each Participant under the ESOP (the “Individual Account”) shall be fully vested and nonforfeitable no later than as of the Company Merger Effective Time; (iii) the ESOP shall, after the Company Merger Effective Time, no longer be designated an “employee stock ownership plan” (as defined in Section 4975 of the Code); (iv) the Company Board shall inform the Participants prior to the Company Merger Effective Time of such actions as required by the governing documents of the ESOP, the ESOP Trust and applicable Law; and (v) unless Acquiror otherwise requests in writing, the ESOP shall be amended to comply with all applicable laws, including any recent changes to the Code. At the Closing, the Company shall provide to

Acquiror (A) executed resolutions of the Company Board authorizing termination of the Plan and, as appropriate, the actions required by the foregoing provisions of this Section 7.8(b) and (B) an executed amendment to the ESOP to provide for (x) compliance with all applicable requirements of the Code so that the tax-qualified status of the ESOP will be maintained at the time of such termination and (y) compliance with the requirements of this Agreement.”

(e) Section 9.3(k) of the Merger Agreement is hereby deleted in its entirety.

ARTICLE II

MISCELLANEOUS

Section 2.1 Full Force and Effect. Except as specifically modified or amended by the terms of this Amendment, the Merger Agreement and all provisions contained therein are, and shall continue, in full force and effect and are hereby ratified and confirmed.

Section 2.2 Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument.

Section 2.3 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 2.4 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by facsimile (upon confirmation of receipt), as follows:

(a)	if to the Company or the Bank, to it at:

1400 Civic Drive

Walnut Creek, California 94596

Attention: Jim Ryan

with a copy (which shall not constitute notice) to:

John H. Sears

Sheppard Mullin LLP

Four Embarcadero Center, 17th Floor

San Francisco, CA 94111

Fax: 415-434-3947

(b)	if to Acquiror, to it at:

First Republic Bank

111 Pine Street

San Francisco, California 94111

Attention: Edward J. Dobranski, Executive Vice President,

General Counsel and Secretary

Fax: 415-362-0743

with a copy (which shall not constitute notice) to:

White & Case LLP

3000 El Camino Real

5 Palo Alto Square, 9th Floor

Palo Alto, California 94306

Attention: Jeffrey Washenko

Fax: 650-213-8158

or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third (3rd) Business Day after the mailing thereof, except for a notice of a change of address, which shall be effective only upon receipt thereof.

Section 2.5 Governing Law. This Amendment and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflict of law rules thereof.

IN WITNESS WHEREOF, each of Acquiror, the Company and the Bank have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above written.

FIRST REPUBLIC BANK

By
Name:	Katherine August De Wilde
Title:	Executive Vice President, Chief Operating Officer

BWC FINANCIAL CORP.

By
Name:	Leland E. Wines
Title:	Chief Financial Officer

BANK OF WALNUT CREEK

By
Name:	Thomas Mantor
Title:	President

Appendix D

Dissenters Rights

CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION CODE

§ 1300. Right to Require Purchase—“Dissenting Shares” and “Dissenting Shareholder” Defined.

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which ‘the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before-the first announcement of the terms of the proposed reorganization or short-form merger„ excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

(b) As used in. this chapter, “dissenting shares” means shares which come within all of the, following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1,303 and 1304; provided, however, that this provisions does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the record holder of dissenting shares and includes a transferee of record.

§ 1301. Demand for Purchase.

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

D-1

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section um was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

§ 1302. Endorsement; of Shares.

Within 30 days; after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefore shall bear a like statement, together with the name of the original dissenting holder of the shares.

§ 1303. Agreed Price—Time for Payment.

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§ 1304. Dissenter’s Action to Enforce Payment.

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine the fair market value of the shares.

D-2

PROXY

BWC FINANCIAL CORP.

Special Meeting of Shareholders - [                    ], 2006

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints JAMES L. RYAN and LELAND WINES, or either of them, with full power of substitution, as attorneys and proxies to vote all shares of Common Stock of BWC FINANCIAL CORP. (the “Company”) which the undersigned is entitled to vote at the Special Meeting of Shareholders of the Company to be held at [_____________________] at [4:00 p.m. Pacific Time on [                    ], 2006 and any postponements, continuations and adjournments thereof, with all powers which the undersigned would possess if personally present, upon and in respect of the proposal set forth below and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless a contrary direction is indicated, this Proxy will be voted “FOR” the proposal set forth below, and in the discretion of the proxy holder on any other matter which may properly come before the Special Meeting, and all, adjournment or postponements of the Special Meeting. If specific instructions are given, this Proxy will be voted in accordance therewith. If you do not submit your proxy or properly instruct your broker to vote your shares and you do not vote in person at the Special Meeting, the effect will be the same as if you voted “AGAINST” the proposal. The undersigned may revoke this Proxy at any time prior to its exercise or may attend the meeting and vote in person.

The Board of Directors recommends a vote “FOR” the proposal. The Board of Directors knows of no other matters that are to be presented at the Special Meeting.

PROPOSAL:    To approve an Agreement and Plan of Merger dated as of May 20, 2006, as amended on August 10, 2006, by and among First Republic Bank, the Company and Bank of Walnut Creek, pursuant to which the Company and Bank of Walnut Creek would be merged with and into First Republic Bank and the transactions contemplated thereby, including the mergers, as more fully described in the accompanying proxy statement.

☐            FOR            ☐            AGAINST            ☐            ABSTAIN

DATED: _______________, 2006	Signature

Print Name

IF THE STOCK IS HELD JOINTLY, BOTH OWNERS MUST SIGN

Signature

Print Name

(Please date and sign exactly as name or names appear on your stock certificate(s). When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full the corporate name by President or other authorized officer. If a partnership, please sign in the partnership name by authorized person. IF THE STOCK IS HELD JOINTLY, BOTH OWNERS MUST SIGN.

Mail or Deliver this Proxy to:

BWC Financial Corp.

Attn: Leland Wines

Bank of Walnut Creek

1400 Civic Drive

Walnut Creek, California 94596

(925) 932-5353